                                                                   EXHIBIT 10.23
                                                                   -------------
                                                                  CONFORMED COPY

                          RECEIVABLES SALE AGREEMENT



                               dated 3 June 1997



                             CMP BATTERIES LIMITED
                           EXIDE (DAGENHAM) LIMITED
                             FULMEN (U.K). LIMITED

                                      and

                           B.I.G. BATTERIES LIMITED
                            collectively, as Seller




                           EXIDE EUROPE FUNDING LTD
                                   as Buyer



                                CITIBANK, N.A.
                              as Operating Agent



                                Clifford Chance
                                    London

CLAUSES                                                            PAGE NOS.


1.  DEFINITIONS AND CONSTRUCTION...................................      1
2.  FACILITY.......................................................     22
3.  CONDITIONS PRECEDENT...........................................     22
4.  PURCHASES......................................................     24
5.  COLLECTIONS AND SETTLEMENT.....................................     25
6.  FEES, COSTS AND STAMP DUTY.....................................     28
7.  PAYMENTS AND COMPUTATIONS, ETC.................................     31
8.  REPRESENTATIONS AND WARRANTIES OF THE SELLER...................     32
9.  AFFIRMATIVE COVENANTS OF THE SELLER............................     36
10. NEGATIVE COVENANTS OF THE SELLER...............................     38
11. REPORTING REQUIREMENTS OF THE SELLER...........................     40
12. COLLECTION AGENT, COLLECTIONS AND BUYER ACCOUNT................     42
13. PROTECTION OF THE BUYER'S RIGHTS...............................     45
14. RESPONSIBILITIES OF THE SELLER.................................     46
15. AGENCY AND INDEMNITIES.........................................     49
16. AMENDMENTS, ETC................................................     52
17. NOTICES........................................................     52
18. NO WAIVER: REMEDIES............................................     53
19. BINDING EFFECT: ASSIGNABILITY..................................     53

20. TERMINATION....................................................     55
21. NO PROCEEDINGS.................................................     55
22. EXECUTION IN COUNTERPARTS: SEVERABILITY........................     56
23. CONFIDENTIALITY................................................     56
24. GOVERNING LAW AND JURISDICTION.................................     56

SCHEDULE 1.........................................................     58
    Offices of the Seller..........................................     58

SCHEDULE 2.........................................................     59
    Form of Admission of Additional Seller.........................     59

SCHEDULE 3.........................................................     62
    Form of Settlement Statement...................................     62

SCHEDULE 4.........................................................     63
    Form of Summary Report.........................................     63

SCHEDULE 5.........................................................     64
    Initial Conditions Precedent...................................     64

SCHEDULE 6.........................................................     66
    Form of Notice of Sale.........................................     66

SCHEDULE 7.........................................................     67
    Form of Contract...............................................     67

SCHEDULE 8 - Part 1................................................     68
    Information to be Provided to Exide Europe.....................     68

SCHEDULE 8 - Part 2................................................     69
    Form of Monthly Summary........................................     69

THIS RECEIVABLES SALE AGREEMENT, dated 3 June 1997, is made among:

(1) CMP BATTERIES LIMITED, a company with its registered office at P.O. Box 1; Salford Road, Over Hulton, Bolton BL5 1DD ("CMP");


(2) FULMEN (U.K.) LIMITED, a company with its registered office at Fulmen House, Eastern Road, Aldershot GUl2 4TD ("Fulmen");


(3) EXIDE (DAGENHAM) LIMITED, a company with its registered office at Chequers Lane, Dagenham, Essex RM9 6PX ("Exide Dagenham");


(4) B.I.G. BATTERIES LIMITED, a company with its registered office at Caldicot Way, Cwymbran, Gwent NP44 lUF ("BIG");


    (all of the above parties are collectively referred to as the "Seller", or where the context requires, are also individually referred to as a "Seller");


(5) EXIDE EUROPE FUNDING LTD, a company with its registered office at 22 Grenville Street, St. Helier, Jersey JE4 8PX, Channel Islands (the "Buyer"); and


(6) CITIBANK, N.A., a United States national banking association acting through its London branch at 336 Strand, London WC2R 1HB (the "Operating Agent").


Preliminary Statements


A. The Seller desires to sell, from time to time, all of its rights and title to and interest in certain of its Receivables, and the Buyer desires to purchase, from time to time, such Receivables from the Seller on or after the Effective Date; and


B. The Operating Agent has been requested and is willing to act as Operating Agent as set out in this Agreement and, in particular, in Clause 15(A), subject to the ability of the Operating Agent to delegate its obligations pursuant to the terms of this Agreement, in particular, Clause 4(G).


NOW, THEREFORE, the parties agree as follows:


1.  DEFINITIONS AND CONSTRUCTION


In this Agreement (including the Preliminary Statements):

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(A) Accounting Terms: All accounting terms not specifically defined in this
    Agreement shall be construed in accordance with generally accepted accounting principles as in effect on the date hereof in England and Wales.


(B) Defined Terms: The following terms shall have the meanings indicated:


"Account Debtor" means a Person obliged to make payment(s) pursuant to a Contract.


"Accounts Receivable Listing" means a list, by invoice number, of all of the Contracts which are shown on the Seller's general ledger as outstanding at the time the list is compiled together with such other information concerning each Contract, and in such format, as the Operating Agent may specify.


"Accounts Receivable Trial Balance" means the Seller's accounts receivable trial balance computer printout, containing a list of Account Debtors together with the aged Outstanding Balance of the Receivables.


"Accruals" means, as of any time, the aggregate amount by which the face value of Purchased Receivables have been reduced by virtue of any prompt payment discounts, accruals for volume rebates, warranty claims by the applicable Account Debtor(s), and other credit notes (including, without limitation, credit notes issued to Account Debtors as a result of disputes, claims and invoicing errors by the Seller).


"Advance Payment" means, at any time, the aggregate amount of any withdrawals from the Buyer Account made by the Seller under Clause 12(C) to the extent they are outstanding and not repaid.


"Adverse Claim" means any claim of ownership, lien, security interest, mortgage, charge, or encumbrance, or other right or claim of any Person.


"Admission of Additional Seller" means an agreement substantially in the form set out in Schedule 2.


"Affiliate" when used with respect to a Person means any other Person controlling, controlled by or under common control with that Person and includes a Subsidiary (as defined below) or a Holding Company (as defined in Section 736 of the Companies Act 1985) of that Person and any other Subsidiary of that Holding Company; provided however, that except in respect of paragraph (2) of the definition of "Eligible Receivable" and Clause 6(A), Persons which are not part of the Exide Group shall not be considered to be Affiliates of any Person which is part of the Exide Group.

"Approved Jurisdiction" means each of (i) England, Wales, Scotland or Northern Ireland or (ii) France, Italy, Germany, Spain, The Netherlands or Belgium, or
(iii) another jurisdiction in respect of which the Seller has obtained as security from the applicable Account Debtor a clear and unconditional demand letter of credit (governed by the Uniform Customs and Practice for Documentary Credits) from a bank whose short-term debt is rated at least A-1 and P-1 by the Rating Agencies, the term of which is in form and substance satisfactory to the Operating Agent (acting reasonably) and the conditions of which are in form and substance satisfactory to the Operating Agent (acting reasonably), and which letter of credit has been fully assigned to the Operating Agent (which assignment shall include full notice to the applicable bank issuing the letter of credit), requiring payment to be made directly to the Operating Agent.


"Available Collections" means, at any time, an amount equal to all Collections credited to the Buyer Account in respect of Purchased Receivables less all accrued Yield and Programme Costs (whether or not incurred or paid by the Buyer) together with any other amounts owing to the Buyer or the Operating Agent under this Agreement.


"Bank Facility Rate" means either: (a) in the event that either Eureka shall not at any time, fund its purchase under the RPA with the issuance of commercial paper, or purchases are being made under the PPA, due solely to an Early Amortisation Event, a per annum rate equal to Dollar LIBOR plus 1.75% and applicable reserve asset costs for a five year facility (as certified by the Operating Agent), or (b) in the event that Eureka shall not at any time fund its purchase under the RPA with the issuance of commercial paper or purchases are being made under the PPA, for any reason other than due to an Early Amortisation Event, a per annum rate equal to Dollar LIBOR plus 0.125% and applicable reserve asset costs for a five year facility (as certified by the Operating Agent).


"Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:


(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate:


(b) the sum (adjusted to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, to the next higher 1/16 of 1 %) of (i) 1/2 of 1% per annum, plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a Programme Business Day, on the next succeeding Programme Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognised standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) three-month Dollar non-personal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring Dollar deposits of Citibank in the United States; and


(c) 1/2 of one per cent per annum above the Federal Funds Rate.


"Buyer Account" means the account in the name of the Buyer with the Collection Account Bank designated as such by the Buyer, or such other account at such bank as the Buyer may utilise for the purposes of this Agreement and designate as the Buyer Account.


"Buyer Entitlement" means, at any time, in respect of the total amount standing to the credit of the Collection Account, the portion thereof attributable to or representing Collections together with interest credited by the Collection Account Bank to such portion.


"Capital" equals, at any time, the Sterling Equivalent of the Seller's Proportionate Share of Programme Capital.


"Citibank" means Citibank, N.A., a national banking association under the laws of the United States of America.


"Collection Account" means in respect of each party comprising the Seller, the trust account set opposite the relevant Seller's name in Schedule 1, under the heading "Collection Account", in each case in the name of the appropriate Seller, established with the Collection Account Bank pursuant to the Trust Account Bank Mandate or such other account or accounts with the Collection Account Bank as may, with the prior written consent of the Operating Agent, be utilised for the purposes of this Agreement and designated as a Collection Account.

"Collection Account Bank" means in respect of each party comprising the Seller, such bank and branch at which the Collection Account is, with the prior written consent of the Operating Agent, maintained from time to time.


"Collection Account Event" shall be deemed to have occurred if Exide Europe fails to maintain a Debt Service Cover Ratio of greater than 1.10 : 1.00.


"Collection Agent" means at any time the Person then authorised pursuant to this Agreement to service, administer and collect Purchased Receivables.


"Collections" means, with respect to any Purchased Receivable, all cash collections received and other cash proceeds of that Purchased Receivable (excluding any cash proceeds arising under any transaction as referred to in Clause 19(C)) and of any Related Security with respect to that Purchased Receivable received.


"Commitment" means the commitment of the Buyer under Clause 2 hereof.


"Concentration Amount" means as of any date, with respect to each Account Debtor, the product of (a) the Concentration Limit applicable to such Account Debtor and (b) the Dollar Equivalent of the Outstanding Balance of Purchased Receivables aggregated among all Origination Agreements.


"Concentration Limit" means, in relation to the aggregate Receivables for each Account Debtor: (a) for any single Account Debtor rated at least A-1 or P-1 or its equivalent by the Rating Agencies, 17%; (b) for any single Account Debtor rated A-2 or P-2 or its equivalent by the Rating Agencies, 8.5%; (c) for any single Account Debtor rated A-3 or P-3 or its equivalent by the Rating Agencies, 5.66%; (d) for any single Account Debtor rated below A-3 or P-3 or not rated on its short term debt, 3.4% (to the extent an Account Debtor does not have a short term rating but has an actual or implied senior long-term debt rating, the applicable percentage will be determined based on equivalent senior long-term debt ratings (as determined by the Operating Agent) for the short term ratings specified above).


"Contract" means a written agreement between the Seller and an Account Debtor pursuant to which the Account Debtor is obliged to pay for goods or services sold or provided by the Seller (including any value added tax in respect thereof) from time to time.


"Country Limit" means the Sterling Equivalent of $32,000,000.


"Credit and Collection Policy" means the Seller's policies, practices and procedures relating to Contracts and Receivables in form and content satisfactory to the Operating Agent in accordance with paragraph (i) of Schedule 5 as modified from time to time with the consent of the Operating Agent.

"Currency Exchange Agreement" means, as of any time, the Currency Exchange Agreement (as that term is defined in the RPA or the PPA, as applicable) that may be entered into by the Buyer from time to time in accordance with the provisions of the RPA or PPA, as applicable.


"Custody Documents" means this Agreement or any Notice of Sale hereunder.


"Debt" means any indebtedness, present or future, actual or contingent in respect of moneys borrowed or raised or any financial accommodation whatever and, without limitation, shall include:


(1) indebtedness under or in respect of a negotiable or other financial instrument, Guarantee, interest, gold or currency exchange, hedge or arrangement of any kind, redeemable share, share the subject of a Guarantee, discounting arrangement, finance lease or hire purchase agreement;


(2) the deferred purchase price (for more than 90 days) of an asset or service; and


(3) any obligation to deliver goods or other property or provide services paid for in advance by a financier or in relation to another financing transaction.


"Debt Service Cover Ratio" means the Debt Service Cover Ratio as that term is defined and calculated pursuant to the Syndicated Facility; provided however, if the Syndicated Facility is terminated for any reason, the definition and calculation of Debt Service Cover Ratio for the purposes of this Agreement will survive such termination.


"Default Ratio" as of any date, is equal to the ratio (expressed as a percentage) for the most recent month for which such ratio is available of (i) aggregate Purchased Receivables that were 91-120 days past due at the end of each such month plus Purchased Receivables that were charged off (or, without duplication, which should have been charged off) as uncollectible during each such month which, if they had not been charged off (or, without duplication, which should have been charged off) would have been less than 90 days past due during such month to (ii) aggregate sales giving rise to Receivables that were generated during the calendar month immediately preceding the commencement of the Loss Horizon preceding such date.


"Defaulted Receivable" means a Receivable:


(1) which, after the original due date, remains unpaid in whole or in part for more than 90 days;


(2) in respect of which the Account Debtor has taken any action, or suffered any event to occur, of the type described in Clause 11(D)(2); or

(3) which has been, or should be, written off or provided for in the Seller's books as uncollectible in accordance with the Credit and Collection Policy.


"Designated Account Debtor" means, at any time, all Account Debtors unless the Operating Agent has advised the Seller that an Account Debtor shall not be considered a Designated Account Debtor.


"Determination Date" means initially, the Effective Date and thereafter, each following Tuesday; provided however, if such day is not a Programme Business Day, the applicable Determination Date shall be the next succeeding Programme Business Day.


"Diluted Receivable" means that portion of any Purchased Receivable which is either (a) reduced or cancelled as a result of (i) any defective or rejected goods or services, or any failure by the Seller to deliver any goods or services or otherwise to perform under the underlying Contract or invoice, or (ii) any change in the terms of or cancellation of any Contract or invoice or any other adjustment by the Seller which reduces the amount payable by the Account Debtor on the related Purchased Receivable or (iii) any set-off in respect of any claim by the Account Debtor on the related Purchased Receivable or (b) subject to any specific dispute, offset, counterclaim or defence whatsoever (except the discharge in bankruptcy of the Account Debtor thereof).


"Dilution Horizon" means, at any time, the estimated weighted average period in days between the issuance of invoices and the related credit note, if any, by the Programme Sellers, as such period is calculated by the Operating Agent from time to time.


"Dilution Horizon Ratio" equals the higher of (a) the Dollar Equivalent of total sales giving rise to Programme Receivables for the Programme Sellers for the past Dilution Horizon divided by the Dollar Equivalent of the outstanding balance of Eligible Receivables (whether or not they are Purchased Receivables) aggregated among all Origination Agreements as of the end of the most recent month and (b) 0.5.


"Dilution Ratio" as of any date, is equal to the ratio (expressed as a percentage) for the most recently ended month of (i) the aggregate amount of Receivables that become Diluted Receivables during each such month to (ii) the aggregate sales giving rise to Receivables that were originated during the preceding month.


"Dilution Volatility Factor" means as of any date, a percentage equal to the product of (i) the amount by which (A) the highest two month average Programme Dilution Ratio during the most recently ended twelve month period exceeds (B) the average of the Programme Dilution Ratios during such twelve month period and
(ii) (A) the highest two month average Programme Dilution Ratio.

during such twelve month period divided by (B) the average of the Programme Dilution Ratios during such twelve month period.


"Discount" means with respect to a Group of Receivables on the relevant Purchase Date the sum of applicable Yield, applicable Programme Costs, applicable Accruals, applicable Reserves and the Stamp Duty Reserve.


"Dollar Equivalent" of any sum in any currency at any time means the amount of Dollars that would be purchased under the Currency Exchange Agreement at the Spot Rate determined for such sum at the most recent Settlement Date.


"Dollars" and the sign "$" each mean the lawful currency of the United States of America.


"Early Amortisation Event" means the first to occur of:


(1) any Originator defaults in the payment on the due date of any payment due and payable by it under or relating to this Agreement or any of the other Relevant Documents and such default continues unremedied for a period of five (5) Local Business Days after the earlier of the Originator becoming aware of such default and the receipt by the Originator of written notice by the Operating Agent requiring the same to be remedied;


(2) subject to Clause 12(D), any Originator defaults in the performance or observance of any of its other covenants and obligations, or breaches any representation or warranty (other than a breach of the representation and warranty in Clause 8(T)), under this Agreement or any of the other Relevant Documents, which in the reasonable opinion of the Operating Agent is materially prejudicial to the interests of the Buyer and/or Eureka and/or the Liquidity Banks and/or the Operating Agent, and such default is not remedied to the satisfaction of the Operating Agent within five Local Business Days of the earlier of the Originator becoming aware of such default and receipt by the Originator of written notice by the Operating Agent requiring the same to be remedied (for the avoidance of doubt, for the purposes of this paragraph (2) if the Originator satisfies its obligations pursuant to Clause 5(D) within such five Local Business Day period, such default or breach shall not be considered to be an Early Amortisation Event);


(3)  an effective resolution is passed for the winding up of any Originator;


(4) any Originator ceases or threatens to cease to carry on its business or ceases to carry on the whole or a substantial part of its business, or stops payment or threatens to stop payment of its debts, (which cessation or threat thereof would, in the opinion of the Operating Agent be likely to materially and adversely affect the Originator's ability to perform its obligations under the Relevant Documents, or any of them) or the Originator becomes unable to pay its debts, or is deemed unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 other than section 123(1)(a) thereof (as that section may be amended, varied or re-enacted), or becomes unable to pay its debts as they fall due, or the value of its assets falls to less than the amount of its liabilities (taking into account for both these purposes its contingent and prospective liabilities) or otherwise becomes insolvent;


(5) Exide Europe ceases at any time to own, directly or indirectly, a minimum of 80% of each class of the outstanding capital stock of any Seller;


(6)  Exide Europe breaches the 1:1 Debt Service Cover Ratio;


(7) any Debt of a member of the Exide Group in excess (in the aggregate) of the Sterling Equivalent of $5,000,000 becoming prematurely due and payable or is placed on demand as a result of an event of default (howsoever described) under the document relating to that Debt;


(8) any sale of Eligible Receivables under this Agreement ceases to create a valid and perfected first priority interest or security interest in such Eligible Receivables;


(9) proceedings are initiated against the Originator in respect of its liquidation, winding-up, administration, insolvency, composition, reorganisation (other than a reorganisation the terms of which have been approved by the Operating Agent and where the Originator is solvent) under any applicable liquidation, administration, insolvency, composition, reorganisation or other similar laws save where such proceedings are being contested in good faith by the Originator, or an administrative or other receiver, servicer or other similar official is appointed in relation to the Originator or in relation to the whole or any substantial part of the undertaking or assets of the Originator or an encumbrancer shall take possession of the whole or any substantial part of the undertaking or assets of the Originator, or a distress or execution or other process shall be levied or enforced upon or sued out against the whole or any substantial part of the undertaking or assets of the Originator and in any of the foregoing cases it shall not be discharged within 15 days;


(10) if the Originator shall initiate or consent to judicial proceedings relating to itself under any applicable liquidation, administration, insolvency, composition, reorganisation or other similar laws or shall make a conveyance or assignment for the benefit of its creditors generally;


(11) for any three month period, the average Default Ratio exceeds 4%;

(12) for any three month period, the average Dilution Ratio exceeds 7%;


(13) for any three month period, the average Loss to Liquidation Ratio exceeds 0.5%;


(14) the Buyer is unable to obtain appropriate funds from its currency swap counterparty under the Currency Exchange Agreement; or


(15) an Early Amortisation Event as that term is defined under the RPA or the PPA, or a Programme Amortisation Event under any other Origination Agreement.


"Effective Date" means the date upon which the initial conditions precedent set forth in Schedule 5 have been satisfied and which has been designated as such by the Operating Agent, which day shall be a Thursday which is a Programme Business Day.


"Eligible Receivable" means a Receivable:


(1) the Account Debtor of which is a corporate body/entity which is (according to the address specified in the related invoice) resident of an Approved Jurisdiction;


(2) the Account Debtor of which is a Designated Account Debtor and is not an Affiliate of any party to this Agreement;


(3) the Account Debtor of which is not the Account Debtor of any Defaulted Receivables the aggregate Outstanding Balance of which equals or exceeds 10% of the aggregate Outstanding Balance of all Receivables of such Account Debtor;


(4) in respect of the Account Debtor of which no delivery or shipment has been cancelled or suspended for credit reasons and no credit line or accommodation has been cancelled or suspended for credit reasons, in either case at any time in the 2 years preceding the date that the invoice relating thereto is despatched;


(5)  which is not a Defaulted Receivable at the date of Purchase;


(6) which, according to the Contract related thereto, is required to be paid in full on a date which falls (i) not earlier than the Purchase Date and (ii) within 90 days in respect of CMP or 120 days in respect of Fulmen, BIG and Exide Dagenham, after the earlier of the original billing date and the date that the invoice relating thereto is despatched;

(7) the Dollar Equivalent of the Outstanding Balance of which, when added to the Dollar Equivalent of the Outstanding Balance (as that term is defined under each Origination Agreement) of all other Purchased Receivables owing by the same Account Debtor or any of its Affiliates under all Origination Agreements, does not exceed the Concentration Amount;


(8)  which is denominated and payable only in Sterling;


(9) which (A) arises, under a form of Contract set out in Schedule 7 (or which otherwise has been duly authorised by the Operating Agent), which is stated to be, and is, governed (for the purposes of the conflict of laws principles of the Approved Jurisdiction in question) by English law and which, together with such Receivable, is in full force and effect and constitutes the legal, valid, binding and enforceable obligation of the Account Debtor, (B) is freely assignable (or if not assignable without the consent of the Account Debtor, such consent has been obtained to the satisfaction of the Operating Agent) and (C) is not subject to any Adverse Claim or dispute, set off, counterclaim or defence whatsoever;


(10) which, together with the Contract related thereto, does not contravene in any material respect any applicable laws, rules or regulations and with respect to which the Seller is not in violation of any such law, rule or regulation in any material respect;


(11) which (A) satisfies all applicable requirements of the Credit and Collection Policy and (B) complies with such other criteria and requirements (other than those relating to the collectability of such Receivable) as the Operating Agent may from time to time specify to the Seller and which are based on a criterion or requirement of any one or more of the Rating Agencies;


(12) which is not subject to withholding taxes on payments from the Account Debtors in respect thereof;


(13) which represents all or part of the sales price in respect of the supply of goods or services in the Approved Jurisdiction in question;


(14) the Account Debtor of which is not a government agency or local authority unless, the Account Debtor of which is considered a separate corporate entity under applicable law that is owned, directly or indirectly by a government agency or local authority;


(15) which has not been prepaid in whole or in part; and

(16) for which all goods and services to which it relates have been delivered and performed, and all requirements of such Contract concerning the nature, amount, quality, condition or delivery of the goods or services, or upon which payment of such Receivable may be dependent, have been fulfilled in all material respects.


"Eureka" means Eureka Securitisation, Plc, a company incorporated under the laws of England and Wales.


"Exide Europe" means Exide Holding Europe, a French societe anonyme.


"Exide Group" means Exide Europe and all of its Subsidiaries.


"Facility Fee" means the Seller's Proportionate Share of 0.30% per annum of the Facility Limit calculated monthly in arrears and applied on each Settlement Date.


"Facility Limit" means $175,000,000.


"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Programme Business Day, for the next preceding Programme Business
Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Programme Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognised standing selected by it.


"Fees Letter" means the Fees Agreement dated as of the date hereof, between, inter alia, the Originator, Exide Funding, Exide Europe and the Operating Agent in respect of the calculation and payment of certain fees.


"Final Payment Date" means the date on which payment is made by the Operating Agent to the Seller pursuant to Clause 5(C).


"Foreign Currency Reserve" as of any Settlement Date will equal 5.5% of the Loss and Dilution Reserve for such Settlement Date, or such other amount as determined by the Operating Agent (and notified in writing to the Seller), acting reasonably (upon the written request of the Seller after any redetermination of the level of the Foreign Currency Reserve, the Operating Agent agrees to provide the Seller with information relating to the basis of such redetermination).

"Group of Receivables" means, at any time, all Receivables purchased or to be purchased by the Buyer on a Purchase Date or, as appropriate, the Group of Receivables specified in a Notice of Sale.


"Guarantee" means any guarantee, indemnity, letter of credit or any other obligation or irrevocable offer (whatever called and of whatever nature):


(1) to pay or to purchase;


(2) to provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets, rights or services, or otherwise) for the payment or discharge of;


(3) to indemnify against the consequences of default in the payment of; or


(4) to be responsible otherwise for,


an obligation or indebtedness of another person, a dividend, distribution, capital or premium on shares, stock or other interests, or the insolvency or financial condition of another person.


"Initial Purchase" means the first Purchase completed under this Agreement.


"Interest Period" means initially, the period commencing on the Effective Date and ending on the following Settlement Date, and thereafter, each period beginning on the day following the last day of the immediately preceding Interest Period and ending on the following Settlement Date; provided however, if such day is not a Programme Business Day, the applicable Interest Period shall end on the next succeeding Programme Business Day.


"Letter of Undertaking" means the Letter of Undertaking given by Exide Europe substantially in the form set out in Schedule 2 to the RPA.


"LIBOR" means the rate per month determined by the Operating Agent to be equal to the arithmetic mean (rounded upwards, if not already such a multiple, to the nearest whole multiple of one-sixteenth of one per cent) of the offered quotations for Dollars which appear on page 3750 of the Telerate screen or, if such page or service shall cease to be available, such other page or such other service (as the case may be) as the Operating Agent may select. If less than two quotations for the relevant rate and the relevant period are displayed and the Operating Agent has not selected an alternative service on which two or more such quotations are displayed "LIBOR" shall mean the Base Rate.

"Liquidity Bank" means any financial institution which may from time to time become a party to the PPA as a Liquidity Bank thereunder.


"Local Business Day" means any day (other than a Saturday or Sunday) on which banks and foreign exchange markets are open for business in London. Where an obligation is expressed in this Agreement to be performed on a Local Business Day and such Local Business Day is not also a Programme Business Day, the applicable Local Business Day shall be the immediately preceding Local Business Day which is also a Programme Business Day.


"Loss and Dilution Reserve" as of any Settlement Date will equal:


[C + YR] x [max(DYN,FLOOR)/1-(max(DYN,FLOOR))]


where:


DYN = [(SF2 x ED) + DVF] x DHR + (SF1 x LR x LHR)

FLOOR = CF + (ED x DHR), with a minimum amount of $12,000,000 where:


C = Programme Capital

YR = Seller's Proportionate Share of Yield Reserve

SF1 = Stress Factor One = 2.25

SF2 = Stress Factor Two = 2.25

ED = Average Programme Dilution Ratio during the preceding 12 months

DVF = Dilution Volatility Factor

DHR = Dilution Horizon Ratio

LHR = Loss Horizon Ratio

CF = Concentration Floor = 17%

LR = Loss Ratio


"Loss Horizon" equals the sum of 90 days plus the Weighted Average Term calculated among all Origination Agreements as of the Settlement Date.


"Loss Horizon Ratio" equals the total sales giving rise to Programme Receivables for the Programme Sellers for the Loss Horizon divided by the outstanding balance of Programme Receivables as of the end of the most recent month.

"Loss Ratio" as of any date equals the highest 3 month average Default Ratio aggregated among all Origination Agreements which has occurred in the 12 months immediately preceding such date.


"Loss to Liquidation Ratio" as of any date, is equal to the ratio (expressed as a percentage) of (i) the Dollar Equivalent of the aggregate outstanding balance of all Receivables that were written off by the Seller during the twelve month period most recently ended prior to such date to (ii) the aggregate amount of such total sales giving rise to Receivables less the Dollar Equivalent of the total Diluted Receivables during such twelve month period.


"Net Receivable Balance" means at any time the excess of (i) the Dollar Equivalent of the aggregate Outstanding Balance of Eligible Receivables (whether or not they are Purchased Receivables) over (ii) the sum of the Overconcentration Amount at such time, plus the aggregate Unapplied Cash at such time.


"Notice of Sale" has the meaning assigned to that term in Clause 4(A).


"Onward Sale Fee" means 0.01% per annum on the average outstanding Capital calculated monthly in arrears and applied on each Settlement Date.


"Origination Agreement" means as of any time each agreement whereby a member of the Exide Group sells trade receivables originated in the ordinary course of business of such member company and which has been designated from time to time as such by the Operating Agent. Until and unless a designation has been made by the Operating Agent to the contrary, the Origination Agreements shall consist of
(i) for the United Kingdom, this Agreement, (ii) for France, the Receivables Subrogation Agreement dated as of the date hereof between CEAC, Compagnie Europeenne d'Accumulateurs S.A. and Batterie Hagen as Originators, Exide Funding as Receivables Purchaser and Citibank as Operating Agent, (iii) for Spain, the Receivables Sale Agreement dated as of the date hereof between Sociedad Espanola del Acumulador Tudor, S.A. as Seller, Exide Funding as Buyer, Tudor Collections Ltd as Agent and Citibank as Operating Agent, (iv) for Italy, (a) the Receivables Purchase Agreement dated as of the date hereof between Societa Industriale Accumulatori s.r.l. and Compagnia Generale Accumulatori S.p.A. as Seller, Archimede Securitisation s.r.l. as Buyer, Citibank (London branch) as Operating Agent and Citibank (Milan branch) as Allocation Agent, and (b) the Onward Sale Agreement dated as of the date hereof between Archimede Securitisation s.r.l. as onward seller, Exide Funding as onward buyer and Citibank as Operating Agent, and (v) for Germany, the German Receivables Sale Agreement dated as of the date hereof between Accumulatorenfabrik Sonnenschein GmbH, Exide Automotive Batterie GmbH and Hagen Batterie AG as Sellers, Exide Funding as Buyer and Citibank as Operating Agent.

"Originator" means each of CMP, Fulmen, Exide Dagenham and BIG, in its capacity as Seller or Collection Agent, as the context may require.


"Outstanding Balance" of any Receivable at any time means the then unpaid face amount thereof (including VAT) (except for purposes of determining the Default Ratio, where the unpaid face amount of any Purchased Receivable which has been, or would be, written off or provided for in the Seller's books as uncollectible in accordance with the Credit and Collection Policy shall be deemed to be zero).


"Overconcentration Amount" means at any time the Dollar Equivalent of the sum of the amounts, if any, by which the Outstanding Balance of Receivables owing by each Account Debtor on such date exceeds the Concentration Amount applicable to such Account Debtor.


"Person" means an individual, partnership, company, body corporate, corporation, trust, unincorporated association, joint venture, government, or governmental body or agency or other entity.


"PPA" means the Parallel Purchase Agreement dated as of the date hereof between the Buyer, the Liquidity Banks (as defined therein) and the Operating Agent.


"Programme" means the revolving sale of trade receivables originated by Exide Holdings Europe S.A. and certain of its subsidiaries and the funding of such revolving sale pursuant to the funding arrangements established in relation to each Origination Agreement.


"Programme Amortisation Event" means an Early Amortisation Event of the type described in paragraphs (1), (2), (3), (4), (6), (7), (9), (10) or (15) of the
definition of "Early Amortisation Event".


"Programme Business Day" means any day (other than a Saturday or Sunday) on which banks and foreign exchange markets are open for business in London, Paris and New York. Where an obligation is expressed in this Agreement to be performed on a Programme Business Day and such Programme Business Day is not also a Local Business Day, such obligation shall be performed on the immediately preceding Local Business Day which is also a Programme Business Day.


"Programme Capital" equals, at any time, total Capital as defined and calculated pursuant to the RPA or the PPA, as applicable.

"Programme Costs" comprise (a) the Onward Sale Fee and (b) the Seller's Proportionate Share of (i) the Facility Fee, (ii) the Investor Fee as defined in the Fees Letter and (iii) the Programme Fee as defined in the Fees Letter.


"Programme Dilution Ratio" as of any date, is equal to the aggregate of the Dilution Ratios calculated among all Origination Agreements.


"Programme Receivables" means the aggregate Dollar Equivalent of Receivables (as that term is defined in each Origination Agreement), aggregated among all Origination Agreements.


"Programme Sellers" means, collectively, all of the Affiliates of Exide Europe designated as Sellers or Originators pursuant to all of the Origination Agreements.


"Proportionate Share" equals, at any time, in respect of the Seller or any party comprising the Seller, the result of the formula: the Dollar Equivalent of all Purchased Receivables from the Seller (or such party, as applicable), divided by the Dollar Equivalent of all Purchased Receivables and Subrogated Receivables (as these terms are used in each applicable Origination Agreement), aggregated among all Origination Agreements.


"Purchase" means a purchase or purported purchase by the Buyer of a Group of Receivables from the Seller pursuant to this Agreement.


"Purchase Date" means the Effective Date and each Settlement Date after the Effective Date occurring before the Termination Date on which there is a Purchase of Receivables by the Buyer as contemplated by this Agreement.


"Purchase Price" means, in respect of a Group of Receivables, an amount in Sterling equal to the Outstanding Balance of the Group of Receivables as at the proposed Purchase Date less the Discount, as calculated by the Operating Agent.


"Purchased Receivable" means a Receivable (whether or not an Eligible Receivable) purchased or purported to be purchased by the Buyer under this Agreement.


"Rating Agencies" means Standard & Poor's Ratings Group, a division of the McGraw-Hill Companies Inc. and Moody's Investors Service, Inc.


"Receivable" means the indebtedness of any Account Debtor under a Contract arising from a sale or contract of sale of merchandise or provision or contract of provision of services by the Seller and representing part or all of the sale price of such merchandise or services and includes the right to payment of any interest or finance charges and other obligations of such Account Debtor with respect thereto.


"Related Security" means with respect to any Receivable all of the Seller's interest in any goods and work in progress (including returned or repossessed goods and work in progress) relating to the sale creating such Receivable, and all insurance policies, security, deposits, guarantees, indemnities, letters of credit, bills of exchange, cheques, other negotiable instruments, warranties, retention of title and other agreements and arrangements not created or made by the Buyer supporting or securing payment of such Receivable.


"Relevant Date" means the earlier of:


(1) the date on which all Capital of all Groups of Receivables is reduced to zero; and


(2) the date on which the Outstanding Balance of all Purchased Receivables is reduced to zero.


"Relevant Documents" means this Agreement, the Trust Account Bank Mandate and the Fees Letter.


"Reserves" means as of any date the Seller's Proportionate Share of the sum of the Loss and Dilution Reserve, the Yield Reserve and the Foreign Currency Reserve.


"RPA" means the Receivables Purchase Agreement dated as of the date hereof between the Buyer, Eureka and the Operating Agent.


"Security Interest" means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.


"Seller" means, collectively, CMP, Fulmen, Exide Dagenham and BIG and any Additional Seller made party to this Agreement in accordance with Clause 19(D), provided that, for the avoidance of doubt, all covenants, indemnities, representations and warranties given or made by any party comprising the Seller pursuant to this Agreement (whether in its capacity as Seller or as Collection Agent) shall be deemed to be given or made jointly and severally by it and the other parties comprising the Seller, and vice versa. Where the context requires, each such party individually shall also be considered to be a "Seller".


"Seller Entitlement" means, at any time, in respect of the total amount standing to the credit of the Collection Account together with interest thereon, the portion thereof which is not attributable to or representing Collections.

"Seller Non-Transaction Account" means in respect of each party comprising the Seller, the account set opposite the relevant Seller's name in Schedule 1, under the heading "Seller Non-Transaction Account", in each case in the name of the appropriate Seller, established with the Collection Account Bank, or such other account at such branch of such bank as the Seller may from time to time specify by written notice to the Collection Account Bank with a copy to the Operating Agent.


"Settlement Date" means initially, the Effective Date and thereafter, each following Thursday; provided however, if such day is not a Programme Business Day which is also a Local Business Day under the Origination Agreement for Italy, the Settlement Date for such week shall be the next succeeding Programme Business Day which is also a Local Business Day under the Origination Agreement for Italy.


"Settlement Period" means any period beginning on (and including) a Settlement Date and ending on (but excluding) the next following Settlement Date.


"Settlement Statement" means a statement, as of any Settlement Date, prepared by the Operating Agent substantially in the form of Schedule 3 showing (amongst other things) the amount of Receivables purchased by the Buyer during the last Settlement Period.


"Spot Rate" means, as of any Settlement Date, the spot rate utilised for the Currency Exchange Agreement as determined for such Settlement Date.


"Stamp Duty" means any stamp duty, stamp duty reserve tax, registration or other transaction or documentary tax (including without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).


"Stamp Duty Account" means the account kept pursuant to Clause 6(D).


"Stamp Duty Reserve" as of any time means 1% of the value of the Outstanding Balance of Purchased Receivables (or such greater or lesser amount that may be required under then-applicable United Kingdom stamp duty legislation).


"Sterling" and the sign "POUND" each mean the lawful currency of the United Kingdom.


"Sterling Equivalent" of any sum and at any time means the amount of Sterling that would be purchased under the Currency Exchange Agreement at the Spot Rate for such sum at such time.

"Subsidiary" means:


(a) a subsidiary within the meaning of Section 736 of the Companies Act 1985, as amended by Section 144 of the Companies Act 1989; and


(b) unless the context otherwise requires, a subsidiary undertaking within the meaning of Section 21 of the Companies Act 1989.


"Summary Report" means a report as of each Determination Date or more frequently if requested by the Operating Agent, substantially in the form of Schedule 4, furnished by the Seller to the Operating Agent pursuant to Clause 11(F).


"Summary Report Date" means each Determination Date or such other dates as the Operating Agent may request.


"Syndicated Facility" means the FF 2,569,000,000 Facilities Agreement dated 30th November 1995 between Compagnie Europeenne d'Accumulateurs S.A., Euro Exide Corporation Limited, Exide Holding Europe and Sociedad Espanola del Acumulador Tudor S.A. as the Lead Borrowers, Bankers Trust International Plc. as Lead Arranger, Bankers Trust Company, Bank of America National Trust and Savings Association, Bank of Montreal and Citibank International Plc. as Underwriters, Bank of America International Limited, Bank of Montreal and Citibank International Plc. as Co-Arrangers, Bankers Trust Company as Agent and Security Agent and the Lenders described therein, as that agreement may be amended or restated from time to time.


"Temporary Adjustment Account" means the sub-account held by the Buyer with Citibank, N.A., London branch, denominated in Sterling and utilised for the purposes set out in Clause 12(D), under the account number 60918971.


"Termination Date" means the earliest to occur of (1) the Programme Business Day designated by the Seller as the Termination Date following 2 Programme Business Days' notice to the Operating Agent, (2) the Termination Date under the RPA or the PPA, (3) an Early Amortisation Event, and (4) 3 June 2002.


"Trust Account Bank Mandate" means an agreement in respect of each Collection Account in form and substance satisfactory to the Operating Agent (as evidenced by its execution thereof), as described in Clause 8(Q).

"Turnover Rate" means, as of any Purchase Date, the average of each of the three most recently ended months outstanding Net Receivable Balance under the RPA or the PPA, as applicable, as of the last day of each such month, over the Dollar Equivalent of the aggregate outstanding balance of Receivables sold by the Sellers and Originators under all Origination Agreements during each such month.


"Unapplied Cash" means as of any date with respect to any Receivable, the aggregate Collections which have not yet been reflected on the books and records of the Originator as a reduction to the Dollar Equivalent of the Outstanding Balance of such Receivable.


"Weighted Average Term" means the weighted average term of all Purchased Receivables, calculated on the basis of the formula: E(original stated payment term of each invoice x amount of such invoice) / Einvoice amount.


"Yield" will be calculated on the first Purchase Date and on each Settlement Date thereafter on the basis of the outstanding Capital as at such dates times the Yield Rate divided by 360 times the number of days elapsed in the relevant Interest Period.


"Yield Rate" will be the cost of commercial paper notes issued by Eureka to fund its purchase of Receivables, plus related dealer commissions and administration costs (such administration costs not to exceed 0.03% of Capital per annum), plus the cost of swapping Dollar proceeds of commercial paper into the currency of the Purchased Receivables, determined by the Operating Agent and expressed as a percentage of Capital. In the event Eureka shall not at any time, fund its purchases under the RPA with the issuance of commercial paper, or if purchases are being made under the PPA, the Yield Rate shall be the Bank Facility Rate.


"Yield Reserve" means as of any Settlement Date, the product of (1) two times the Turnover Rate for such date and (2) the sum of (a) fifty-two times the Yield for such date, divided by 12 (Yield calculated for this purpose using the higher of the Yield Rate and the rate shown in paragraph (a) of the definition of "Bank Facility Rate"); (b) the facility fee of 0.30% per annum of the Facility Limit calculated monthly in arrears and applied on each Settlement Date; (c) the Programme Fee as defined in the Fees Letter; and (d) the product of (i) the Dollar Equivalent of the most recently ended month's outstanding Net Receivable Balance aggregated among all Origination Agreements less the Dollar Equivalent of Defaulted Receivables aggregated among all Origination Agreements and (ii) 0.75% (substitute collection agent reserve) the resulting figure divided by 12.


(C) This Agreement: Any reference to "this Agreement" or any other agreement or document shall, unless the context otherwise requires, include this Agreement or, as the case may be, that other agreement or document as from time to time amended, supplemented or novated, and any document which amends, supplements or novates this Agreement or, as the case may be, that other agreement or document. Any reference to Clauses or paragraphs in this Agreement is, subject to any contrary indication, a reference to a Clause or paragraph in this Agreement.


(D) Origination Agreements: All references in this Agreement to terms defined in the Origination Agreements or to amounts which are aggregated among all Origination Agreements, shall, unless the contrary is indicated, be deemed to refer to the equivalent concepts in the Origination Agreements where the same defined term is not used.


(E)  Headings: Headings shall be ignored in construing this Agreement.


(F) Time: Save where the contrary is indicated, any reference in this Agreement to a time of day (including opening and closing of business hours) shall be construed as a reference to London time.


(G) Time of Essence: Time shall be of the essence in this Agreement and all documents delivered pursuant to the terms of this Agreement, subject to the prior waiver of such timing by the affected party.


2.   FACILITY


In consideration of the covenants contained in this Agreement, the receipt and sufficiency of which is hereby acknowledged, the Buyer hereby offers to commit to purchase from the Seller on each Purchase Date falling on or after the Effective Date, full equitable and beneficial title and ownership in and to certain Receivables on the terms and conditions set out in this Agreement.


3.   CONDITIONS PRECEDENT


(A) To Initial Purchase: The Initial Purchase is subject to the condition precedent that the Operating Agent receive on or before the date of such Initial Purchase the documents and information specified in Schedule 5, each in form and substance satisfactory to the Operating Agent.


(B) To All Purchases: Each Purchase (including the Initial Purchase) is subject to the further following conditions precedent:


     (1) On each Purchase Date the following statements must be true and correct (and the Seller will be deemed to have so certified on such date that):

         (a) the representations and warranties of the Seller contained in this Agreement are true and correct on and as of such day as though made on such day and by reference to the then existing circumstances;


         (b) the Seller has delivered such directors' certificate as may be required by the Operating Agent as to the Seller's solvency;


         (c) after the proposed Purchase the Outstanding Balance of Purchased Receivables would be at least equal to the sum of (i) aggregate outstanding Capital, (ii) applicable Accruals, and (iii) Reserves in relation to outstanding Capital;


         (d) there has been no Early Amortisation Event which has not been waived by the Operating Agent in writing;


         (e) there has been no sale by the Seller of any of its Receivables out of the ordinary course of its business without the prior written consent of the Operating Agent;


         (f) in respect of the Purchase of Receivables whose Account Debtors are resident in France, Italy, Germany, Spain, The Netherlands or Belgium, after the proposed Purchase, Capital in respect of such Purchased Receivables does not exceed 15% of the Capital in respect of all Purchased Receivables; and


         (g) after the proposed Purchase, Capital would not exceed the Country Limit, and Programme Capital would not exceed the Facility Limit.


     (2) On or prior to each Purchase Date the Seller shall have delivered to the Operating Agent an Accounts Receivable Listing.


     (3) On or prior to each Purchase Date the Seller shall have complied with all of its reporting and other obligations under this Agreement, unless any such failure to comply has been waived by the Operating Agent in respect of such Purchase Date.


     (4) The Commitment shall not have been cancelled.


     (5) The Operating Agent has received such other approvals, legal opinions or documents as the Operating Agent may reasonably request.

(C) The Operating Agent shall, as soon as reasonably practicable after submission to it of a form of Contract other than the form set out in
     Schedule 7, notify the Seller as to whether it approves of the form for the purposes of paragraph (9) of the definition of "Eligible Receivable", such approval not to be unreasonably withheld. In considering whether to approve such other form of Contract, the Operating Agent may, as a condition of considering whether to give its approval" take such legal advice as it deems appropriate including, without limitation, advice from English, Scottish or Northern Irish solicitors, and all related costs, charges, and expenses (including without limitation reasonable legal fees, disbursements and VAT thereon) shall be for the account of the Seller.


(D)  The Commitment shall be cancelled:


     (1)  on the Termination Date; or


     (2) if it becomes unlawful in any jurisdiction for the Buyer to give effect to any of its obligations as contemplated by this Agreement to fund or maintain the funding of any Purchase,


     whichever shall first occur.


4.   PURCHASES


(A) Making Purchases: The Seller shall, by 10:00 a.m., London time, on the Determination Date immediately prior to each proposed Purchase Date, deliver to the Buyer a Notice of Sale by facsimile (and shall send the original Notice of Sale to the Operating Agent by ordinary post on the day it is delivered by facsimile) substantially in the form of Schedule 6 ("Notice of Sale") identifying (inter alia) the Purchase Date, the then Outstanding Balance of Receivables (if any) and the Purchase Price for such Receivables computed by the Operating Agent. The computation of the Purchase Price by the Operating Agent shall, in the absence of manifest error, be deemed to be conclusive.


(B) Sale: The delivery of the Notice of Sale by facsimile will constitute notification to the Buyer of the Receivables and the Related Security, designated pursuant to Clause 4(D), which the Buyer is to purchase for the Purchase Price as set out in the Notice of Sale. The Buyer shall, subject to the terms and conditions of this Agreement (including, for the avoidance of doubt, Clause 3) pay in full the Purchase Price, which payment will effect the transfer to the Buyer of full equitable and beneficial title and ownership in and to those Receivables and the Related Security with respect to those Receivables.

(C) Purchase Price: The Buyer shall pay in full the Purchase Price on the Purchase Date in the currency and funds specified in Clause 7(B) to the Seller's account specified in Clause 7(C). If, however, pursuant to Clause 12(C), there is any Advance Payment outstanding then the Buyer will remit to the Seller only that portion of the Purchase Price that exceeds the amount of such Advance Payment and, if the amount of the Advance Payment is equal to or greater than the Purchase Price, the Buyer shall not be required to remit any portion of the Purchase Price to the Seller.


(D) Determination of Purchased Receivables: On or prior to each Purchase Date in respect of which a Notice of Sale is to be delivered, the Seller will identify the Group of Receivables to be offered for purchase by the Buyer on such date in such format as the Operating Agent may specify.


(E) Records: On or prior to each Purchase Date in respect of which a Notice of Sale is to be delivered, the Seller will at the Seller's expense deliver to the Operating Agent (or as the Operating Agent may direct) the Accounts Receivable Trial Balance generated on or in relation to such Purchase Date, identifying the Receivables designated pursuant to Clause 4(D).


(F) Perfection: Subject to Clause 13, each of the Seller and the Buyer will take all such steps and comply with all such formalities as may be required to perfect or more fully to evidence or secure title to the Receivables assigned (or purported to be assigned) pursuant to Clause 4.


(G) Delegation of Powers of Operating Agent: The Operating Agent hereby delegates to the Seller all of its obligations under this Clause 4, which delegation the Seller irrevocably accepts. The Seller shall notify the Operating Agent of all calculations made by it under this Clause 4. The Operating Agent may revoke this delegation in writing at any time.


5.  COLLECTIONS AND SETTLEMENT


(A) Collection of Receivables: (1) On each day the Collection Agent shall as described in Clause 12(B) set aside and hold in trust for the Buyer all Collections of Purchased Receivables on such day, and (2) the Operating Agent shall issue a Settlement Statement to the Seller within two Programme Business Days after each Settlement Date in relation to the Settlement Period which ended on that Settlement Date.


(B) Settlement Procedures prior to Termination Date: Prior to the Termination Date the procedures described in this Clause 5(B) will be applicable:

     (1) On each Purchase Date the Buyer, unless otherwise instructed by the Operating Agent, will set off, against its obligation to pay the Purchase Price of the Group of Receivables to be purchased by the Buyer on such Purchase Date, the amount (if any) of any Advance Payment withdrawn by the Seller from the Buyer Account pursuant to Clause 12(C) and which has not been refunded as of close of business on the Programme Business Day immediately preceding such Purchase Date.


     (2) On each Determination Date the Operating Agent shall calculate:


         (a)  Capital as at the forthcoming Settlement Date; and


         (b) Yield and Programme Costs in respect of the Capital as at the forthcoming Settlement Date.


     (3) On each Settlement Date the Operating Agent shall cause to be paid from the Buyer Account (without prejudice to, and subject always to, the provisions of Clause 12(C) regarding Advance Payments):


         (a) to the Buyer, Yield and Programme Costs in respect of the Interest Period ending on that Settlement Date;


         (b) to the Seller, the Purchase Price (if any) in respect of Purchased Receivables to the extent the Purchase Price is not satisfied by way of set-off pursuant to Clauses 5(B)(1) and 12(C);


         (c) to the Seller, the Proportionate Share of all sums received by the Buyer pursuant to Clause 5(B)(3)(c) of the RPA or the PPA, as applicable, by way of deferred purchase price for the Purchased Receivables; and


         (d) to the Buyer, all amounts standing to the credit of the Buyer Account after payment of the amounts set forth in (a) and (b) above.


(C) Settlement Procedures after Termination Date: On the Termination Date and each day thereafter, the procedures described in this Clause 5(C) will be applicable for all Purchased Receivables:


     (1) On each Programme Business Day, the Operating Agent shall cause to be paid from the Buyer Account to the Buyer all amounts standing to the credit of the Buyer Account.

     (2) If and to the extent that the Buyer receives funds pursuant to Clause 5(C)(2) of the RPA or the PPA, as applicable, the Operating Agent shall cause to be paid from the Buyer Account to the Seller, the Seller's Proportionate Share of such funds, by way of deferred purchase price for all of the Purchased Receivables.


(D)  Adjustments and Allowances:


     (1) If on any day the Outstanding Balance of any Purchased Receivable is either (a) reduced or adjusted as a result of any defective, rejected, repossessed or returned goods or services or any cash discount (whether commercial, financial or otherwise), rebate or other adjustment made by the Seller or any other Person, or (b) reduced or cancelled as a result of a set off or by agreement in respect of any claim by the Account Debtor thereof against the Seller or any other Person (whether such claim arises out of the same or another transaction) (including without limitation any change in the due date for payment of any Purchased Receivable otherwise than with the prior consent of the Operating Agent), the Seller will be deemed to have received on such day a Collection of such Purchased Receivable in the amount of such reduction, adjustment or cancellation and shall credit such amount to the Buyer Account by way of indemnity.


    (2) If on any day any of the representations or warranties in Clause 8 is no longer true with respect to a Purchased Receivable, the Seller will be deemed to have received on such day a Collection of such Purchased Receivable equal to its original Outstanding Balance less any Collections previously received with respect thereto and shall credit to the Buyer Account an amount equal to such deemed Collection by way of indemnity.


    (3) If any Purchased Receivable was not an Eligible Receivable at the time of Purchase, on the date such fact becomes known to the Seller, the Seller will be deemed to have received a Collection of such Purchased Receivable equal to its original Outstanding Balance less any Collections previously received with respect thereto and shall credit to the Buyer Account an amount equal to such deemed collection by way of indemnity.


    (4) If the Seller is not acting as the Collection Agent, it will promptly pay to the Collection Agent the amount of any deemed Collection pursuant to Clause 5(D)(1), (2) or (3) above by way of indemnity.

    (5) If, following any payment in respect of a deemed Collection of a Purchased Receivable pursuant to Clause 5(D)(1), (2), (3) or (4) above, the Buyer shall receive any further Collections in respect of such Purchased Receivable, the Buyer shall (provided no Early Amortisation Event has occurred) pay to the Seller an amount or amounts equal to such further Collections by way of repayment of indemnity.

(E) Application of Collections: Any payment by an Account Debtor in respect of any indebtedness owed by it to the Seller and any credits, defective, rejected, repossessed or returned goods or other non cash items of an Account Debtor will, except as otherwise specified in writing by such Account Debtor or otherwise required by contract or law and unless otherwise instructed by the Operating Agent, be applied as a Collection of Purchased Receivables of such Account Debtor, in the order of the age of such Purchased Receivables, starting with the oldest such Purchased Receivables, to the extent of any amounts then due and payable thereunder before being applied to or in respect of any other indebtedness of such Account Debtor.

6.  FEES, COSTS AND STAMP DUTY

(A) Collection Agent Fees: Until the later of the Termination Date and the Relevant Date, for any period during which the Seller or an Affiliate of the Seller is not the Collection Agent, the Seller will pay the Buyer, upon its demand, a collection fee as determined by the Operating Agent, not exceeding 110% of the fees, costs and expenses, plus value added tax (if applicable), of the substitute Collection Agent incurred in performing such function.

(B) Costs and Expenses: The Seller agrees to pay on demand of the Operating Agent all reasonable costs and expenses incurred by the Operating Agent in connection with the preparation, execution and delivery of this Agreement and the other documents to be delivered pursuant to this Agreement or in connection therewith, such costs and expenses to include, without limitation, the reasonable fees and out-of-pocket expenses of legal advisers (plus VAT thereon) to the Buyer and the Operating Agent with respect thereto and with respect to advising the Buyer and the Operating Agent as to their respective rights and remedies under this Agreement, and all costs and expenses, if any (including legal fees and expenses plus VAT thereon), in connection with the enforcement of this Agreement, the other documents to be delivered pursuant to this Agreement or in connection therewith and the Purchased Receivables. The Buyer and the Operating Agent agree to take reasonable steps, consistent with the protection of their respective interests under this Agreement, to mitigate their costs and expenses in connection with the enforcement of this Agreement, the other documents to be delivered pursuant to this Agreement and the Purchased Receivables.

(C) Duties and Taxes: In addition, the Seller will pay on demand of the Operating Agent any sales, excise, registration and other taxes, duties and fees payable in connection with the execution, delivery, filing or recording of this Agreement or the purchase, assignment or reassignment of Receivables under or pursuant to this Agreement, or the other documents to be delivered under this Agreement or in any way connected with any transaction contemplated by this Agreement. The Seller agrees to indemnify the Operating Agent and the Buyer on demand of the Operating Agent against any liabilities with respect to or resulting from any delay in paying or omission to pay any such taxes, duties or fees.

(D) Stamp Duty Reserve: As of each Settlement Date, the Buyer shall ensure that an amount equal to the Stamp Duty Reserve is on deposit in the sub-account with Citibank, N.A., London branch, denominated in Sterling and utilised for such purpose under the account number 60918971 (the "Stamp Duty Account"). The Buyer covenants that it shall hold the Stamp Duty Account upon trust for itself and the Operating Agent as beneficiaries absolutely, and that funds standing to the credit of the Stamp Duty Account may only be used to pay applicable stamp duty in the United Kingdom in the circumstances described in Clauses 6(E) and (F) or to adjust the amount standing to the credit of the Stamp Duty Account to reflect the required level of the Stamp Duty Reserve as of each Settlement Date.

(E) Liability for Stamp Duty: The Seller agrees with the Buyer and the Operating Agent that if the Seller (or any Affiliate) causes executed originals or counterparts of any of the Custody Documents to be brought into the United Kingdom, or executed originals or counterparts of any of the Custody Documents are brought into the United Kingdom in any of the circumstances contemplated in Clause 6(F), the Seller will pay and hold itself responsible for and will seek no indemnity from the Buyer or the Operating Agent in respect of Stamp Duty, provided always that the Seller shall not pay or be responsible for any penalty or interest on late presentation arising from any failure on the part of the Buyer or the Operating Agent to present any executed original or counterpart of any Custody Document for stamping within 30 days after it has first been brought into the United Kingdom. Each of the parties to this Agreement agrees that, except to the extent that the Seller is liable to pay Stamp Duty in accordance with the foregoing, the liability to pay Stamp Duty in respect of a Custody Document shall be borne by the party which brings, or causes the bringing of, the executed original or counterpart of the relevant Custody Document into the United Kingdom.

(F) Documents not to be brought into United Kingdom: Each of the Buyer and the Operating Agent undertakes that it shall not at any time cause or permit executed originals or counterparts of any of the Custody Documents to be brought into the United Kingdom, except in accordance with the provisions of this Clause 6(F). Nothing in this Agreement shall in any way inhibit or restrict the right of the Seller to bring any executed original or counterpart of any Custody Document into the United Kingdom at any time. Notwithstanding any other provision of this Agreement, the Buyer and the Operating Agent shall be entitled at any time to cause or permit an executed original or counterpart of any of the Custody Documents to be brought into the United
    Kingdom:

    (1) if it is required to do so for the purposes of any judicial, arbitration, regulatory or administrative proceedings in the United Kingdom involving marters which are the subject of the relevant Custody Document, or if, in its reasonable opinion, it is necessary to produce the same as evidence in any of such proceedings and either:

         (a) the judge, arbitrator or other person responsible for the determination of such proceedings has ruled that an executed original or counterpart of any of the Custody Documents must be brought into the United Kingdom (provided that if an appeal against the ruling is permissible and the Seller so requests, and on the condition that the Seller indemnifies either the Buyer or the Operating Agent, as the case may be, to its respective satisfaction on an after-tax basis for all costs involved in such an appeal, the Buyer or the Operating Agent, as the case may be, will pursue such an appeal pending which neither the Buyer nor the Operating Agent, as the case may be, will cause an executed original or counterpart of any of the Custody Documents to be brought into the United Kingdom); or

         (b) the rules governing the conduct of such proceedings provide that a certified unstamped copy of the relevant Custody Document, or any other form of evidence of the matters which are subject of such proceedings cannot be produced as adequate evidence of the purposes of such proceedings; or

    (2) if it is required to do so for the purpose of the determination by any tax authority or court or tribunal or its liability to taxation (other than Stamp Duty); or

    (3) if as a result of a change in applicable law or the interpretation of such law by any court or tribunal or a change in the published practice of any governmental authority, or in any published extra-statutory concession, an executed original or counterpart of any of the Custody Documents is required to be brought in to the United Kingdom or a liability to Stamp Duty in respect thereof shall otherwise arise; or

    (4) if it is at any time required by any law or the published practice of any governmental authority, central bank, regulatory authority, taxation authority or comparable authority; or

    (5)  on the occurrence of an Early Amortisation Event,

    provided however that on the occurrence of any of the events set out in paragraphs 6(F)(1), (2) or (3) above, any relevant party, as the case may be, shall notify the Seller and the other parties hereto forthwith giving reasonable details of the relevant event, and shall to the extent that such action does not materially prejudice its business or tax affairs or the business or tax affairs of the Operating Agent and/or Eureka and/or the Liquidity Banks, use reasonable endeavours to resist the relevant requirement, failing which and after having used such reasonable endeavours it shall not cause or permit such counterpart or executed original to be brought into the United Kingdom until the expiry of five Local Business Days after such notification to the Seller and the other parties hereto, unless required to do so within such time. The Seller shall provide an indemnity, on an after-tax basis, for reasonable costs or expenses incurred by either the Buyer or the Operating Agent in resisting or determining whether it can resist any of the events set out in paragraphs 6(F)(1), (2) and (3) above.

(G) Default Interest: The Seller shall pay to the Operating Agent or, as the case may be, the Buyer interest (as well after as before judgment) on all amounts not paid or repaid when due under this Agreement at 2% per annum above the Base Rate payable on demand of the Operating Agent.

(H) Computations: All computations of interest and fees shall be made on the basis of a year of 360 days for any currency other than Sterling and 365 days in the case of Sterling for the actual number of days (including the first but excluding the last day) elapsed.

(I) Computation of Time Periods: Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

7.  PAYMENTS AND COMPUTATIONS, ETC.

(A) Mechanics: All amounts to be paid to or deposited with the Operating Agent for its own account or for the account of the Buyer by the Seller and/or the Collection Agent under this Agreement shall be paid or deposited no later than 12:00 noon (local time in the place of payment) on the day when due in immediately available same day funds to the relevant account specified below.

(B) Currency: All amounts payable by the Seller under this Agreement to the Operating Agent for its own account or for the account of the Buyer shall be paid in Sterling. The Purchase Price amounts payable by the Buyer under this Agreement shall be paid in Sterling.

(C) Accounts: Any amounts payable under this Agreement shall be remitted to the following accounts:

    (1)  if to the Seller, the appropriate Seller Non-Transaction Account;

    (2) if to the Buyer (otherwise than to the Buyer Account), Account No. 8319774 (Sort Code 18-50-08) with Citibank, 336 Strand, London WC2R 1HB; and

    (3) if to the Operating Agent for its own account, Account No. 83267 (Sort Code 18-50-08) with Citibank, 336 Strand, London WC2R 1HB.

(D) Grossing Up: To the fullest extent permitted by law, the Seller will make all payments under this Agreement regardless of any defence or counterclaim. Further, if the Seller, in its individual capacity or as Collection Agent, is compelled by law to make any deductions or withholdings from any payments pursuant to this Agreement, including, without limitation, payments in respect of Receivables or Collections, the Seller will pay such additional amounts as may be necessary in order that the net amount received by the Operating Agent or the Buyer after such deductions or withholdings (including any required deduction or withholding on such additional amounts) will equal the amount that the Operating Agent or the Buyer (as appropriate) would have received had no such deductions or withholdings been made. The Seller will provide the Operating Agent with evidence satisfactory to the Operating Agent that it has paid such deductions or withholdings.

(E) Appropriation of Payments: Regardless of any appropriation by the Seller or the Collection Agent, the Operating Agent shall determine the appropriation of any payment to it for the account of the Buyer to any amount to be paid to or deposited with it for the account of the Buyer by the Seller and/or the Collection Agent under this Agreement.

8.  REPRESENTATIONS AND WARRANTIES OF THE SELLER

    Each Seller represents and warrants, as of the Effective Date, as follows:

    (A) Incorporation: Each Seller and Exide Europe is a company duly incorporated and validly existing under the laws of its jurisdiction of incorporation or organisation.

    (B) Seller Power and Authority: Each Seller has full power and authority to effect, and has taken all necessary action to authorise, the execution, delivery and performance by it of this Agreement and all other instruments and documents to be delivered under this Agreement, and the transactions contemplated by this Agreement.

    (C) Exide Europe Power and Authority: Exide Europe has full power and authority to effect, and has taken all necessary action to authorise, the execution, delivery and performance by it of the Letter of Undertaking and all other instruments or documents to be delivered under the Letter of Undertaking, and the transactions contemplated by the Letter of Undertaking.

    (D) Non-Violation: The execution, delivery and performance by each Seller of this Agreement and all other instruments and documents to be delivered pursuant to this Agreement and all transactions contemplated by this Agreement, and the execution, delivery and performance by Exide Europe of the Letter of Undertaking and all transactions contemplated thereby:

         (1) do not contravene (a) any Seller's or Exide Europe's memorandum or articles of association (or analogous constitutive documents), (b) any law, rule or regulation applicable to any Seller or Exide Europe, (c) any material contractual restriction contained in any agreement or instrument binding on or affecting any party comprising the Seller or its assets or Exide Europe or Exide Europe's assets, or (d) any order, writ, judgment, award, injunction or decree binding on or affecting the Seller, or any of the Seller's assets or Exide Europe or Exide Europe's assets;

         (2) do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of the Seller's or Exide Europe's assets or undertaking; and

         (3) will not constitute a breach of, nor give rise to any actual or potential event of default under, any Debt of any member of the Exide Group, or under any document relating to such Debt.

    (E) Consents: No consent, authorisation, approval, notice or filing is required (or, if required, which has not been obtained on a timely basis) for the due execution, delivery or performance by each Seller of this Agreement or any other document to be delivered in connection with this Agreement or for the transactions contemplated by this Agreement or for the due execution, delivery or performance by Exide

         Europe of the Letter of Undertaking or any other document to be delivered in connection with the Letter of Undertaking or for the transactions contemplated by the Letter of Undertaking.

    (F) Obligations Binding: (1) This Agreement constitutes the legal, valid, binding and enforceable obligation of each Seller; and (2) the Letter of Undertaking constitutes the legal, valid, binding and enforceable obligation of Exide Europe.

    (G) Accounts: The most recent audited annual accounts of each Seller and Exide Europe, copies of which have been furnished to the Operating Agent, present a true and fair view of the financial condition of the Seller and its consolidated Subsidiaries (if any) or Exide Europe, as applicable, as at that date and the results of the operations of the Seller and those subsidiaries, or Exide Europe, as applicable, for the period ended on that date, all in accordance with generally accepted accounting principles consistently applied.

    (H) No Material Adverse Change to Seller: Since (i) 31 March 1996 in the case of BIG, CMP and Exide Dagenham, and (ii) 31 December 1994 in the case of Fulmen, being the date of the Seller's most recent audited annual accounts, there has been no change in the business or financial condition of the Seller which may materially adversely affect the ability of the Seller to perform its obligations under this Agreement.

    (I) No Material Adverse Change to Exide Group: Since 31 March 1996, being the date of the Exide Group's most recent audited consolidated annual accounts, there has been no change in the business or financial condition of the Group which is reasonably likely to materially adversely affect the ability of Exide Europe to perform its obligations under the Letter of Undertaking.

    (J) No Litigation: There are no actions, suits or proceedings current or pending, or to the knowledge of the Seller threatened, against or affecting any Seller or their Subsidiaries (if any) or any of their respective assets, or Exide Europe or Exide Europe's assets, in any court, or before any arbitrator of any kind, or before or by any governmental body, which may materially adversely affect the financial condition of any Seller and their Subsidiaries taken as a whole or Exide Europe, or materially adversely affect the ability of the Seller to perform its obligations under this Agreement or the ability of Exide Europe to perform its obligations under the Letter of Undertaking.

    (K) No Default: No Seller nor any of their Affiliates, nor Exide Europe, are in default with respect to any order of any court, arbitrator or governmental body, excluding defaults with respect to orders of governmental agencies which are not material to the business or operations of any Seller or any of their Affiliates, or Exide Europe, and would not materially adversely affect the ability of the Seller to perform its obligations under this Agreement or the ability of Exide Europe to perform its obligations under the Letter of Undertaking.

    (L) No Adverse Claim: Each Receivable will, together with the Contract related thereto, at all times be owned by the Seller free and clear of any Adverse Claim except as provided in this Agreement (for the purpose of this representation and warranty in respect of BIG, the Seller is relying upon the consent letter referred to in paragraph (n) of
         Schedule 5), and upon each Purchase the Buyer will acquire full equitable and beneficial title and ownership to and of each Purchased Receivable, the Collections and the Related Security then existing or thereafter arising free and clear of any Adverse Claim except as provided in this Agreement.

    (M) Performance of Contracts: All goods and services to which each Purchased Receivable relates have been delivered and performed, and all requirements of such Contract concerning the nature, amount, quality, condition or delivery of the goods or services, or upon which payment of the Purchased Receivable may be dependent, have been fulfilled in all material respects.

    (N) Information: None of the information and reports (including but not limited to each portfolio profile and each Summary Report) furnished or to be furnished (whether by way of computerised data or otherwise) by the Seller (in its individual capacity or as Collection Agent) or Exide Europe, to the Operating Agent or Exide Europe, as applicable, is inaccurate in any material respect (except as otherwise disclosed to the Operating Agent at the time of delivery) as of the date so furnished, or contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

    (O) Place of Business: The principal place of business and registered office of the Seller is as set forth in Schedule 1 or at such other location(s) approved by the Operating Agent (such approval not to be unreasonably withheld or delayed).

    (P) Location of Books: The offices where the Seller keeps all its books, records and documents evidencing Receivables or the related Contracts are at the locations set forth in Schedule 1 or at such other location(s) approved by the Operating Agent (such approval not to be unreasonably withheld or delayed).

    (Q) Location of Bank Accounts: The bank accounts to which the Seller has directed the Account Debtors to remit payments for the Receivables are the Collection Accounts (or such other account(s) at such location(s) as may have been previously approved by the Operating Agent and in relation to each of which a Trust Account Bank Mandate has been (or will be as of the Effective Date) duly executed by the Seller (in its individual capacity and/or as Collection Agent) and delivered to the Operating Agent) and in respect of which the relevant hank has acknowledged the Trust Commencement (as that term is defined in the Trust Account Bank Mandate) and has agreed, in relation to the Buyer Entitlement, not to exercise any right of set-off, net-off, combination or consolidation of accounts or counterclaim whatsoever.

    (R) No Winding-Up: No step has been taken or is intended by any Seller or, so far as it is aware, by any other Person for any Seller's winding-up, liquidation, dissolution, administration, merger or consolidation or for the appointment of a receiver or administrator of the Seller or all or any of its assets.

    (S) No Breach: There has been no breach by any Seller of any of its obligations under the Relevant Documents or by Exide Europe of any of its obligations under the Letter of Undertaking.

    (T) Eligibility: Each Receivable the subject of a Notice of Sale is an Eligible Receivable as at the time of Purchase.

    Each Seller further represents and warrants that the representations and warranties in this Clause 8 shall be true and correct on and as of each Purchase Date as though made on each such date and by reference to the then-existing circumstances.

9.  AFFIRMATIVE COVENANTS OF THE SELLER

    Until the later of the Termination Date and the Relevant Date, the Seller will, unless the Operating Agent otherwise consents:

    (A) Compliance with Law: Comply in all material respects with all applicable laws, rules, regulations and orders binding on it, its business and assets and all Receivables and related Contracts, except where non-compliance would not have, and would not be reasonably likely to have, a material adverse effect on its ability to perform its obligations hereunder.

    (B)  Maintain Existence: Preserve and maintain its corporate existence.

    (C) Access: Upon reasonable prior notice, permit the Operating Agent, or its agents or representatives, to visit the offices of the Seller during normal office hours and examine and make and take away copies of all books, records and documents relating to the Receivables and to discuss matters relating to the Receivables or the Seller's performance hereunder with any of the officers or employees of the Seller having knowledge of such matters and co-operate in the reconstruction of the Accounts Receivable Trial Balance pursuant to Clause 13(C).

    (D) Maintain Records: Maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records in the event of their destruction), and keep and maintain, all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the identification on each Purchase Date of each new Purchased Receivable and the daily identification of all Collections of and adjustments to each existing Purchased Receivable).

    (E) Perform Contracts: Timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts relating to the Purchased Receivables.

    (F) Priority: Ensure that at all times the claims against it under this Agreement rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency or other similar laws of general application.

    (G) Credit and Collection Policy: Comply in all material respects with its Credit and Collection Policy with respect to each Receivable purchased or to be offered for purchase pursuant to this Agreement and the related Contract.

    (H) Value Added Tax: Make all relevant value added tax or other applicable tax payments in respect of supplies of goods or services pursuant to a Contract or which otherwise relate to Purchased Receivables, and pay all value added tax (if any) payable in respect of any value added tax supply made, or input value added tax suffered, by the Buyer, the Operating Agent or any of the Operating Agent's Affiliates with respect to supplies of goods or services by the Seller pursuant to a Contract or which otherwise relates to Purchased Receivables.


    (I) Collections: If the Seller is not acting as Collection Agent, (1) give all reasonable assistance (including the provision of information) to any third party replacing the Seller as Collection Agent in accordance with the provisions of this Agreement, and (2) remit any Collections on Purchased Receivables to the Collection Agent within one Local Business Day after the receipt or deemed receipt thereof.


    (J) Bank Accounts: Pay or cause to be paid all Collections of Receivables directly into the bank account or accounts referred to in Clause 8(Q) or such other account(s) approved by the Operating Agent.


    (K) Audit Costs: The Seller shall pay the reasonable fees and expenses for one audit by the Operating Agent in each financial year of the Seller, plus the costs of one additional audit to be conducted within 4 months after the execution of this Agreement. Except for such additional audit, any further additional audit(s) that may be required by the Operating Agent during any such financial year shall be for the Operating Agent's own account.


    (L) Provision of Information to Exide Europe: The Seller shall promptly provide Exide Europe with computerised information regarding the Purchased Receivables on the dates shown, and containing the information set forth in Schedule 8, and all such different or other information as the Operating Agent may reasonably determine from time to time to properly allow Exide Europe and/or the Operating Agent to identify all required information in respect of Account Debtors and Receivables.


10. NEGATIVE COVENANTS OF THE SELLER


    Until the later of the Termination Date and the Relevant Date, no Seller will, without the consent of the Operating Agent:

(A) No Disposal of Receivables: Except as otherwise provided herein, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Receivable purchased or to be-offered for purchase under this Agreement or the related Contract, or assign any right to receive income in respect thereof.


(B) No Transfer of Business: No Seller shall transfer all or substantially all of its assets and undertaking to any person without the prior written consent of the Operating Agent, such consent not to be unreasonably withheld, unless such transfer would have no adverse effect on the ability of the Seller to collect and sell Receivables as contemplated by this Agreement.


(C) No Security Interest over Receivables: (a) The Seller shall not create or permit to subsist any Security Interest on any of its Receivables, and (b) If the Seller creates or permits to subsist any Security Interest on any of its Receivables contrary to (a) above, all the obligations of the Seller under this Agreement shall automatically and immediately be secured upon the same assets, ranking at least pari passu with the other obligations secured on those assets.


(D) No Amendment to Receivables: Extend, amend or otherwise modify the terms of any Purchased Receivable, or amend, modify or waive any term or condition of any Contract related thereto, or commence or settle any legal action to enforce collection of any Purchased Receivable.


(E) No Change to Credit and Collection Policy: Make any change in the character of its business or in the Credit and Collection Policy, which change would or might, in either case, materially impair the collectability of any Receivable purchased or to be offered for purchase under this Agreement or the enforcement of any related Contract against the Account Debtor or the operation of this Agreement without the prior written consent of the Operating Agent.


(F) Cross Indemnity: The Seller shall not amend or otherwise change the Deed of Cross-Indemnity dated as of the date hereof between Exide Europe and the Programme Sellers, except in respect of amendments or changes of a purely technical or immaterial nature which do not affect either: (i) the title of the Buyer to the Receivables assigned (or purported to be assigned) pursuant to Clause 4 or (ii) the effectiveness of the assignment (or purported assignment) pursuant to Clause 4.

11. REPORTING REQUIREMENTS OF THE SELLER

    Until the later of the Termination Date and the Relevant Date, the Seller will, unless the Operating Agent otherwise consents, furnish to the Operating Agent:


    (A) Annual Accounts of Seller: As soon as available and in any event within 180 days after the end of each of the Seller's financial years, a copy of the Seller's annual accounts and (if they are prepared) consolidated accounts in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding financial year.


    (B) Annual Accounts of Exide Europe: As soon as available and in any event within 180 days after the end of each of Exide Europe's financial years, a copy of Exide Europe's annual accounts, prepared (as appropriate) on a consolidated basis in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding financial year, together with the report of an internationally recognised firm of independent auditors.


    (C) Other Financial Information: Upon request of the Operating Agent, such financial information, accounts and records with respect to such Seller or Exide Europe which are relevant to the Programme, as the Operating Agent may from time to time reasonably request.


    (D) Defaults and other Events: Forthwith on becoming aware of any of the events described in (1), (2), (3) or (4) below or any event which, with the giving of notice on lapse of time or both, would constitute one of such events, the statement of the chief financial officer or chief accounting officer of the Seller setting out details of that event and the action which the Seller proposes to take with respect to that event:

         (1) the Seller fails to pay any principal of or premium or interest on any Debt in excess (in the aggregate) of the Sterling Equivalent of $5,000,000, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement on instrument relating to such Debt, or any other default under any agreement or instrument relating to any Debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate or to permit the acceleration of the maturity of such Debt, or any such Debt shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof, or any present or future mortgage, charge or other security interest on or over any assets of the Seller becomes enforceable;


    (2) a resolution is passed or a petition is presented or an order made for the winding up, liquidation, dissolution, merger or consolidation of the Seller (except for the purposes of a bona fide reconstruction or amalgamation with the consent of the Operating Agent), or a petition is presented or an order made for the appointment of an administrator in relation to the Seller on a receiver, administrative receiver or manager is appointed over any part of the assets or undertaking of the Seller or any event analogous, to any of the foregoing occurs (except, in the case where a petition is presented (i) the proceeding is frivolous or vexatious and (ii) the Originator is solvent and is contesting the proceeding in good faith);


    (3)  a Collection Account Event occurs; or


    (4)  an Early Amortisation Event occurs.


(E) Debt Service Cover Ratio: Within 45 days after the end of every Accounting Quarter (as that term is defined under the Syndicated Facility), a report showing the current Debt Service Cover Ratio of Exide Europe.


(F) Summary Report: Promptly, from time to time, such other information, documents, records or reports respecting the Receivables or the condition or operations, financial or otherwise, of the Seller or any of its Affiliates, as the Operating Agent may from time to time reasonably request in order to protect the interests of the Buyer or the Operating Agent, including, prior to 10:00 am, London time, on each Summary Report Date, a Summary Report (with, among other things, the information necessary to determine the Default Ratio).


(G) Account Debtors: Within two calendar weeks after the end of each calendar quarter (or such more frequent time as the Operating Agent may request in writing), the Seller shall deliver to the Operating Agent a current list of all Account Debtors in respect of Purchased Receivables and the addresses of such Account Debtors.

    The obligations of the Seller to deliver reports or similar information to the Buyer pursuant to this Agreement may be delegated by the Seller to Exide Europe, and the performance by Exide Europe of such obligations hereunder shall be deemed to be the performance by the Seller of such obligations; provided however, that the Seller shall remain liable for any non-performance of such obligations.


12. COLLECTION AGENT, COLLECTIONS AND BUYER ACCOUNT


(A) Designation of Collection Agent: The servicing, administering and collection of the Receivables shall be conducted by such Person (the "Collection Agent") so designated from time to time pursuant to this Clause 12(A). Until the Operating Agent gives notice to the Seller of a designation of a new Collection Agent, each applicable Seller in respect of such Seller's Receivables, is designated as, and agrees to perform the duties and obligations of, the Collection Agent pursuant to the terms of this Agreement. The Operating Agent may at any time after the occurrence of an Early Amortisation Event or a Collection Account Event designate as Collection Agent any Person (including itself) to succeed the Seller or any successor Collection Agent, on the condition in each case that any such Person agrees to perform the duties and obligations of the Collection Agent pursuant to the terms of this Agreement. The Collection Agent may, with the prior consent of the Operating Agent, subcontract with any other Person for servicing, administering or collecting the Receivables; provided, however, that the Collection Agent will remain liable for the performance of the duties and obligations of the Collection Agent under this Agreement.


(B) Duties of Collection Agent: The Collection Agent:


    (1) will take or cause to be taken all such actions as may be necessary or advisable to collect each Purchased Receivable, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy and the instructions of the Operating Agent. Each of the Seller and the Buyer hereby appoints the Collection Agent as its agent to enforce its respective rights and interests in and under the Purchased Receivables, the Related Security and the Contracts;


    (2) will deposit in the Collection Account for the account of the Buyer all Collections of Purchased Receivables in accordance with this Agreement and may, unless and until instructed otherwise by the Operating Agent following the occurrence of an Early Amortisation Event or a Collection Account Event, deposit in the Collection Account monies other than Collections. Following the occurrence of a Collection Account Event, or an Early Amortisation Event, the Collection Agent shall segregate all cash, cheques and other instruments received by it from time to time constituting Collections of Purchased Receivables as the Operating Agent may direct and deposit in a bank account designated by the Operating Agent all such cash, cheques and other instruments (together with the Buyer's Entitlement to the Collection Account) as soon as practicable and in any event on the first Local Business Day following receipt by the Collection Agent of such Collections and will give such payment instructions and take such other steps (whether or not contemplated by the Trust Account Bank Mandate) as the Operating Agent may require;


(3) confirms that, in accordance with Trust Account Bank Mandate, the Collection Account Bank has been instructed to make available to the Collection Agent information showing amounts received on each Local Business Day and standing to the credit of the Collection Account as at the close of business on that day;


(4) upon receipt of the information referred to in (3) above the Collection Agent shall, on behalf of the Buyer and the Seller, make all such determinations and calculations as are necessary in order to determine, in respect of amounts standing to the credit of the Collection Account on each Local Business Day, the Buyer Entitlement and the Seller Entitlement respectively, and shall direct the Collection Account Bank, prior to 12:00 noon on each Local Business Day, to transfer to the Buyer Account the Buyer Entitlement;


(5) other than the transfers referred to in paragraph (4) above the Collection Agent shall not, without the prior written consent of the Operating Agent, withdraw funds from the Collection Account or direct the Collection Account Bank to make any transfers from the Collection Account, except for withdrawals on transfers of cleared funds standing to the credit of the Collection Account which represent the Seller Entitlement and provided that any such withdrawal or transfer would not cause the Collection Account to become overdrawn;


(6) may not extend, amend, modify or waive the terms of any Purchased Receivable or amend, modify or waive any term or condition of any Contract related thereto where such extension, amendment, modification or waiver would prejudicially affect such Purchased Receivable, unless the Operating Agent shall have otherwise consented in writing. The Seller shall deliver to the Collection Agent (if other than the Seller) all documents, instruments and records which evidence or relate to the Purchased Receivables which the Operating Agent may reasonably request;

    (7) if other than the Seller, will provide to the Seller all such information as the Seller may require for purposes of the Summary Report and will as soon as practicable following receipt pay to or to the order of the Seller the Collections--of any Receivable which is not a Purchased Receivable;


    (8) if other than the Seller, will as soon as practicable upon demand make available or (if so demanded) deliver to the Seller all documents, instruments and records in its possession which evidence or relate to Receivables of the Seller other than Purchased Receivables, and copies of documents, instruments and records in its possession which evidence or relate to Purchased Receivables which the Operating Agent may reasonably request; and


    (9) if the Operating Agent or its designee, and notwithstanding anything to the contrary contained in this Agreement, shall have no obligation to collect, enforce or take any other action described in this Agreement with respect to any Receivable that is not a Purchased Receivable other than to turn over, make available or deliver to the Seller the Collections and documents with respect to any such Receivable as described in (4) and (5) above.


(C) Advance Payments: The Seller may, from time to time on any Local Business Day prior to the Termination Date unless and until the Operating Agent directs otherwise in the event that there is an Early Amortisation Event or a Collection Account Event, withdraw, by way of advance payment on account of such Purchase Price as will or may be payable to the Seller on the next following Purchase Date, any amount or amounts standing to the credit of the Buyer Account. Any amount so withdrawn (an "Advance Payment") shall be set off pro tanto in accordance with Clause 4(C) against the Buyer's obligation to pay any Purchase Price payable on the next following Purchase Date and, to the extent the amount of the Advance Payment exceeds the amount of the Purchase Price, be refunded by the Seller in full by the transfer of cleared funds to the Buyer Account not later than 12:00 noon on the next following Settlement Date; provided always that any Advance Payment shall be refunded by the Seller by the transfer of cleared funds to the Buyer Account immediately upon the demand of the Operating Agent in the event that there is an Early Amortisation Event or a Collection Account Event. The Seller shall not be obliged to pay interest on any Advance Payment unless and to the extent that it is not refunded as required under this Clause. Any overdue amounts shall bear default interest in accordance with Clause 6(G).


(D) Failure to Report: If there is a failure at any time by the Collection Agent to report and quantify the amount of Collections received or the amounts of any Advance Payments and/or the funds standing to the credit of the Buyer Account in respect of any Settlement Period such that the amounts due by the Seller and the Buyer pursuant to Clauses 4(B) and (C) cannot be accurately determined (in the Operating Agent's reasonable opinion), there will fall due from the Seller to the Buyer on the Settlement Date at the end of such Settlement Period (on account of repayment of Advance Payments) an amount equal to the anticipated Collections in respect of such Settlement Period as determined by the Operating Agent, acting reasonably. For the purposes of this Clause 12(D), it shall be considered reasonable for the Operating Agent to anticipate that all Collections due during such Settlement Period were received by the Collection Agent during such Settlement Period. The Buyer shall deposit such amount into the Temporary Adjustment Account. Upon the Operating Agent becoming satisfied that a proper assessment of the amounts due by way of repayment of Advance Payments has been made, there shall be an adjustment in accordance with such assessment, by way of repayment from the Buyer or (provided no Early Amortisation Event has occurred) by way of further payment by the Seller, as required, and such adjusted sum shall be treated for all purposes under this Agreement as the Collections received during such Settlement Period. Provided that such failure by the Collection Agent does not last longer than two consecutive Settlement Periods and the provisions of this Clause 12(D) are complied with, such failure shall not by itself constitute an Early Amortisation Event.


13. PROTECTION OF THE BUYER'S RIGHTS


(A) Notice of Sale: At any time after the occurrence of an Early Amortisation Event, the Operating Agent may (and the Seller following the Operating Agent's request shall) notify the Account Debtors, or any of them, of Purchased Receivables of the Buyer's ownership of the Purchased Receivables and the Collections of the Purchased Receivables and direct (or cause the Seller to direct) all the Account Debtors of Purchased Receivables, or any of them, that payment of all amounts payable under any such Purchased Receivable be made directly to the Operating Agent or its designee.


(B) Legal Assignment: The Seller shall, if requested by the Operating Agent after the occurrence of an Early Amortisation Event, forthwith execute a legal assignment to the Buyer or the Operating Agent or as the Operating Agent may direct (as determined by the Operating Agent) in such form as the Operating Agent requires of all or any of the Purchased Receivables and the Related Security and the full benefit thereof and will, if so required, give notice thereof to the relevant Account Debtor.


(C) Reconstruction of Accounts Receivable Trial Balance: If at any time the Seller does not (i) generate an Accounts Receivable Trial Balance in relation to any Purchase Date (whether or not it is obliged to do so) or
    (ii) provide the information to Exide Europe enumerated in Clause 9(L), the Operating Agent will have the right to reconstruct that Accounts Receivable

    Trial Balance or such information so that a determination of the Purchased Receivables can be made, and such reconstruction will be conclusive (in the absence of manifest error) for the purposes of determining Purchased Receivables.


(D) Operating Agent's Right to Perform: If the Originator fails to perform any of its agreements or obligations under this Agreement, the Operating Agent may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation.


(E) Power of Attorney: Without prejudice to the provisions of Clauses 13(A) to
    (D), each Originator irrevocably constitutes and appoints the Operating Agent, with full power of substitution, as its true and lawful attorney and agent, with full power and authority in its name or otherwise, and in its place and stead, and for its use and benefit at any time after the occurrence of an Early Amortisation Event to take such action as the Operating Agent may deem necessary or desirable in order to protect the interests of the Buyer, Eureka and/or the Liquidity Banks and/or the Operating Agent and/or to perfect title to any of the Purchased Receivables, or Related Security, including the redirection of mail and the endorsement of drafts, cheques and other payment media, to perform any agreement or obligation of the Originator under or in connection with this Agreement and/or under the Trust Account Bank Mandate(s), and to exercise all other remedies of the Originator under this Agreement or existing at law. In furtherance of the power herein granted, the Originator will assist and co-operate with the Operating Agent and provide such facilities as the Operating Agent may request. The power of attorney hereby granted is given by way of security, is coupled with an interest, and is irrevocable and will extend to and be binding upon the successors and assigns of the Originator.


14. RESPONSIBILITIES OF THE SELLER


    Anything herein to the contrary notwithstanding:


    (A) Perform Contracts: The Seller will perform all its obligations under the Contracts related to the Purchased Receivables to the same extent as if such Purchased Receivables had not been sold pursuant to this Agreement and the exercise by either the Operating Agent or the Buyer of its rights hereunder will not relieve the Seller from such obligations.


    (B) Exoneration of Buyer and Operating Agent: None of the Buyer, Eureka nor the Operating Agent will have any obligation or liability with respect to any Purchased Receivables or related Contracts, nor will the Buyer, Eureka or the Operating Agent be obliged to perform any of the obligations of the Seller thereunder.

(C) Trust: Until the Operating Agent requests otherwise, the Seller will hold in trust for the sole benefit of the Buyer the Contracts and other documentary items relating to the uncollected Purchased Receivables at its address specified in this Agreement. To the extent that the Contracts or other documentary items also relate to Receivables that are not Purchased Receivables, the Seller will hold them in trust for both the Buyer and the Seller to the extent of the respective rights of the Buyer and the Seller therein unless possession thereof is required by the Buyer to enforce its ownership rights. The Seller will deliver such Purchased Receivables, Contracts and documents to the Operating Agent (or as it may direct), if so directed by the Operating Agent following an Early Amortisation Event, and the Operating Agent will make them available to the Seller to the extent that they contain material or information that does not relate to Purchased Receivables and to the extent that the Buyer's interests are not thereby compromised.


(D) Marking: The Seller will mark clearly and unambiguously its ordinary business records, including without limitation its master data processing records, relating to the Purchased Receivables with a legend acceptable to the Operating Agent indicating that such Purchased Receivables are owned by the Buyer. The Seller agrees that from time to time it will promptly execute and deliver all instruments and documents, and take all further action that the Operating Agent may reasonably request in order to perfect (except in so far as perfection may entail notifying the Account Debtors of the Buyer's ownership of the Purchased Receivables and the Collections of the Purchased Receivables, which shall only be undertaken in accordance with Clause 13(A) after an Early Amortisation Event), protect or more fully evidence the Buyer's ownership interest in the Purchased Receivables, the Collections and the Related Security and pending such time will keep an up to date record of all Purchased Receivables.


(E) Third Party Collection Agent: At any time following the designation of a Collection Agent other than the Seller:


    (1) The Seller will, at the Operating Agent's request, (a) assemble all the documents, instruments and other records (including, without limitation, computer tapes and disks) which evidence the Purchased Receivables, and the related Contracts and Related Security, or which are otherwise necessary or desirable to collect such Purchased Receivables, and will make the same available to the Operating Agent at a place selected by the Operating Agent or its designee or (if so requested) deliver the same to the Operating Agent (or as it may direct), and (b) segregate all cash, cheques and other instruments received by it from time to time constituting Collections of

                 Purchased Receivables in a manner acceptable to the Operating Agent and will, promptly upon receipt, remit all such cash, cheques and instruments, duly endorsed or with duly executed instruments of transfer, to the Operating Agent or its designee.


         (2) The Seller authorises the Operating Agent to take any and all steps in the Seller's name and on behalf of the Seller necessary or desirable, in the determination of the Operating Agent, to collect all amounts due under any and all Purchased Receivables, including, without limitation, endorsing the Seller's name on cheques and other instruments representing Collections and enforcing such Purchased Receivables and the related Contracts.


(F) Value Added Tax: For the purpose of ensuring recoupment of any value added tax forming part of a Purchased Receivable:


         (1) all or part of which remains unpaid after the statutory period for purposes of claiming bad debt relief has elapsed; or


         (2) (without prejudice to Clause 5(D)) which or the Outstanding Balance of which is, or would be, reduced, adjusted or cancelled by the Seller and/or any other Person whether as a result of the matters in Clause 5(D) or for any other reason;


         the Seller will use its reasonable endeavours to recover such value added tax (or the appropriate part thereof) from the appropriate tax authorities, as agent and trustee of the Buyer, and promptly remit it to the Buyer and, until so remitted, will hold in trust for the Buyer any dividend received or value added tax recovered by the Seller in respect thereof (and any such dividend or recovery will be and be treated as a Collection). The Seller will make such accounting write-offs and transfers and raise such credit notes as may be necessary or desirable for this purpose, and take all such other steps as may be reasonably requested by the Operating Agent. In particular, the Seller will, at the request of the Operating Agent, accept a re-assignment of any such Purchased Receivable (for a nil consideration) solely for the purpose of facilitating recoupment of such value added tax.

15.      AGENCY AND INDEMNITIES


(A) Agency: In acting under this Agreement the Operating Agent shall have only such duties, obligations and responsibilities as are expressly set out in this Agreement (and such other duties, obligations and responsibilities as are reasonably incidental) and acts solely as agent of Eureka. However, without prejudice to the generality of the foregoing, only the Operating Agent shall be entitled to receive and retain fees and other amounts (including indemnification under this Clause 15) payable to the Operating Agent for its own account.

(B) Indemnities by Seller: The Seller agrees to indemnify the Buyer, the Operating Agent and their respective Affiliates and the Collection Agent from and against any and all damages, losses, claims, liabilities and related reasonable costs and expenses, including attorneys' fees and disbursements together with VAT thereon (all of the foregoing being collectively referred to as "Indemnified Amounts") awarded against or incurred by any of them arising out of or relating to this Agreement or the ownership of Purchased Receivables, excluding, however, (a) such amounts resulting from gross negligence or wilful misconduct on the part of the Person who would otherwise be entitled to claim such indemnification or (b) recourse (except as otherwise specifically provided in this Agreement) for uncollectible Purchased Receivables or for losses arising out of late Collections. Without limiting the foregoing, Indemnified Amounts include amounts relating to or resulting from:


         (1) reliance on any representation or warranty made or deemed made by the Seller under or in connection with this Agreement, or any other information or report delivered by the Seller or the Collection Agent pursuant to this Agreement, which shall have been false or incorrect in any material respect when made or deemed made or delivered (to the extent that such amounts have not already been recovered by the applicable indemnified party pursuant to Clause 5(D));


         (2) the failure by the Seller to comply with any term, provision or covenant contained in this Agreement or with any applicable law, rule or regulation with respect to any Receivable, the related Contract or the Related Security, or the nonconformity of any Receivable or the related Contract or the Related Security with any such applicable law, rule or regulation;


         (3) the failure to vest and maintain vested in the Buyer ownership of each Purchased Receivable, free and clear of any Adverse Claim whether existing at the time of the Purchase of such Receivable or at any time thereafter, excluding any such Adverse Claim created by the Buyer;

         (4) any dispute, claim, offset or defence (other than discharge in bankruptcy or winding up by reason of insolvency or analogous event of the Account Debtor) of the Account Debtor to the payment of any Receivable which is, or is purported to be, a Purchased Receivable (including, without limitation, a defence based on such Receivable or the related Contract not being a legal, valid, binding and enforceable obligation of such Account Debtor), or any other claim resulting from the sale of the goods or services related to such Receivable or the furnishing or failure to furnish such goods or services;


         (5) any failure of the Seller, as Collection Agent or otherwise, to perform its duties or obligations in accordance with the provisions of this Agreement;


         (6) the Buyer, at the request or with the approval of the Seller, contracting for or arranging foreign exchange transactions and/or funding in connection with any anticipated Purchase and such Purchase does not in fact take place as a result of the Seller not delivering a Notice of Sale, the operation of Clause 3(B) or any other provision of this Agreement, or a sale of Receivables not being effected in relation to a Notice of Sale by reason of any event described in Clause 11(D)(l), (2), (3) and (4) or any breach by the Seller (in whatever capacity) of any of its obligations under or in connection with this Agreement;


         (7) any products liability claim, or personal injury or property damage claim, or other similar or related claim or action of whatever sort arising out of or in connection with goods, merchandise or services which are the subject of any Receivable or Contract; and


         (8) the transfer of an ownership interest in any Receivable other than an Eligible Receivable (to the extent that such amounts have not already been recovered by the applicable indemnified party pursuant to Clause 5(D)).


         The Operating Agent will provide the Seller with a certificate or certificates showing in reasonable detail the basis for the calculation of Indemnified Amounts claimed under this Clause 15(B) provided, for the avoidance of doubt, that the provision of such certificate or certificates shall not be a condition for the making of any claim under this Clause 15(B).


 (C) Increased Costs: If the Operating Agent determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) coming into force after the Effective Date affects or would affect the amount of capital required or expected to be maintained by the Buyer, the

         Operating Agent, Citibank or any Person controlling the Buyer, the Operating Agent or Citibank, and the Operating Agent determines that the amount of such capital is increased by or based upon the existence of the Buyer's agreement, in its discretion, to make or maintain purchases under or pursuant to this Agreement and other similar agreements or facilities (or any agreement entered into in accordance with Clause 19(C)), or if the Operating Agent reasonably determines that any amount is to be paid for liquidity agreements by the Buyer on account of capital required or expected to be maintained by the provider thereof, then, upon written demand by the Operating Agent, the Seller shall immediately pay to the Operating Agent for the account of the Buyer or Citibank or, as the case may be, for its own account from to time, additional amounts as specified by the Operating Agent, sufficient to compensate, in light of such circumstances, to the extent that the Operating Agent reasonably determines such increase in capital or, as the case may be, such amount to be allocable to the existence of the Buyer's agreement as referred to above. A certificate as to such amount submitted to the Seller by the Operating Agent shall, in the absence of manifest error, be conclusive and binding for all purposes.


(D) Increased Costs in Respect of Taxation: If the Operating Agent determines that as a result of any change in or in the interpretation of or of the introduction of any law, regulation or regulatory requirement relating to taxation coming into force after the Effective Date, or as a result of any act or omission of the Seller, any of the Buyer, the Operating Agent, Citibank or any Person controlling the Buyer, Citibank or the Operating Agent, incurs or will incur an increased cost in respect of purchase or agreements to purchase made under or pursuant to this Agreement (or any agreement entered into pursuant to Clause 19(C)) other than an increased cost arising solely as a result of a change in the rate of taxation on the overall net income of the relevant indemnified party, the Seller shall immediately pay to the Operating Agent for the account of the Buyer or Citibank or, as the case may be, for its own account from time to time, additional amounts as specified by the Operating Agent, equal to such cost. A certificate as to such amount submitted to the Seller by the Operating Agent shall, in the absence of manifest error, be conclusive and binding for all purposes.


(E) Judgment Currency: Each reference in this Agreement to a specific currency is of the essence. The obligation of the Seller (individually, or as the Collection Agent) in respect of any sum due from it to the Operating Agent or the Buyer under this Agreement will, notwithstanding any judgment in any other currency, or any bankruptcy or winding up by reason of insolvency or analogous event of the Seller, be discharged only to the extent that on the Local Business Day following receipt by the Operating Agent or the Buyer of any sum adjudged or determined to be so due in such other currency, the Operating Agent could in accordance with normal banking procedures purchase the currency specified in this Agreement with such other currency. If the amount of currency so purchased is less than the amount of the specified currency originally due to the Operating Agent or the Buyer, the Seller agrees, as a separate obligation and notwithstanding any such judgment, bankruptcy, winding up or analogous event, to indemnify the Operating Agent and the Buyer against such loss.


 (F) Payment: Any amounts subject to the indemnification provisions of Clause 15(B), (C), (D) or (E) shall be paid by the Seller to the Operating Agent within two Programme Business Days following the Operating Agent's demand therefor.


 (G) After Tax Amount: In the event that any taxing authority seeks to charge to tax any sum paid to the Buyer or the Operating Agent or any of their respective Affiliates as a result of the indemnities or other obligations contained herein, then the amount so payable shall be grossed up by such amount as will ensure that after payment of the tax so charged there shall be left a sum equal to the amount that would otherwise be payable under such indemnity or obligation.


16.      AMENDMENTS, ETC.


 (A) Amendments and Waivers: No amendment or waiver of any provision of this Agreement nor consent to any departure by the Seller therefrom shall in any event be effective unless the same shall be in writing and signed by (1) the Seller, the Buyer and the Operating Agent with respect to an amendment, or (2) the Seller, the Buyer or the Operating Agent, as the case may be, with respect to a waiver or consent by it, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.


 (B) Entire Agreement: This Agreement contains a final and complete integration of all prior expressions by the parties with respect to the subject matter of this Agreement and constitutes the entire agreement among the parties with respect to the subject matter of this Agreement, superseding all prior oral or written understandings.


17.      NOTICES


         All notices and other communications provided for under this Agreement shall, unless otherwise stated in this Agreement, be in writing in the English language (including telex and fax communication) and mailed (first class, postage paid) or delivered to each party at its address set out under its name on the execution pages of this Agreement or at such other telex or fax number or address as may be designated by such party in a written notice to the other parties. All such notices and communications will be effective, (i) in the case of written notice, five days after being deposited in the post, or (ii) in the case of notice by telex, when telexed against receipt of answer back, or (iii) in the case of notice by fax, at the time of transmission unless served on a day which is not a Local Business Day or after 500 pm at the place in which the recipient is located, in which case it will be effective at 9:00 am at the place in which the recipient is located on the following Local Business Day. In each case notice must be addressed as aforesaid.


18.      NO WAIVER: REMEDIES


(A) No Waiver: No failure on the part of the Buyer, the Seller or the Operating Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The remedies in this Agreement are cumulative and not exclusive of any remedies provided by law.

(B) Set Off: Without limiting the provisions of Clause 18(A) the Buyer and the Operating Agent are hereby authorised by the Seller at any time after the Seller is in default of its obligations under this Agreement or an Early Amortisation Event has occurred, and to set off and apply, and/or to instruct Citibank or any of Citibank's Affiliates to set off and apply, any and all deposits at any time held and other indebtedness at any time owing (whether general or special, time or demand, provisional or final and in whatever currency) by the Buyer, the Operating Agent, Citibank or, as the case may be, any such Affiliate to or for the credit or the account of the Seller against any and all of the obligations of the Seller (as such, as Collection Agent, or otherwise), now or hereafter existing under this Agreement, to the Buyer or the Operating Agent or their respective successors and assigns or, as the case may be, now or hereafter due or owing on any account to Citibank or any of Citibank's Affiliates (and for this purpose to convert one currency into another).


19.      BINDING EFFECT: ASSIGNABILITY


(A) Successors and Assigns: This Agreement is binding upon and enures to the benefit of (1) the Seller and its successors and permitted assignees in accordance with Clause 19(B); (2) the Buyer and also in relation to the benefit, but not the burden of this Agreement, each Person to whom the Buyer has for the time being in accordance with Clause 19(C) (2) or (3) granted or assigned (or agreed to grant or assign) all or part of any Purchased Receivable (or any participation or interest, whether proprietary or contractual, in or in respect of all or part of any Purchased Receivable) and/or all or any of its rights, benefits and interest in or under this Agreement and their respective successors and assignees; and (3) Citibank and its successors as Operating Agent (and the terms "Seller", "Buyer" and "Operating Agent" shall be construed accordingly).

(B) The Seller: No Seller may assign any of its rights, benefits or interest in or under this Agreement except with the prior consent of the Operating Agent.


(C) The Buyer: The Buyer may grant or assign all or part of any Purchased Receivable (or any participation or interest, whether proprietary or contractual, in or in respect of all of any part of any Purchased Receivable) and/or all or any of its rights, benefits and interest in or under this Agreement (1) as provided in this Agreement, (2) to Eureka or any Affiliate of Eureka or any vehicle managed by Eureka or an Affiliate of Eureka (3) to Citibank or any Affiliate of Citibank or any vehicle managed by Citibank or an Affiliate of Citibank, or (4) (after first offering to make such grant or assignment on substantially similar terms to the Seller, and the Seller not accepting such offer within 10 Programme Business Days of the date of the offer) to any other Person which engages in the business of purchasing or accepting grants or assignments of, or making loans in respect of, accounts receivable or other debts or intangibles or participations or interests, whether proprietary or contractual, therein or in respect thereof, and has entered into an agreement with the Buyer. Any such grant or assignment as referred to in (2), (3) and (4) above shall be upon such terms and conditions as the parties thereto may mutually agree. Upon the assignment of all or part of any Purchased Receivable, rights, benefits and/or interests from an assignor as described above, the respective assignee receiving such assignment shall have all the rights of such assignor hereunder with respect to such Purchased Receivable (or part thereof), rights, benefits and/or interests. An assignor of any Purchased Receivable (or part thereof), rights, benefits and/or interests under this Agreement will provide notice to the Seller of any such assignment, unless notice is waived by the Seller.


(D) Additional Sellers: The Operating Agent may, in its sole and absolute discretion, at the request of Exide Europe, admit either or both of DETA UK Limited and/or FRIWO Batteries Limited as a Seller under this Agreement (for the purposes of this Clause 19(D), such party or parties shall be referred to as the "Additional Seller"). In addition to the discretion of the Operating Agent, the admission the Additional Seller shall also be subject to the following conditions precedent:


         (1) the Operating Agent receives the documents and information specified in Schedule 5 in respect of the Additional Seller, each in form and substance satisfactory to the Operating Agent;


         (2) the Additional Seller, the Seller and the Buyer have delivered to the Operating Agent a duly completed and executed Admission of Additional Seller in the form attached as Schedule 2 (together with confirmation of due execution and delivery, in form and substance satisfactory to the Operating Agent) and the Operating Agent has indicated its consent by execution of the Admission of Additional Seller; and


         (3) Exide Europe shall have confirmed in writing to the Operating Agent that the Letter of Undertaking shall apply, on the terms stated therein, to all of the obligations of the Additional Seller under the Programme;


         upon which time the Additional Seller shall be deemed to be a party to this Agreement from and after the next Settlement Date subsequent to the execution of the Admission of Additional Seller by the Operating Agent, and the Additional Seller shall be under the same obligations towards each of the other parties to this Agreement as if it had been an original party hereto as a "Seller".


20.      TERMINATION


         This Agreement will create and constitute the continuing obligations of the parties in accordance with its terms, and will remain in full force and effect until such time, after the Termination Date, as all Capital of all Groups of Receivables has been reduced to zero and all Yield, Programme Costs and other fees due under this Agreement or the Fees Letter have been paid; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made by the Seller in or pursuant to this Agreement, the provisions of Clause 21 and the indemnification and payment provisions of this Agreement will be continuing and will survive any termination of this Agreement. The Operating Agent will notify the Rating Agencies promptly upon the occurrence of:


         (A) the Termination Date; and/or


         (B) any material amendment to this Agreement.


21.      NO PROCEEDINGS


(A) Buyer: The Seller and the Operating Agent each hereby agree that they will not institute against the Buyer any bankruptcy, insolvency or similar proceeding so long as any commercial paper issued by Eureka or any of its Affiliates is outstanding or one year plus one day has not elapsed since the last day on which any such commercial paper was outstanding.

(B) Eureka: The Seller, the Buyer and the Operating Agent each hereby agree that they will not institute against Eureka or any of its Affiliates any bankruptcy, insolvency or similar proceeding so long as any commercial paper issued by Eureka or any of its Affiliates is outstanding or one year plus one day has not elapsed since the last day on which any such commercial paper was outstanding.


22.      EXECUTION IN COUNTERPARTS: SEVERABILITY


(A) Counterparts: This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.


(B) Severability: If any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations under this Agreement, or of such provision or obligation in any other jurisdiction, shall not be affected or impaired thereby.


23.      CONFIDENTIALITY


         Unless otherwise required by applicable law or regulation, or as requested by any regulator or tribunal with competent jurisdiction over, or over any business of, the relevant party, each of the parties agrees to maintain the confidentiality of this Agreement in its communications with third parties and otherwise.


24.      GOVERNING LAW AND JURISDICTION


(A) Governing Law: This Agreement is governed by, and shall be construed in accordance with, the laws of England.


(B) Consent to Jurisdiction: The parties hereto hereby irrevocably and for the benefit of each other submit to the jurisdiction of the courts of England in any action or proceeding arising out of or relating to this Agreement, and hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such courts. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defence of an inconvenient forum to the maintenance of such action or proceeding. As an alternative method of service, the Seller and the Buyer also irrevocably consent to the service of any and all process in any such action or proceeding by the delivery of copies of such process to the Seller or the Buyer, as applicable, at the address designated for notices under this Agreement.

         The Seller and the Buyer agree that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing shall affect the right to serve process in any other manner permitted by law. Each of the parties hereto which is not incorporated in England irrevocably appoints the person specified against its signature to accept any service of any process on its behalf and further undertakes to the other parties hereto that it will at all times during the continuance of this Agreement maintain the appointment of some person in England as its agent for the service of process and irrevocably agrees that the service of any writ, notice or other document for the purposes of any suit, action or proceeding in the courts of England shall be duly served upon it if delivered or sent to the address of such appointee (or to such other address in England as that party may notify to the other parties hereto).


IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as a Deed.

                           RECEIVABLES SALE AGREEMENT


                               dated 10 June, 1997




                                         ~
                            SOCIEDAD ESPANOLA DEL
                            ACUMULADOR TUDOR, S.A.
                                    as Seller





                            EXIDE EUROPE FUNDING Ltd.
                                    as Buyer


                              TUDOR COLLECTIONS LTD
                                    as Agent




                                  CITIBANK, NA.
                               as Operating Agent









                                 Clifford Chance
                                     Madrid

CLAUSES                                                                                        PAGE NOS.
 1.      DEFINITIONS AND CONSTRUCTION..........................................................        1

 2.      FACILITY..............................................................................       17

 3.      CONDITIONS PRECEDENT..................................................................       18

 4.      PURCHASES.............................................................................       19

 5.      COLLECTIONS AND SETTLEMENT............................................................       20

 6.      FEES, COSTS AND STAMP DUTY............................................................       22

 7.      PAYMENTS AND COMPUTATIONS, ETC........................................................       23

 8.      REPRESENTATIONS AND WARRANTIES OF THE SELLER..........................................       24

 9.      AFFIRMATIVE COVENANTS OF THE SELLER...................................................       27

10.      NEGATIVE COVENANTS OF THE SELLER......................................................       29

11.      REPORTING REQUIREMENTS OF THE SELLER..................................................       30

12.      COLLECTION AGENT, COLLECTION AND AGENT ACCOUNT........................................       32

13.      PROTECTION OF THE BUYER'S RIGHTS......................................................       34

14.      RESPONSIBILITIES OF THE SELLER........................................................       35

15.      AGENCY AND INDEMNITIES................................................................       37

16.      AMENDMENTS, ETC. .....................................................................       40

17.      NOTICES...............................................................................       40

18.      NO WAIVER: REMEDIES...................................................................       40

19.      BINDING EFFECT: ASSIGNABILITY.........................................................       41

20.      TERMINATION...........................................................................       42

21.      NO PROCEEDINGS........................................................................       42

22.      EXECUTION IN COUNTERPARTS: SEVERABILITY...............................................       43

23.      CONFIDENTIALITY.......................................................................       43

24.      GOVERNING LAW AND JURISDICTION........................................................       43

SCHEDULE I.....................................................................................       45
         Offices of the Seller.................................................................       45

SCHEDULE 2.....................................................................................       46
         Form of Admission of Additional Seller................................................       46

SCHEDULE 3.....................................................................................       48
         Settlement Statement..................................................................       48

SCHEDULE 4.....................................................................................       51
         Form of Summary Report................................................................       51

SCHEDULE 5.....................................................................................       54
         Initial Conditions Precedent..........................................................       54

SCHEDULE 6.....................................................................................       56
         Form of Notice of Sale................................................................       56

SCHEDULE 7.....................................................................................       57
         Form of Contract......................................................................       57

SCHEDULE 8 - Part 1............................................................................       59
         Information to be Provided to Exide Europe............................................       59

SCHEDULE 8 - Part 2............................................................................       60
         Form of Monthly Summary...............................................................       60

SCHEDULE 9.....................................................................................       61
         Form of Power of Attorney.............................................................       61

EXECUTION PAGES................................................................................       62

THIS RECEIVABLES SALE AGREEMENT, dated 10 June, 1997, is made among:

(1)      SOCIEDAD ESPANOLA DEL ACUMULADOR TUDOR, S.A. ("Tudor") (the "Seller")

(2)      EXIDE EUROPE FUNDING LTD. (the "Buyer"); and

(3) CITIBANK, N.A., a United States national banking association acting through its London branch at 336 Strand, London WC2R 1HB (the "Operating Agent").

(4)      TUDOR COLLECTIONS LTD. (the "Agent")


Preliminary Statements

A. The Seller desires to sell, from time to time, all of its rights and title to and interest in certain of its Receivables, and the Buyer desires to purchase, from time to time, such rights, title to and interest in such Receivables from the Seller on or after the Effective Date; and

B. The Buyer will inter alia, under the RPA, on sell such Receivables to Eureka Securitisation Plc. which will designate the Agent to collect in its own name but on behalf of Eureka the amounts payable by Account Debtors pursuant to a Contract, which has been the object of a sale and purchase in accordance with Preliminary Statement A above, and

C. The Agent will carry out certain duties in respect of the Agent Account as described in this Agreement.

D. The Operating Agent has been requested and is willing to act as Operating Agent as set out in this Agreement and, in particular, in Clause 15(A), subject to the ability of the Operating Agent to delegate its obligations pursuant to the terms of this Agreement, in particular, Clause 4(G).

NOW, THEREFORE, the parties agree as follows:

1.       DEFINITIONS AND CONSTRUCTION

In this Agreement (including the Preliminary Statements):

(A) Accounting Terms: All accounting terms not specifically defined in this Agreement shall be construed in accordance with generally accepted accounting principles as in effect on the date hereof in Spain.

(B)      Defined Terms: The following terms shall have the meanings indicated:

"Account Bank Mandate" means an agreement in respect of the Agent Account in form and substance satisfactory to the Operating Agent (as evidenced by its execution thereof), as described in Clause 8 (Q).

"Account Debtor" means a Person obliged to make payment(s) pursuant to a Contract.

"Accounts Receivable Listing" means a list, by invoice number, of all of the Contracts which are shown on the Seller's general ledger in which payment obligations or other are outstanding at the time the list is compiled together with such other information concerning each Contract, and in such format, as the Operating Agent may specify.

"Accounts Receivable Trial Balance" means the Seller"s accounts receivable trial balance computer printout, containing a list of Account Debtors together with the aged Outstanding Balance of the Receivables.

"Accruals" means, as of any time, the aggregate amount by which the face value of Purchased Receivables have been reduced by virtue of any prompt payment discounts, accruals for volume rebates, warranty claims by the applicable Account Debtor(s), and other credit notes (including, without limitation, credit notes issued to Account Debtors as a result of disputes, claims and invoicing errors by the Seller).

"Advance Payment" means, at any time, the aggregate amount of any withdrawals from the Agent Account made by the Seller under Clause 12(C) to the extent they are outstanding and not repaid.

"Admission of Additional Seller" means an agreement substantially in the form set out in Schedule 2.

"Adverse Claim" means any claim of ownership, lien, security interest, mortgage, charge, or encumbrance, or other right or claim of any Person.

"Affiliate" when used with respect to a Person means any other Person controlling, controlled by or under common control with that Person and includes a Subsidiary (as defined below in its governing law) or a Holding Company of that Person and any other Subsidiary of that Holding Company; provided however that, except in respect of paragraph (2) of the definition of "Eligible Receivable" and Clause 6(A), Persons which are not part of the Exide Group shall not be considered to be Affiliates of any Person which is part of the Exide Group.

"Agent Account" means the account opened by Tudor Collections Ltd. with the Agent Account Bank in the name of Tudor Collections Ltd. but in the interest and on behalf of Eureka and the Liquidity Banks.

"Agent Account Bank" means Banesto acting through its branch at or such other branch or bank at which the Agent Account is, with the prior written consent of the Operating Agent, maintained from time to time.

"Agent Account Event" shall be deemed to have occurred if Exide Europe fails to maintain a Debt Service Cover Ratio of greater than 1.10:1.00.

"Agent Fee" means a fee payable on a year basis to the Agent in respect of maintaining and, to the extent required, operating the Agent Account.

"Approved Jurisdiction" means (i) Spain or (ii) United Kingdom, France, Italy, Germany, The Netherlands or Belgium, or (iii) another jurisdiction in respect of which the Seller has obtained as security from the applicable Account Debtor a clear and unconditional demand letter of credit

(governed by the Uniform Customs and Practice for Documentary Credits) from a bank whose short-term debt is rated at least A-1 and P-1 by the Rating Agencies, the term of which is in form and substance satisfactory to the Operating Agent (acting reasonably) and the conditions of which are in form and substance satisfactory to the Operating Agent (acting reasonably), and which letter of credit has been fully assigned to the Operating Agent (which assignment shall include full notice to the applicable bank issuing the letter of credit), requiring payment to be made directly to the Operating Agent.

"Available Collections" means, at any time, an amount equal to all Collections credited to the Agent Account in respect of Purchased Receivables less all accrued Yield and Programme Costs (whether or not incurred or paid by the Buyer) together with any other amounts owing to the Buyer, the Operating Agent or the Agent under this Agreement.

"Banesto" means Banco Espanol de Credito, S.A., a credit entity incorporated and organised under the laws of Spain acting for the purposes of this Agreement through its branch at Paseo de la Castellana 103, 28046 Madrid.

"Bank Facility Rate" means either: (a) in the event that either Eureka shall not at any time, fund its purchase under the RPA with the issuance of commercial paper, or purchases are being made under the PPA, due solely to an Early Amortisation Event, a per annum rate equal to Dollar LIBOR plus 1.75% and applicable reserve asset costs for a five year facility (as certified by the Operating Agent), or (b) in the event that Eureka shall not at any time fund its purchase under the RPA with the issuance of commercial paper or purchases are being made under the PPA, for any reason other than due to an Early Amortisation Event, a per annum rate equal to Dollar LIBOR plus 0.125% and applicable reserve asset costs for a five year facility (as certified by the Operating Agent).

"Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate;

(b) the sum (adjusted to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, to the next higher 1/16 of 1%) of (i) 1/2 of 1% per annum, plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a Programme Business Day, on the next succeeding Programme Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognised standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) three month Dollar non-personal time deposits in the United States, plus
         (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring Dollar deposits of Citibank in the United States; and

(c)      1/2 of one per cent per annum above the Federal Funds Rate.

"Buyer Entitlement" means, at any time, in respect of the total amount standing to the credit of the Agent Account, the portion thereof attributable to or representing Collections together with interest credited by on the Agent Account to such portion by the Agent Account Bank.

"Capital" equals, at any time, the Peseta Equivalent of the Seller' Proportionate Share of Programme Capital as defined and calculated pursuant to the RPA.

"Citibank" means Citibank, N.A., a national banking association under the laws of the United States of America.

"Collection Agent" means at any time the Person then authorised pursuant to this Agreement to service, administer and collect Purchased Receivables.

"Collections" means, with respect to any Purchased Receivable, all cash collections received and other cash proceeds of that Purchased Receivable (excluding any cash proceeds arising under any transaction as referred to in Clause 19(C)) and of any Related Security with respect to that Purchased Receivable received.

"Commitment" means the commitment of the Buyer under Clause 2 hereof.

"Concentration Amount" means as of any date, with respect to each Account Debtor, the product of (a) the Concentration Limit applicable to such Account Debtor and (b) the Dollar Equivalent of the Outstanding Balance of Purchased Receivables aggregated among all Origination Agreements.

"Concentration Limit" means, in relation to the aggregate Receivables for each Account Debtor: (a) for any single Account Debtor rated at least A-l or P-1 or its equivalent by the Rating Agencies, 17%; (b) for any single Account Debtor rated A-2 or P-2 or its equivalent by the Rating Agencies, 8.5%; (c) for any single Account Debtor rated A-3 or P-3 or its equivalent by the Rating Agencies, 5.66%; (d) for any single Account Debtor rated below A-3 or P-3 or not rated on its short term debt, 3.4% (to the extent an Account Debtor does not have a short term rating but has an actual or implied senior long-term debt rating, the applicable percentage will be determined based on equivalent senior long-term debt ratings (as determined by the Operating Agent) for the short term ratings specified above).

"Contract" means a written agreement between the Seller and an Account Debtor pursuant to which the Account Debtor is obliged to pay for goods or services sold or provided by the Seller (including any value added tax in respect thereof) from time to time.

"Country Limit" means the Peseta Equivalent of $66,000,000.

"Credit and Collection Policy" means the Seller's policies, practices and procedures relating to Contracts and Receivables, in form and context satisfactory to the Operating Agent in accordance with paragraph (i) of Schedule 5 as modified from time to time with the consent of the Operating Agent.

"Currency Exchange Agreement" means, as of any time, the Currency Exchange Agreement (as that term is defined in the RPA or the PPA, as applicable) that may be entered into by the Buyer from time to time in accordance with the provisions of the RPA or PPA, as applicable.

"Debt" means any indebtedness, present or future, actual or contingent in respect of moneys borrowed or raised or any financial accommodation whatever and, without limitation, shall include:

 (1) indebtedness under or in respect of a negotiable or other financial instrument, Guarantee, interest, gold or currency exchange, hedge or arrangement of any kind, redeemable share, share the subject of a Guarantee, discounting arrangement, finance lease or hire purchase agreement;

 (2) the deferred purchase price (for more than 90 days) of an asset or service; and

 (3) any obligation to deliver goods or other property or provide services paid for in advance by a financier or in relation to another financing transaction.

"Default Ratio" as of any date, is equal to the ratio (expressed as a percentage) for the most recent month for which such ratio is available of (i) aggregate Purchased Receivables that were 91-120 days past due at the end of each such month plus Purchased Receivables that were charged off (or, without duplication, which should have been charged off) as uncollectible during each such month which, if they had not been charged off (or, without duplication, which should have been charged off) would have been less than 121 days past due during such month to (ii) aggregate sales giving rise to Receivables that were generated during the calendar month immediately preceding the commencement of the Loss Horizon preceding such date.

"Debt Service Cover Ratio" means the Debt Service Cover Ratio as that term is defined and calculated pursuant to the Syndicated Facility; provided however, if the Syndicated Facility is terminated for any reason, the definition and calculation of Debt Service Cover Ratio for the purposes of this Agreement will survive such termination.

"Defaulted Receivable" means a Receivable:

(1) which, after the original due date, remains unpaid in whole or in part for more than 90 days;

(2) in respect of which the Account Debtor has taken any action, or suffered any event to occur, of the type described in Clause l1(D)(2); or

(3) which has been, or should be, written off or provided for in the Seller's books as uncollectible in accordance with the Credit and Collection Policy.

"Designated Account Debtor" means, at any time, all Account Debtors unless the Operating Agent has advised the Seller that an Account Debtor shall not be considered a Designated Account Debtor.

"Determination Date" means initially, the Effective Date and thereafter, each following Tuesday; provided however, if such day is not a Programme Business Day, the applicable Determination Date shall be the next succeeding Programme Business Day.

"Diluted Receivable" means that portion of any Purchased Receivable which is either (a) reduced or cancelled as a result of (i) any defective or rejected goods or services, or any failure by the Seller to deliver any goods or services or otherwise to perform under the underlying Contract or invoice, or (ii) any change in the terms of or cancellation of any Contract or invoice or any other adjustment by the Seller which reduces the amount payable by the Account Debtor on the related Purchased Receivable or (iii) any set-off in respect of any claim by the Account Debtor on the related Purchased Receivable or (b) subject to any specific dispute, offset, counterclaim or defence whatsoever (except the discharge in bankruptcy of the Account Debtor thereof).

"Dilution Horizon" means, at any time, the estimated weighted average period in days between the issuance of invoices and the related credit note, if any, by the Programme Seller, as such period is calculated by the Operating Agent from time to time.

"Dilution Horizon Ratio" equals the higher of (a) the Dollar Equivalent of total sales giving rise to Programme Receivables for the Programme Seller for the past Dilution Horizon divided by the Dollar Equivalent of the outstanding balance of Eligible Receivables aggregated among all Origination Agreements (whether or not they are Purchased Receivables) as of the end of the most recent month and (b) 0.5.

"Dilution Ratio" as of any date, is equal to the ratio (expressed as a percentage) for the most recently ended month of (i) the aggregate amount of Receivables that become Diluted Receivables during each such month to (ii) the aggregate sales giving rise to Receivables that were originated during the preceding month.

"Dilution Volatility Factor" means as of any date, a percentage equal to the product of (i) the amount by which (A) the highest two month average Programme Dilution Ratio during the most recently ended twelve month period exceeds (B) the average of the Programme Dilution Ratios during such twelve month period and
(ii) (A) the highest two month average Programme Dilution Ratio during such twelve month period divided by (B) the average of the Dilution Ratios during such twelve month period.

"Discount" means with respect to a Group of Receivables on the relevant Purchase Date the sum of applicable Yield and applicable Programme Costs, applicable Accruals, applicable Reserves and the Stamp Duty Reserve.

""Dollar Equivalent" of any sum in any currency at any time means the amount of Dollars that would be purchased under the Currency Exchange Agreement at the Spot Rate determined for such sum at the most recent Settlement Date.

"Dollars" and the sign "$" each mean the lawful currency of the United States of America.

"Early Amoritsation Event" means the first to occur of:

(1) any Originator defaults in the payment on the due date of any payment due and payable by it under or relating to this Agreement or any of the other Relevant Documents and such default continues unremedied for a period of five (5) Local Business Days after the earlier of the Originator becoming aware of such default and the receipt by the Originator of written notice by the Operating Agent requiring the same to be remedied;

(2) subject to Clause 12 (D), any Originator defaults in the performance or observance of any of its other covenants and obligations, or breaches any representation or warranty (other than a breach of the representation and warranty in Clause 8(T)), under this Agreement or any of the other Relevant Documents, which in the reasonable opinion of the Operating Agent is materially prejudicial to the interests of the Buyer and/or Eureka and/or the Liquidity Banks and/or the Operating Agent, and such default is not remedied to the satisfaction of the Operating Agent within five Local Business Days of the earlier of the Originator becoming aware of such default and receipt by the Originator of written notice by the Operating Agent requiring the same to be remedied (for the avoidance of doubt, for the purposes of this paragraph (2), if the Originator satisfies its obligations pursuant to Clause 5 (D) within such five-Local Business Day period, such default or breach shall not be considered to be an Early Amortisation Event);

(3)      an effective resolution is passed for the winding up of any Originator;

(4) any Originator ceases or threatens to cease to carry on its business or ceases to carry on the whole or a substantial part of its business, or stops payment or threatens to stop payment of its debts, (which cessation or threat thereof would, in the opinion of the Operating Agent be likely to materially and adversely affect the Originator's ability to perform its obligations under the Relevant Documents, or any of them) or the Originator becomes unable to pay its debts, or is deemed unable to pay its debts, or becomes unable to pay its debts as they fall due, or the value of its assets falls to less than the amount of its liabilities (taking into account for both these purposes its contingent and prospective liabilities) or otherwise becomes insolvent;

(5) Exide Europe ceases at any time to own, directly or indirectly, a minimum of 80% of the capital stock of the Seller;

(6)      Exide Europe breaches the 1:1 Debt Service Cover Ratio ;

(7) any Debt of a member of the Exide Group in excess (in the aggregate) of the Peseta Equivalent of $5,000,000 becoming prematurely due and payable or is placed on demand as a result of an event of default (howsoever described) under the document relating to that Debt;

(8) any sale of Eligible Receivables under this Agreement ceases to be considered a true sale of such Eligible Receivables;

(9) proceedings are initiated against the Originator in respect of its liquidation, winding-up, administration, insolvency, composition, reorganisation (other than a reorganisation the terms of which have been approved by the Operating Agent and where the Originator is solvent) under any applicable liquidation, administration, insolvency, composition, reorganisation or other similar laws save where such proceedings are being contested in good faith by the Originator, or an administrative or other receiver, servicer or other similar official is appointed in relation to the Originator or in relation to the whole or any substantial part of the undertaking or assets of the Originator or an encumbrancer shall take possession of the whole or any substantial part of the undertaking or assets of the Originator, or a distress or execution or other process shall be levied or enforced upon or sued out against the whole or any substantial part of the undertaking or assets of the Originator and in any of the foregoing cases it shall not be discharged within 15 days;

(10) if the Originator shall initiate or consent to judicial proceedings relating to itself under any applicable liquidation, administration, insolvency, composition, reorganisation or other similar laws or shall make a conveyance or assignment for the benefit of its creditors generally;

(11)     for any three month period, the average Default Ratio exceeds 5 %;

(12)     for any three month period, the average Dilution Ratio exceeds 23 %;

(13) for any three month period, the average Loss to Liquidation Ratio exceeds 0,5 %;

(14) the Buyer is unable to obtain appropriate funds from its currency swap counterparty under the Currency Exchange Agreement; or

(15) an Early Amortisation Event as that term is defined under the RPA or the PPA, or a Programme Amortisation Event under any other Origination Agreement.

"Effective Date" means the date upon which the initial conditions precedent set forth in Schedule 5 have been satisfied and which has been designated as such by the Operating Agent, which day shall be a Thursday which is a Programme Business Day.

"Eligible Receivable" means a Receivable:

(1) the Account Debtor of which is a corporate body/entity which is (according to the address specified in the related invoice) resident of an Approved Jurisdiction;

(2) the Account Debtor of which is a Designated Account Debtor and is not an Affiliate of any party to this Agreement;

(3) the Account Debtor of which is not the Account Debtor of any Defaulted Receivables the aggregate Outstanding Balance of which equals or exceeds 10% of the aggregate Outstanding Balance of all Receivables of such Account Debtor;

(4) in respect of the Account Debtor of which no delivery or shipment has been cancelled or suspended for credit reasons and no credit line or accommodation has been cancelled or suspended for credit reasons, in either case at any time in the 2 years preceding the date that the invoice relating thereto is despatched;

(5)      which is not a Defaulted Receivable at the date of Purchase;

(6) which, according to the Contract related thereto, is required to be paid in full on a date which falls (i) not earlier than the Purchase Date and (ii) within 180 days after the earlier of the original billing date and the date that the invoice relating thereto is despatched;

(7) the Dollar Equivalent of the Outstanding Balance of which, when added to the Dollar Equivalent of the Outstanding Balance (as that term is defined under each Origination Agreement) of all other Purchased Receivables under all Origination Agreements owing by the same Account Debtor or any of its Affiliates under all Origination Agreements, does not exceed the Concentration Amount;

(8)      which is denominated and payable only in pesetas;

(9) which (A) arises under a form of Contract set out in Schedule 7 (or which otherwise has been duly authorised by the Operating Agent), which is stated to be, and is, governed by Spanish law and which, together with such Receivable, is in full force and effect and constitutes the legal, valid, binding and enforceable obligation of the Account Debtor,
         (B) is freely assignable (or if not assignable without the consent of the Account Debtor, such consent has been obtained to the satisfaction of the Operating Agent) and (C) is not subject to any Adverse Claim or dispute, set off, counterclaim or defence whatsoever;

(10) which, together with the Contract related thereto, does not contravene in any material respect any applicable laws, rules or regulations and with respect to which the Seller is not in violation of any such law, rule or regulation in any material respect;

(11) which (A) satisfies all applicable requirements of the Credit and Collection Policy and (B) complies with such other criteria and requirements (other than those relating to the collectability of such Receivable) as the Operating Agent may from time to time specify to the Seller and which are based on a criterion or requirement of any one or more of the Rating Agencies;

(12) which is not subject to withholding taxes on payments from the Account Debtors in respect thereof;

(13) which represents all or part of the sales price in respect of the supply of goods or services in the Approved Jurisdiction in question;

(14) the Account Debtor of which is not a government agency or local authority unless the Account Debtor of which is considered a separate corporate entity under applicable law that is owned, directly or indirectly by a government agency or local authority;

(15)     which has not been prepaid in whole or in part; and

(16) for which all goods and services to which it relates have been delivered and performed, and all requirements of such Contract concerning the nature, amount, quality, condition or delivery of the goods or services, or upon which payment of such Receivable may be dependent, have been fulfilled in all material respects.

"Eureka" means Eureka Securitisation, Plc, a company incorporated under the laws of England and Wales.

"Exide Europe" means Exide Holding Europe, a French societe anonyme.

"Exide Group" means Exide Europe and all of its Subsidiaries.


"Facility Fee" means the Seller's Proportionate Share of 0.30% per annum of the Facility Limit calculated monthly in arrears and applied on each Settlement Date.

"Facility Limit" means $175,000,000.

"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Programme Business Day, for the next preceding Programme Business
Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Programme Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognised standing selected by it.

"Fees Letter" means the Fees Agreement dated as of the date hereof, between, inter alia, the Originator, Exide Funding, Exide Europe and the Operating Agent in respect of the calculation and payment of certain fees.

"Final Payment Date" means the date on which payment is made by the Operating Agent to the Seller pursuant to Clause 5(C).

"Foreign Currency Reserve" as of any Settlement Date will equal 5.5% of the Loss and Dilution Reserve for such Settlement Date, or such other amount as determined by the Operating Agent (and notified in writing to the Seller), acting reasonably (upon the written request of the Seller after any redetermination of the level of the Foreign Currency Reserve, the Operating Agent agrees to provide the Seller with information relating to the basis of such redetermination).

"Group of Receivables" means, at any time, all Receivables purchased or to be purchased by the Buyer on a Purchase Date or, as appropriate, the Group of Receivables specified in a Notice of Sale.

"Guarantee" means any guarantee, indemnity, letter of credit or any other obligation or irrevocable offer (whatever called and of whatever nature):

(1)      to pay or to purchase;

(2) to provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets, rights or services, or otherwise) for the payment or discharge of;

(3)      to indemnify against the consequences of default in the payment of; or

(4)      to be responsible otherwise for,

an obligation or indebtedness of another person, a dividend, distribution, capital or premium or shares, stock or other interests, or the insolvency or financial condition of another person.

"Initial Purchase" means the first Purchase completed under this Agreement.

"Interest Period" means initially, the period commencing on the Effective Date and ending on the following Settlement Date, and thereafter, each period beginning on the day following the last day of the immediately preceding Interest Period and ending on the following Settlement Date; provided however, if such day is not a Programme Business Date, the applicable Interest Period shall end on the next succeeding Programme Business Day.

"Letter of Undertaking" means the Letter of Undertaking given by Exide Europe substantially in the form set out in Schedule 2 to the RPA.

"LIBOR" means the rate per month determined by the Operating Agent to be equal to the arithmetic mean (rounded upwards, if not already such a multiple, to the nearest whole multiple of one-sixteenth of one per cent) of the offered quotations for Dollars which appear on page 3750 of the Telerate screen or, if such page or service shall cease to be available, such other page or such other service (as the case may be) as the Operating Agent may select. If less than two quotations for the relevant rate and the relevant period are displayed and the Operating Agent has not selected an alternative service on which two or more such quotations are displayed "LIBOR" shall mean the Base Rate.

"Liquidity Bank" means any financial institution which may from time to time become a party to the PPA as a Liquidity Bank thereunder.

"Local Business Day" means any day (other than a Saturday or Sunday) on which banks and foreign exchange markets are open for business in Madrid. Where an obligation is expressed in this Agreement to be performed on a Local Business Day and such Local Business Day is not also a Programme Business Day, the applicable Local Business Day shall be the immediately preceding Local Business Day which is also a Programme Business Day.

"Loss and Dilution Reserve" as of any Settlement Date will equal:

[C + YR] x [max(DYN,FLOOR)/l -(max(DYN,FLOOR))]

where:

DYN = [(SF2 x ED) + DVF] x DHR + (SF1 x LR x LHR)]
FLOOR = CF + (ED x DHR), with a minimum amount of $12,000,000 where:

C = Programme Capital
YR = Seller's Proportionate Share of Yield Reserve
SF1 = Stress Factor One = 2.25
SF2 = Stress Factor Two = 2.25

ED = Average Programme Dilution Ratio during the preceding 12 months DVF = Dilution Volatility Factor
DHR = Dilution Horizon Ratio
LHR = Loss Horizon Ratio
CF = Concentration Floor = 17%
LR = Loss Ratio

"Loss Horizon" equals the sum of 90 days plus the Weighted Average Term calculated among all Origination Agreements as of the Settlement Date.

"Loss Horizon Ratio" equals the total sales giving rise to Programme Receivables for the Programme Seller for the Loss Horizon divided by the outstanding balance of Programme Receivables as of the end of the most recent month.

"Loss Ratio" as of any date equals the highest 3 month average Default Ratio aggregated among all Origination Agreements which has occurred in the 12 months immediately preceding such date.

"Loss to Liquidation Ratio" as of any date, is equal to the ratio (expressed as a percentage) of (i) the Dollar Equivalent of the aggregate outstanding balance of all Receivables that were written off by the Seller during the twelve month period most recently ended prior to such date to (ii) the aggregate amount of such total sales giving rise to Receivables less the Dollar Equivalent of the total Diluted Receivables during such twelve month period.

"Net Receivable Balance" means at any time the excess of (i) the Dollar Equivalent of the aggregate Outstanding Balance of Eligible Receivables (whether or not they are Purchased Receivables) over (ii) the sum of the Overconcentration Amount at such time, plus the aggregate Unapplied Cash at such time.

"Notice of Sale" has the meaning assigned to that term in Clause 4(A).

"Onward Sale Fee" means 0.01 % per annum on the average outstanding Capital calculated monthly in arrears and applied on each Settlement Date.

"Origination Agreement" means as of any time each agreement whereby a member of the Exide Group sells trade receivables originated in the ordinary course of business of such member company and which has been designated from time to time as such by the Operating Agent. Until and unless a designation has been made by the Operating Agent to the contrary, the Origination Agreements shall consist of(i) for Spain, this Agreement, (ii) for France, the Receivables Subrogation Agreement dated as of the date hereof between CEAC Compagnie Europeenne d'Accumulateurs S.A. and Batterie Hagen as Originators, Exide Funding as Receivables Purchaser and Citibank as Operating Agent, (iii) for United Kingdom, the Receivables Sale Agreement dated as of the date hereof between CMP Batteries Limited, Exide (Dagenham) Limited, Fulmen (U.K.) Limited and B.I.G. Batteries Limited as Seller, Exide Funding as Buyer and Citibank as Operating Agent, (iv) for Italy, the Receivables Purchase Agreement dated as of the date hereof between Societa Industriale Accumulatori s.r.l. and Compagnia Generale Accumulatori S.p.A. as Seller, Archimede Securitisation s.r.l. as Buyer, Citibank (London branch) as Operating Agent and Citibank (Milan branch) as Allocation Agent and (b) the Onward Sale Agreement dated as of the date hereof between Archimede Securitisation s.r.l. as onward seller, Exide Funding as onward buyer and Citibank as Operating Agent, and (v) for

Germany, the German Receivables Sale Agreement dated as of the date hereof between Accumulatorenfabrik Sonnenschein GmbH, Exide Automotive Batterie GmbH and Hagen Batterie A.G. as Sellers, Exide Funding as Buyer and Citibank as Operating Agent.

"Originator" means Tudor, in its capacity as Seller or Collection Agent, as the context may require.

"Outstanding Balance" of any Receivable at any time means the then unpaid face amount thereof (including VAT) (except for purposes of determining the Default Ratio, where the unpaid face amount of any Purchased Receivable which has been, or would be, written off or provided for in the Seller's books as uncollectible in accordance with the Credit and Collection Policy shall be deemed to be zero).

"Overconcentration Amount" means at any time the Dollar Equivalent of the sum of the amounts, if any, by which the Outstanding Balance of Receivables owing by each Account Debtor on such date exceeds the Concentration Amount applicable to such Account Debtor.

"Person" means an individual, partnership, company, body corporate, corporation, trust, unincorporated association, joint venture, government, or governmental body or agency or other entity.

"Peseta" means the lawful currency of Spain.

"Peseta Equivalent" of any sum and at any time means the amount of Peseta that would be purchased under the Currency Exchange Agreement at the Spot Rate for such sum at such time.

"PPA" means the Parallel Purchase Agreement dated 3 June 1997 between the Buyer, the Liquidity Banks (as defined therein) and the Operating Agent.

"Programme" means the revolving sale of trade receivables originated by Exide Holdings Europe S.A. and certain of its subsidiaries and the funding of such revolving sale pursuant to the funding arrangements established in relation to each Origination Agreement.

"Programme Amortisation Event" means an Early Amortisation Event of the type described in paragraphs (1), (2), (3), (4), (6), (7), (9), (10) or (16) of the
definition of "Early Amortisation Event".

"Programme Business Day" means any day (other than a Saturday or Sunday) on which banks and foreign exchange markets are open for business in London, Paris and New York. Where an obligation is expressed in this Agreement to be performed on a Programme Business Day and such Programme Business Day is not also a Local Business Day, such obligation shall be performed on the immediately preceding Local Business Day which is also a Programme Business Day.

"Programme Capital" equals, at any time, total Capital as defined and calculated pursuant to the RPA or the PPA, as applicable.

"Programme Costs" comprise (a) the Onward Sale Fee, the Agent Fee and (b) the Seller's Proportionate Share of (i) the Facility Fee, (ii) the Investor Fee as defined in the Fees Letter and the Programme Fee as defined in the Fees Letter.

"Programme Dilution Ratio" as of any date, is equal to the aggregate Dilution Ratios calculated among all Origination Agreements.

"Programme Receivables" means the aggregate Dollar Equivalent of Receivables (as that term is defined in each Origination Agreement), aggregated among all Origination Agreements.

"Programme Sellers" means, collectively, all of the Affiliates of Exide Europe designated as Sellers or Originators pursuant to all of the Origination Agreements.

"Proportionate Share" equals, at any time, in respect of the Seller or any party comprising the Seller, the result of the formula: the Dollar Equivalent of all Purchased Receivables from the Seller (or such party, as applicable), divided by the Dollar Equivalent of all Purchased Receivables and Subrogated Receivables (as these terms are used in each applicable Origination Agreement), aggregated among all Origination Agreements.

"Purchase" means a purchase or purported purchase by the Buyer of a Group of Receivables from the Seller pursuant to this Agreement.

"Purchase Date" means the Effective Date and each Settlement Date after the Effective Date occurring before the Termination Date on which there is a Purchase of Receivables by the Buyer as contemplated by this Agreement.

"Purchase Price" means, in respect of a Group of Receivables, an amount in pesetas equal to the Outstanding Balance of the Group of Receivables as at the proposed Purchase Date less the Discount, as calculated by the Operating Agent.

"Purchased Receivable" means a Receivable (whether or not an Eligible Receivable) purchased or purported to be purchased by the Buyer under this Agreement.

"Rating Agencies"' means Standard & Poor's Ratings Group, a division of the McGraw Hill Companies Inc., and Moody's Investors Service, Inc.

"Receivable" means the indebtedness of any Account Debtor under a Contract arising from a sale or contract of sale of merchandise or provision or contract of provision of services by the Seller and representing part or all of the sale price of such merchandise or services and includes the right to payment of any interest or finance charges and other obligations of such Account Debtor with respect thereto.

"Related Security" means with respect to any Receivable all of the Seller's interest in any goods and work in progress (including returned or repossessed goods and work in progress) relating to the sale creating such Receivable, and all insurance policies, security, deposits, guarantees, indemnities, letters of credit, bills of exchange, cheques, other negotiable instruments, warranties, retention of title and other agreements and arrangements not created or made by the Buyer supporting or securing payment of such Receivable.

"Relevant Date" means the earlier of:

(1) the date on which all Capital of all Groups of Receivables is reduced to zero; and

(2) the date on which the Outstanding Balance of all Purchased Receivables is reduced to zero.

"Relevant Documents" means this Agreement, the Account Bank Mandate and the Fees Letter.

"Reserves" means as of any date the Seller's Proportionate Share of the sum of the Loss and Dilution Reserve, the Yield Reserve and the Foreign Currency Reserve.

"RPA" means the Receivables Purchase Agreement dated as of the date hereof between the Buyer Eureka and the Operating Agent.

"Security Interest" means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.

"Seller" means Sociedad Espanola del Acumulador Tudor, S.A. and any additional Seller made party to this Agreement in accordance with Clause 19 (D).

"Seller Entitlement" means, at any time, in respect of the total amount standing to the credit of the Agent Account together with interest thereon, the portion thereof which is not attributable to or representing Collections.

"Seller Non-Transaction Account" means (i) in respect of Tudor, the account numbered 0030-1518-02-000233271, established with Banco Espanol de Credito, Banca Corporativa or such other account at such branch of the Agent Account Bank as the Seller may from time to time specify by written notice to the Agent Account Bank with a copy to the Operating Agent.

"Settlement Date" means initially, the Effective Date and thereafter, each following Thursday; provided however, if such day is not a Programme Business Day which is also a Local Business Day under the Origination Agreement for Italy, the Settlement Date for such week shall be the next succeeding Programme Business Day which is also a Local Business Day under the Origination Agreement for Italy.

"Settlement Period" means any period beginning on (and including) a Settlement Date and ending on (but excluding) the next following Settlement Date.

"Settlement Statement" means a statement, as of any Settlement Date, prepared by the Operating Agent substantially in the form of Schedule 3 showing, in Pesetas, (amongst other things) the amount of Receivables purchased by the Buyer during the last Settlement Period.

"Spot Rate" means, as of any Settlement Date, the spot rate utilised for the Currency Exchange Agreement as determined for such Settlement Date.

"Subsidiary" means, under Spanish law, any entity (a) which is directly or indirectly controlled by another company, (b) in which one half or more of its corporate share capital is owned by another company, (c) which is a subsidiary of another company which in turn is a subsidiary (in accordance with what is referred in letters (a) and (b) of this definition) of another company. For this purpose, a company is deemed to be controlled by another if such other company has the power to manage and administer its affairs or to control the composition of its management body.

"Summary Report" means a report as of each Determination Date or more frequently if requested by the Operating Agent, substantially in the form of Schedule 4, furnished by the Seller to the Operating Agent pursuant to Clause 11(F).

"Summary Report Date" means each Determination Date or such other dates as the Operating Agent may request.

"Syndicated Facility" means the FF 2,569,000,000 Facilities Agreement dated 30th November 1995 between Compagnie Europeenne d'Accumulateurs S.A., Euro Exide Corporation Limited, Exide Holding Europe and Sociedad Espanola del Acumulador Tudor S.A. as the Lead Borrowers, Bankers Trust International Plc. as Lead Arranger, Bankers Trust Company, Bank of America National Trust and Savings Association, Bank of Montreal and Citibank International Plc. as Underwriters, Bank of America International Limited, Bank of Montreal and Citibank International Plc. as Co-Arrangers, Bankers Trust Company as Agent and Security Agent and the Lenders described therein, as that agreement may be amended or restated from time to time.

"Temporary Adjustment Account" means the sub-account held by the Buyer with Citibank, N.A., London branch, denominated in Sterling and utilised for the purposes set out in Clause 12 (D), under the account number 60918971.

"Termination Date" means the earliest to occur of (1) the Programme Business Day designated by the Seller as the Termination Date following 2 Programme Business Days' notice to the Operating Agent, (2) the Termination Date under the RPA or the PPA, (3) an Early Amortisation Event, and (4) 10 June, 2002.

"Turnover Rate" means, as of any Purchase Date under the RPA or the PPA, applicable, the average of each of the three most recently ended months outstanding Net Receivable Balance as of the last day of each such month, over the Dollar Equivalent of the aggregate outstanding balance of Receivables sold by the Seller and Originators under all Origination Agreements during each such month.

"Unapplied Cash" means as of any date with respect to any Receivable, the aggregate Collections which have not yet been reflected on the books and records of the Originator as a reduction to the Dollar Equivalent of the Outstanding Balance of such Receivable.

"Weighted Average Term" means the weighted average term of all Purchased Receivables, calculated on the basis of the formula: E(original stated payment term of each invoice x amount of such invoice) / Einvoice amount.

"Yield" will be calculated on the first Purchase Date and on each Settlement Date thereafter on the basis of the outstanding Capital as at such dates times the Yield Rate divided by 360 times the number of days elapsed in the relevant Interest Period.

"Yield Rate" will be the cost of commercial paper notes issued by Eureka to fund its purchase or Receivables, plus related dealer commissions, and administration costs (such administration costs not to exceed 0.30% of Capital per annum), plus the cost of swapping Dollar proceeds of commercial paper into the currency of the Purchased Receivables, determined by the Operating Agent and expressed as a percentage of Capital. In the event Eureka shall not at any time, fund its purchases under the RPA with the issuance of commercial paper, or if purchases are being made under the PPA, the Yield Rate shall be the Bank Facility Rate.

"Yield Reserve" means as of any Settlement Date, the product of (1) two times the Turnover Rate for such date and (2) the sum of (a) fifty-two times the Yield for such date, divided by 12 (Yield calculated for this purpose using the higher of the Yield Rate and the rate shown in paragraph (a) of the definition of "Bank Facility Rate"); (b) the facility fee of 0.30% per annum of the Facility Limit calculated monthly in arrears and applied on each Settlement Date a; (c) the Programme Fee as defined in the Fees Letter; and (d) the product of (i) the Dollar Equivalent of the most recently ended month's outstanding Net Receivable Balance aggregated among all Origination Agreements less the Dollar Equivalent of Defaulted Receivables aggregated among all Origination Agreements and (ii) 0.75% (substitute collection agent reserve) the resulting figure divided by 12.

(C) This Agreement: Any reference to "this Agreement" or any other agreement or document shall, unless the context otherwise requires, include this Agreement or, as the case may be, that other agreement or document as from time to time amended, supplemented or novated, and any document which amends, supplements or novates this Agreement or, as the case may be, that other agreement or document. Any reference to Clauses or paragraphs in this Agreement is, subject to any contrary indication, a reference to a Clause or paragraph in this Agreement.

(D) Origination Agreements: All references in this Agreement to terms defined in the Origination Agreements or to amounts which are aggregated among all Origination Agreements, shall, unless the contrary is indicated, be deemed to refer to the equivalent concepts in the Origination Agreements where the same defined term is not used.

(E)      Headings: Headings shall be ignored in construing this Agreement.

(F) Time: Save where the contrary is indicated, any reference in this Agreement to a time of day (including opening and closing of business hours) shall be construed as a reference to Madrid time.

(G) Time of Essence: Time shall be of the essence in this Agreement and all documents delivered pursuant to the terms of this Agreement, subject to the prior waiver of such timing by the affected party.

2.       FACILITY

The Buyer hereby offers to commit to purchase at a discount from the Seller on each Purchase Date falling on or after the Effective Date, full title and ownership in and to certain Receivables on the terms and conditions set out in this Agreement and in consideration of the covenants contained in this Agreement.

3.       CONDITIONS PRECEDENT

(A) To Initial Purchase: The Initial Purchase is subject to the condition precedent that the Operating Agent receives on or before the date of such Initial Purchase the documents and information specified in
         Schedule 5, each in form and substance satisfactory to the Operating Agent.

(B) To All Purchases: Each Purchase (including the Initial Purchase) is subject to the further following conditions precedent:

         (1) On each Purchase Date the following statements must be true and correct (and the Seller will be deemed to have so certified on such date that):

                 (a) the representations and warranties of the Seller contained in this Agreement are true and correct on and as of such day as though made on such day and by reference to the then existing circumstances;

                 (b) the Seller has delivered such directors' certificate as may be required by the Operating Agent as to the Seller's solvency;

                 (c) after the proposed Purchase the Outstanding Balance of Purchased Receivables would be at least equal to the sum of (i) aggregate outstanding Capital, (ii) applicable Accruals and (iii) Reserves in relation to outstanding Capital;

                 (d) there has been no Early Amortisation Event which has not been waived by the Operating Agent in writing;

                 (e) there has been no sale by the Seller of any of its Receivables out of the ordinary course of its business without the prior written consent of the Operating Agent;

                 (f) in respect of the Purchase of Receivables whose Account Debtors are resident in United Kingdom, France, Italy, Germany, The Netherlands or Belgium after the proposed Purchase, Capital in respect of such Purchased Receivables does not exceed 15% of the Capital in respect of all Purchased Receivables; and

                 (g) after the proposed Purchase, Capital would not exceed the Country Limit, and Programme Capital would not exceed the Facility Limit.

         (2) On or prior to each Purchase Date the Seller shall have delivered to the Operating Agent an Accounts Receivable Listing.

         (3) On or prior to each Purchase Date the Seller shall have complied with all of its reporting and other obligations under this Agreement; unless any such failure to comply has been waived by the Operating Agent in respect of such Purchase Date.

         (4)     The Commitment shall not have been cancelled.

         (5) The Operating Agent has received such other approvals, legal opinions or documents as the Operating Agent may reasonably request.

(C) The Operating Agent shall, as soon as reasonably practicable after submission to it of a form of Contract other than the form set out in
         Schedule 7, notify the Seller as to whether it approves of the form for the purposes of paragraph (9) of the definition of "Eligible Receivable", such approval not to be unreasonably withheld. In considering whether to approve such other form of Contract, the Operating Agent may, as a condition of considering whether to give its approval, take such legal advice as it deems appropriate and all related costs, charges, and expenses (including without limitation reasonable legal fees, disbursements and VAT thereon) shall be for the account of the Seller.

(D)      The Commitment shall be cancelled:

         (1)     on the Termination Date; or

         (2) if it becomes unlawful in any jurisdiction for the Buyer to give effect to any of its obligations as contemplated by this Agreement to fund or maintain the funding of any Purchase,

         whichever shall first occur.

4.       PURCHASES

(A) Making Purchases: The Seller shall, by 10:00 a.m., London time, on the Determination Date prior to each proposed Purchase Date, deliver to the Buyer a Notice of Sale by facsimile (and shall send the original Notice of Sale to the Operating Agent by ordinary post on the day it is delivered by facsimile) substantially in the form of Schedule 7 ("Notice of Sale") identifying (inter alia) the Purchase Date, the then Outstanding Balance of Receivables (if any) and the Purchase Price for such Receivables computed by the Operating Agent. The computation of the Purchase Price by the Operating Agent shall, in the absence of manifest error, be deemed to be conclusive.

(B) Sale: The delivery of the Notice of Sale by facsimile will constitute notification to the Buyer of the Receivables and the Related Security, designated pursuant to Clause 4(D), which the Buyer is to purchase for the Purchase Price as set out in the Notice of Sale. The Buyer shall, subject to the terms and conditions of this Agreement (including, for the avoidance of doubt, Clause 3) pay in full the Purchase Price (in the manner described in Clause 4(C)), which payment will effect the transfer to the Buyer of full title and ownership in and to those Receivables and the Related Security with respect to those Receivables.

(C) Purchase Price: The Buyer shall pay in full the Purchase Price on the Purchase Date in the currency and funds specified in Clause 7(B) to the Seller Non-Transaction Account. If, however, pursuant to Clause 12(C), there is any Advance Payment outstanding then the Buyer will remit to the Seller only that portion of the Purchase Price that exceeds the amount of such Advance Payment.

(D) Determination of Purchased Receivables: On or prior to each Purchase Date in respect of which a Notice of Sale is to be delivered, the Seller will identify the Group of Receivables to be offered for purchase by the Buyer on such date in such format as the Operating Agent may specify.

(E) Records: On or prior to each Purchase Date in respect of which a Notice of Sale is to be delivered, the Seller will at the Seller's expense deliver to the Operating Agent (or as the Operating Agent may direct) the Accounts Receivable Trial Balance generated on or in relation to such Purchase Date, identifying the Receivables designated pursuant to this Clause 4(D).

(F) Perfection: Subject to Clause 13, each of the Seller and the Buyer will take all such steps and comply with all such formalities as may be required to perfect or more fully to evidence or secure title to the Receivables assigned (or purported to be assigned) pursuant to Clause 4.

(G) Delegation of Powers of Operating Agent: The Operating Agent hereby delegates to the Seller all of its obligations under this Clause 4, which delegation the Seller irrevocably accepts. The Seller shall notify the Operating Agent of all calculations made by it under this Clause 4. The Operating Agent may revoke this delegation in writing at any time.

5.       COLLECTIONS AND SETTLEMENT

(A) Collection of Receivables: (1) On each day the Collection Agent shall as described in Clause 12(B) set aside and hold for the Buyer all Collections of Purchased Receivables on such day, and (2) the Operating Agent shall issue a Settlement Statement to the Seller and to the Agent Account Bank within two Programme Business Days after each Settlement Date in relation to the Settlement Period which ended on that Settlement Date.

         Such Collections will be credited to the Agent Account maintained by the Agent Account Bank in accordance with the terms of the Agent Account Bank Mandate.

(B) Settlement Procedures prior to Termination Date: Prior to the Termination Date the procedures described in this Clause 5(B) will be applicable:

         (1) On each Purchase Date the Buyer, unless otherwise instructed by the Operating Agent, will set off, against its obligation to pay the Purchase Price of the Group of Receivables to be purchased by the Buyer on such Purchase Date, the amount (if any) of any Advance Payment withdrawn by the Seller from the Agent Account pursuant to Clause 12(C) and which has not been refunded as of close of business on the Programme Business Day immediately preceding such Purchase Date.

         (2)     On each Determination Date the Operating Agent shall calculate:

                 (a)     Capital as at the forthcoming Settlement Date; and

                 (b) Yield and Programme Costs in respect of the Capital as at the forthcoming Settlement Date.

         (3) On each Settlement Date the Operating Agent shall cause to be paid from the Agent Account (without prejudice to, and subject always to, the provisions of Clause 12(C) regarding Advance Payments) and in the following order:

                 (a) to the Buyer, Yield and Programme Costs in respect of the Interest Period ending on that Settlement Date;

                 (b) to the Seller, the Purchase Price (if any) in respect of Purchased Receivables, to the extent the Purchase Price is not satisfied by way of set-off pursuant to Clauses 5(B)(1) and 12(C);

                 (c) to the Seller, the Proportionate Share of all sums received by the Buyer pursuant to Clause 5(B)(3)(c) of the RPA or the PPA, as applicable, by way of deferred purchase price for the Purchased Receivables; and

                 (d) to the Buyer, the amounts credited to the Agent Account in respect of Purchased Receivables after payment of the amounts set forth in (a) and (b) above;

                 (e) to the Seller, the amounts credited to the Agent Account other than in respect of the Purchased Receivables; and

                 (f) to the Buyer all amounts standing to the credit of the Agent Account after payment of items (a) to (e) above.

(C) Settlement Procedures after Termination Date: On the Termination Date and each day thereafter, the procedures described in this Clause 5(C) will be applicable for all Purchased Receivables:

         (1) On each Programme Business Day, the Operating Agent shall cause to be paid from the Buyer Account to the Buyer all amounts standing to the credit of the Buyer Account.

         (2) If and to the extent that the Buyer receives funds pursuant to Clause 5(C)(2) of the RPA or the PPA, as applicable, the Operating Agent shall cause to be paid from the Buyer Account to the Seller, the Seller's Proportionate Share of such funds, by way of deferred purchase price for all of the Purchased Receivables.

(D)      Adjustments and Allowances:

         (1) If on any day the Outstanding Balance of any Purchased Receivable is either (a) reduced or adjusted as a result of any defective, rejected, repossessed or returned goods or services or any cash discount (whether commercial, financial or otherwise), rebate or other adjustment made by the Seller or any other Person, or (b) reduced or cancelled as a result of a set off or by agreement in respect of any claim by the Account Debtor thereof against the Seller or any other Person (whether such claim arises out of the same or another transaction) (including without limitation any change in the due date for payment of any Purchased Receivable otherwise than with the prior consent of the Operating Agent), the Seller will be deemed to have received on such day a Collection of such Purchased Receivable in the amount of such reduction, adjustment or cancellation and shall credit such amount to the Agent Account by way of indemnity.

         (2) If on any day any of the representations or warranties in Clause 8 is no longer true with respect to a Purchased Receivable, the Seller will be deemed to have received on such day a Collection of such Purchased Receivable equal to its original Outstanding Balance less any Collections previously received with respect thereto and shall credit to the Agent Account an amount equal to such deemed Collection by way of indemnity.

         (3) If any Purchased Receivable was not an Eligible Receivable at the time of Purchase, on the date such fact becomes known to the Seller, the Seller will be deemed to have received a Collection of such Purchased Receivable equal to its original Outstanding Balance less any Collections previously received with respect thereto and shall credit to the Agent Account an amount equal to such deemed collection by way of indemnity.

         (4) If the Seller is not acting as the Collection Agent, it will promptly pay to the Collection Agent the amount of any deemed Collection pursuant to Clause 5(D)(1) (2) or (3) above by way of indemnity.

         (5) If, following any payment in respect of a deemed Collection of a Purchased Receivable pursuant to Clause 5(D)(1), (2), (3) or
                 (4) above, the Buyer shall receive any further Collections in respect of such Purchased Receivable, the Buyer shall (provided no Early Amortisation Event has occurred) pay to the Seller an amount or amounts equal to such further Collections by way of repayment of indemnity.

(E) Application of Collections: Any payment by an Account Debtor in respect of any indebtedness owed by it to the Seller and any credits, defective, rejected, repossessed or returned goods or other non cash items of an Account Debtor will, except as otherwise specified in writing by such Account Debtor or otherwise required by contract or law and unless otherwise instructed by the Operating Agent, be applied as a Collection of Purchased Receivables of such Account Debtor, in the order of the age of such Purchased Receivables, starting with the oldest such Purchased Receivables, to the extent of any amounts then due and payable thereunder before being applied to or in respect of any other indebtedness of such Account Debtor.

6.       FEES, COSTS AND STAMP DUTY

(A) Collection Agent Fees: Until the later of the Termination Date and the Relevant Date, for any period during which the Seller or an Affiliate of the Seller is not the Collection Agent, the Seller will pay the Buyer, upon its demand, a collection fee as determined by the Operating Agent, not exceeding 110% of the fees, costs and expenses, plus value added tax (if applicable), of the substitute Collection Agent incurred in performing such function

(B) Costs and Expenses: The Seller agrees to pay on demand of the Operating Agent all reasonable costs and expenses incurred by the Operating Agent in connection with the preparation, execution and delivery of this Agreement and the other documents to be delivered pursuant to this Agreement or in connection therewith, such costs and expenses to include, without limitation, the reasonable fees and out-of-pocket expenses of legal advisers (plus VAT thereon) to the Buyer, the Agent, and the Operating Agent with respect thereto and with respect to advising the Buyer and the Operating Agent as to their respective rights and remedies under this Agreement, and all costs and expenses, if any (including legal fees and expenses plus VAT thereon), in connection with the enforcement of this Agreement, the other documents to be delivered pursuant to this Agreement or in connection therewith and the Purchased Receivables. The Buyer, the Agent, and the Operating Agent agree to take reasonable steps, consistent with the protection of their respective interests under this Agreement, to mitigate their costs and expenses in connection with the enforcement of this Agreement, the other documents to be delivered pursuant to this Agreement and the Purchased Receivables.

(C) Duties and Taxes: In addition, the Seller will pay on demand of the Operating Agent any sales, excise, registration and other taxes, duties and fees payable in connection with the execution, delivery, filing or recording of this Agreement or the purchase, assignment or reassignment of Receivables under or pursuant to this Agreement, or the other documents to be delivered under this Agreement or in any way connected with any transaction contemplated by this Agreement. The Seller agrees to indemnify the Operating Agent and the Buyer on demand of the Operating Agent against any liabilities with respect to or resulting from any delay in paying or omission to pay any such taxes, duties or fees.

(D) Default Interest: The Seller shall pay to the Operating Agent or, as the case may be, the Buyer interest (as well after as before judgment) on all amounts not paid or repaid when due under this Agreement at 2% per annum above the Base Rate payable on demand of the Operating Agent.

(E) Computations: All computations of interest and fees shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

(F) Computation of Time Periods: Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

 7.      PAYMENTS AND COMPUTATIONS, ETC.

(A) Mechanics: All amount to be paid to or deposited with the Operating Agent for it own account or for the account of the Agent or the Buyer by the Seller or by the Collection Agent under this Agreement shall be paid or deposited no later than 12:00 noon (local time in the place of payment) on the day when due in immediately available same day funds to the relevant account specified below.

(B) Currency: All amounts payable by the Seller under this Agreement to the Operating Agent for its own account or for the account of the Buyer shall be paid in pesetas. The Purchase Price amounts payable by the Buyer under this Agreement shall be paid in pesetas.

(C) Accounts: Any amount payable under this Agreement shall be remitted to the following accounts:

         (1)     if to the Seller, to the Seller Non-Transaction Account;

         (2)     if to the Buyer, to the Agent Account;

         (3) if to the Operating Agent for its own account, Account No. 1842358 (Sort Code 18-50-08) with Citibank 336 Strand London WC2K 1HB.

(D) Grossing Up: To the fullest extent permitted by law, the Seller will make all payments under this Agreement regardless of any defence or counterclaim. Further, if the Seller, in its individual capacity, is compelled by law to make any deductions or withholdings from any payments pursuant to this Agreement including, without limitation, payments in respect of Receivables or Collections, the Seller will pay such additional amounts as may be necessary in order that the net amount received by the Operating Agent or the Agent, or to the Buyer after such deductions or withholdings (including any required deduction or withholding on such additional amounts) will equal the amount that the Operating Agent, the Agent, or the Buyer (as appropriate) would have received had no such deductions or withholdings been made. The Seller will provide the Operating Agent with evidence satisfactory to the Operating Agent that it has paid such deductions or withholdings.

(E) Appropriation of Payments: Regardless of any appropriation by the Seller or the Collection Agent, the Operating Agent shall determine the appropriation of any payment to it for the account of the Agent to any amount to be paid to or deposited with it for the account of the Agent by the Seller and/or the Collection Agent under this Agreement.

8.       REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller represent and warrants, as of the Effective Date, as follows:

         (A) Incorporation: The Seller and Exide Europe is a company duly incorporated and validly existing under the laws of its jurisdiction of incorporation or organisation.

         (B) Seller Power and Authority: The Seller has full power and authority to effect, and has taken all necessary action to authorise, the execution, delivery and performance by it of this Agreement and all other instruments and documents to be delivered under this Agreement, and the transactions contemplated by this Agreement.

         (C) Exide Europe Power and Authority: Exide Europe has full power and authority to effect, and has taken all necessary action to authorise, the execution, delivery and performance by it of the Letter of Undertaking and all other instruments or documents to be delivered under the Letter of Undertaking, and the transactions contemplated by the Letter of Undertaking.

         (D) Non-Violation: The execution, delivery and performance by the Seller of this Agreement and all other instruments and documents to be delivered pursuant to this Agreement and all transactions contemplated by this Agreement, and the execution, delivery and performance by Exide Europe of the Letter of Undertaking and all transactions contemplated thereby:

                 (1) do not contravene (a) any Seller's or Exide Europe's memorandum or articles of association (or analogous constitutive documents), (b) any law, rule or regulation applicable to the Seller or Exide Europe,
                         (c) any material contractual restriction contained in any agreement or instrument binding on or affecting any party comprising the Seller or its assets, Exide Europe or Exide Europe's assets, or (d) any order, writ, judgment, award, injunction or decree binding on or affecting the Seller, Exide Europe or any of the Seller's or Exide Europe's assets;

                 (2) do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of the Seller's or, to the best of its knowledge, Exide Europe's assets or undertaking; and

                 (3) will not constitute a breach of, nor give rise to any actual or potential event of default under, any Debt of any member of the Exide Group, or under any document relating to such Debt.

         (E) Consents: No consent, authorisation, approval, notice or filing is required (or, if required, which has not been obtained on a timely basis) for the due execution, delivery or performance by the Seller of this Agreement or any other document to be delivered in connection with this Agreement or for the transactions contemplated by this Agreement or for the due execution, delivery or performance by Exide Europe of the Letter of Undertaking or any other document to be delivered in connection with the Letter of Undertaking or for the transactions contemplated by the Letter of Undertaking.

         (F) Obligations Binding: (1) This Agreement constitutes the legal, valid, binding and enforceable obligation of the Seller; and
                 (2) the Letter of Undertaking constitutes the legal, valid, binding and enforceable obligation of Exide Europe.

         (G) Accounts: The most recent audited annual accounts of the Seller and Exide Europe, copies of which have been furnished to the Operating Agent, present a true and fair view of the financial condition of the Seller and its consolidated Subsidiaries (if any) or Exide Europe, as applicable, as at that date and the results of the operations of the Seller and those subsidiaries, or Exide Europe, as applicable, for the period ended on that date, all in accordance with generally accepted accounting principles consistently applied.

         (H) No Material Adverse Change to Seller: Since 11 April 1996, being the date of the Seller's most recent audited annual account, there has been no change in the business or financial condition of the Seller which may materially adversely affect the ability of the Seller to perform its obligations under this Agreement.

         (I) No Material Adverse Change to Exide Group: Since 31 March 1996, being the date of the Exide Group's most recent audited consolidated annual accounts, there has been no change in the business or financial condition of the Group which is reasonably likely to materially adversely affect the ability of Exide Europe to perform its obligations under the Letter of Undertaking.

         (J) No Litigation: There are no actions, suits or proceedings current or pending, or to the knowledge of the Seller threatened, against or affecting the Seller or its Subsidiaries (if any) or any of their respective assets, or Exide Europe or Exide Europe's assets in any court, or before any arbitrator of any kind, or before or by any governmental body, which may materially adversely affect the financial condition of the Seller and its Subsidiaries taken as a whole or Exide Europe, or materially adversely affect the ability of the Seller to perform its obligations under this Agreement or the ability of Exide Europe to perform its obligations under the Letter of Undertaking.

         (K) No Default: No Seller nor any of its Affiliates, nor Exide Europe, are in default with respect to any order of any court, arbitrator or governmental body, excluding defaults with respect to orders of governmental agencies which are not material to the business or operations of the Seller or any of its Affiliates, or Exide Europe, and would not materially adversely affect the ability of the Seller to perform its obligations under this Agreement or the ability of Exide Europe to perform its obligations under the Letter of Undertaking.

         (L) No Adverse Claim: Each Receivable will, together with the Contract related thereto, at all times be owned by the Seller free and clear of any Adverse Claim except as provided in this Agreement, and upon each Purchase the Buyer will acquire full equitable and beneficial title and ownership to and of each Purchased Receivable, the Collections and the Related Security then existing or thereafter arising free and clear of any Adverse Claim except as provided in this Agreement.

         (M) Performance of Contracts: All goods and services to which each Purchased Receivable relates have been delivered and performed, and all requirements of such Contract concerning the nature, amount, quality, condition or delivery of the goods or services, or upon which payment of the Purchased Receivable may be dependent, have been fulfilled in all material respects.

         (N) Information: None of the information and reports (including but not limited to each portfolio profile and each Summary Report) furnished or to be furnished (whether by way of computerised data or otherwise) by the Seller (in its individual capacity or as Collection Agent) or Exide Europe, to the Operating Agent or Exide Europe, as applicable, is inaccurate in any material respect (except as otherwise disclosed to the Operating Agent at the time of delivery) as of the date so furnished, or contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

         (O) Place of Business: The principal place of business and registered office of the Seller is as set forth in Schedule 1 or at such other location(s) approved by the Operating Agent (such approval not to be unreasonably withheld or delayed).

         (P) Location of Books: The offices where the Seller keeps all it books, records and document evidencing Receivables or the related Contracts are at the locations set forth in Schedule 1 or at such other location(s) approved by the Operating Agent (such approval not to be unreasonably withheld or delayed).

         (Q) Location of Bank Accounts: The bank accounts to which the Seller has directed the Account Debtors to remit payments for the Receivables is the Agent Account (or such other account(s) at such location(s) as may have been previously approved by the Operating Agent and in relation to which an Account Bank Mandate has been duly executed inter alia by the Seller (in its individual capacity and/or as Collection Agent) the Buyer and the Agent Account Bank and delivered to the Operating Agent and in respect of which the relevant bank has agreed, in relation to the Buyer Entitlement, not to exercise any right of set-off, net-off, combination or consolidation of accounts or counterclaim whatsoever.

         (R) No Winding-Up: No step has been taken or is intended by the Seller or, so far as it is aware, by any other Person for the Seller's winding-up, liquidation, dissolution, administration, merger or consolidation or for the appointment of a receiver or administrator or equivalent or analogous action of the Seller or all or any of its assets.

         (S) No Breach: There has been no breach by the Seller of any of its obligations under the Relevant Documents or by Exide Europe of any of its obligations under the Letter of Undertaking.

         (T) Eligibility: Each Receivable the subject of a Notice of Sale is an Eligible Receivable as at the time of Purchase.

         The Seller further represents and warrants that the representations and warranties in this Clause 8 shall be true and correct on and as of each Purchase Date as though made on each such date and by reference to the then-existing circumstances.

9.       AFFIRMATIVE COVENANTS OF THE SELLER

         Until the later of the Termination Date and the Relevant Date, the Seller will, unless the Operating Agent otherwise consents:

         (A) Compliance with Law: Comply in all material respects with all applicable laws, rules, regulations and orders binding on it, its business and assets and all Receivables and related Contracts, except where non-compliance would not have, and would not reasonably likely to have, a material adverse effect on its ability to perform its obligations hereunder.

         (B) Maintain Existence: Preserve and maintain its corporate existence.

         (C) Access: Upon reasonable prior notice, permit the Operating Agent, or its agents or representatives, to visit the offices of the Seller during normal office hours and examine and make and take away copies of all books, records and documents relating to the Receivables and to discuss matters relating to the Receivables or the Seller's performance hereunder with any of the officers or employees of the Seller having knowledge of such matters and co-operate in the reconstruction of the Accounts Receivable Trial Balance pursuant to Clause 13(B).

         (D) Maintain Records: Maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records in the event of their destruction), and keep and maintain, all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the identification on each Purchase Date of each new Purchased Receivable and the daily identification of all Collections of and adjustments to each existing Purchased Receivable).

         (E) Perform Contracts: Timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts relating to the Purchased Receivables.

         (F) Priority: Ensure that at all times the claims against it under this Agreement rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency or other similar laws of general application or which have been documented in an escritura publica or in a poliza intervenida.

         (G) Credit and Collection Policy: Comply in all material respects with its Credit and Collection Policy with respect to each Receivable purchased or to be offered for purchase pursuant to this Agreement and the related Contract.

         (H) Value Added Tax: Make all relevant value added tax or other applicable tax payments in respect of supplies of goods or services pursuant to a Contract or which otherwise relate to Purchased Receivables, and pay all value added tax (if any) payable in respect of any value added tax supply made, or input value added tax suffered, by the Buyer, the Operating Agent or any of the Operating Agent's Affiliates with respect to supplies of goods or services by the Seller pursuant to a Contract or which otherwise relates to Purchased Receivables.

         (I) Collections: If the Seller is not acting as Collection Agent, (1) give all reasonable assistance (including the provision of information) to any third party replacing the Seller as Collection Agent in accordance with the provisions of this Agreement, and (2) remit any Collections on Purchased Receivables to the Collection Agent within one Business Day after the receipt or deemed receipt thereof.

         (J) Bank Accounts: Pay or cause to be paid all Collections of Receivables directly into the bank account or accounts referred to in Clause 8(Q) or such other account(s) approved by the Operating Agent and the Buyer.

         (K) Audit Costs: The Seller shall pay the reasonable fees and expenses for one audit by the Operating Agent in each financial year of the Seller plus the costs of one additional audit to be conducted within 4 months after the execution of this Agreement. Except for such additional audit, any further additional audit(s) that may be required by the Operating Agent during any such financial year shall be for the Operating Agent's own account.

         (L) Provision of Information to Exide Europe: The Seller shall promptly provide Exide Europe with computerised information regarding the Purchased Receivables on the dates shown, and containing the information set forth in Schedule 10, and all such different or other information as the Operating Agent may reasonably determine from time to time to properly allow Exide Europe and/or the Operating Agent to identify all required information in respect of Account Debtors and Receivables.

 10.     NEGATIVE COVENANTS OF THE SELLER

         Until the later of the Termination Date and the Relevant Date, the Seller will not, without the consent of the Operating Agent:

         (A) No Disposal of Receivables: Except as otherwise provided herein, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Receivable purchased or to be offered for purchase under this Agreement or the related Contract, or assign any right to receive income in respect thereof.

         (B) No Transfer of Business: The Seller shall not transfer all or substantially all of its assets and undertaking to any person without the prior written consent of the Operating Agent, such consent not to be unreasonably withheld, unless such transfer would have no adverse effect on the ability of the Seller to collect and sell Receivables as contemplated by this Agreement.

         (C) No Security Interest over Receivables: (a) The Seller shall not create or permit to subsist any Security Interest on any of its Receivables, and (b) If the Seller creates or permits to subsist any Security Interest on any of its Receivables contrary to (a) above, all the obligations of the Seller under this Agreement shall automatically and immediately be secured upon the same assets, ranking at least pari passu with the other obligations secured on those assets.

         (D) No Amendment to Receivables: Extend, amend or otherwise modify the terms of any Purchased Receivable, or amend, modify or waive any term or condition of any Contract related thereto, or commence or settle any legal action to enforce collection of any Purchased Receivable.

         (E) No Change to Credit and Collection Policy: Make any change in the character of its business or in the Credit and Collection Policy, which change would or might, in either case, materially impair the collectability of any Receivable purchased or to be offered for purchase under this Agreement or the enforcement of any related Contract against the Account Debtor or the operation of this Agreement without the prior written consent of the Operating Agent.

         (F) Cross Indemnity: The Seller shall not amend or otherwise change the Deed of Cross-Indemnity dated as of the date hereof between Exide Europe and the Programme Sellers, except in respect of amendments or changes of a purely technical or immaterial nature which do not affect either: (i) the title of the Buyer to the Receivables assigned (or purported to be assigned) pursuant to Clause 4 or (ii) the effectiveness of the assignment (or purported assignment) pursuant to Clause 4.

 11.     REPORTING REQUIREMENTS OF THE SELLER

         Until the later of the Termination Date and the Relevant Date, the Seller will, unless the Operating Agent otherwise consents, furnish to the Operating Agent:

         (A) Annual Accounts of Seller: As soon as available and in any event within 180 days after the end of the Seller's financial year, a copy of the Seller's annual accounts and (if they are prepared) consolidated accounts in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding financial year.

         (B) Annual Accounts of Exide Europe: As soon as available and in any event within 180 days after the end of each of Exide Europe's financial years, a copy of Exide Europe's annual accounts, prepared (as appropriate) on a consolidated basis in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding financial year, together with the report of an internationally recognised firm of independent auditors.

         (C) Other Financial Information: Upon request of the Operating Agent, such financial information, accounts and records with respect to the Seller or Exide Europe which are relevant to the Programme as the Operating Agent may from time to time reasonably request.

         (D) Defaults and other Events: Forthwith on becoming aware of any of the events described in (1), (2), (3) or (4) below or any event which, with the giving of notice or lapse of time or both, would constitute one of such events, the statement of the chief financial officer or chief accounting officer of the Seller setting out details of that event and the action which the Seller proposes to take with respect to that event:

               (1) the Seller fails to pay any principal of or premium or interest on any Debt in excess (in the agregate) of the Peseta equivalent of $5,000,000, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, or any other default under any agreement or instrument relating to any Debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate or to permit the acceleration of the maturity of such Debt, or any such Debt shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity' thereof, or any present or future mortgage, charge or other security interest on or over any assets of the Seller becomes enforceable;

               (2) a resolution is passed or a petition is presented or an order made for the winding up, liquidation, dissolution, merger or consolidation of the Seller (except for the purposes of a bona fide reconstruction or amalgamation with the consent of the Operating Agent), or a petition is presented or an order made for the appointment of an administrator in relation to the Seller or a receiver, administrative receiver or manager is appointed over any part of the assets or undertaking of the Seller or any event analogous, to any of the foregoing occurs (except, in the case where a petition is presented (i) the proceeding is frivolous or vexatious and (ii) the Originator is solvent and is contesting the proceeding in good faith);

               (3) an Agent Account Event occurs; or

               (4) an Early Amortisation Event occurs.

          (E) Debt Service Cover Ratio: Within 45 days after the end of every Accounting Quarter (as that term is defined under the Syndicated Facility), a report showing the current Debt Service Cover Ratio of Exide Europe for such calendar month.

          (F) Summary Report: Promptly, from time to time, such other information, documents, records or reports respecting the Receivables or the condition or operations, financial or otherwise, of the Seller [or any of its Affiliates], as the Operating Agent may from time to time reasonably request in order to protect the interests of the Buyer or the Operating Agent, including, prior to 10:00 a.m., London time, on each Summary Report Date, a Summary Report (with, among other things, the information necessary to determine the Default Ratio).

          (G) Account Debtors: Within two calendar weeks after the end of each calendar quarter (or such more frequent time as the Operating Agent may request in writing), the Seller shall deliver to the Operating Agent a current list of all Account Debtors in respect of Purchased Receivables and the addresses of such Account Debtors.

The obligations of the Seller to deliver reports or similar information to the Buyer pursuant to this Agreement may be delegated by the Seller to Exide Europe, and the performance by Exide Europe of such obligations hereunder shall be deemed to be the performance by the Seller of such obligations: provided however, that the Seller shall remain liable for any non-performance of such obligations.

 12.     COLLECTION AGENT, COLLECTION AND AGENT ACCOUNT

 (A) Designation of Collection Agent: The servicing, administering and collection of the Receivables shall be conducted by such Person (the "Collection Agent") so designated from time to time pursuant to this Clause 12(A). Until the Operating Agent gives notice to the Seller of a designation of a new Collection Agent, the Seller's Receivables is designated as, and agrees to perform the duties and obligations of, the Collection Agent pursuant to the terms of this Agreement. The Operating Agent may at any time after the occurrence of an Early Amortisation Event or an Agent Account Event designate as Collection Agent any Person (including itself) to succeed the Seller or any successor Collection Agent, on the condition in each case that any such Person agrees to perform the duties and obligations of the Collection Agent pursuant to the terms of this Agreement. The Collection Agent may, with the prior consent of the Operating Agent, subcontract with any other Person for servicing, administering or collecting the Receivables; provided, however, that the Collection Agent will remain liable for the performance of the duties and obligations of the Collection Agent under this Agreement.

 (B)     Duties of Collection Agent: The Collection Agent:

         (1) will take or cause to be taken all such actions as may be necessary or advisable to collect each Purchased Receivable, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy and the instructions of the Operating Agent. The Seller and the Buyer hereby appoint the Collection Agent as its agent to enforce its respective rights and interests in and under the Purchased Receivables, the Related Security and the Contracts;

         (2) will deposit in the Agent Account for the account of the Buyer all Collections of Purchased Receivables in accordance with this Agreement and the Agent Account Bank Mandate and may, unless and until instructed otherwise by the Operating Agent following the occurrence of an Early Amortisation Event or a Agent Account Event, deposit in the Agent Account monies other than Collections.

         (3) confirm that the Agent Account Bank will make available to the Collection Agent information showing amounts received on each Local Business Day and standing to the credit of the Agent Account as at the close of business on that day;

         (4) upon receipt of the information referred to in (3) above the Collection Agent shall, on behalf of the Buyer and the Seller, make all such determinations and calculations as are necessary in order to determine, in respect of amounts standing to the credit of the Agent Account on each Local Business Day, the Buyer Entitlement and the Seller Entitlement respectively, and shall direct the Agent Account Bank, prior to 12:00 noon on each Local Business Day, to transfer to the Seller Non-Transaction Account the Seller Entitlement;

         (5) other than the transfers referred to in paragraph (4) above the Collection Agent shall not, without the prior written consent of the Operating Agent, withdraw funds from the Agent Account or direct the Agent Account Bank to make any transfers from the

                 Agent Account, except for withdrawals or transfers of cleared funds standing to the credit of the Agent Account which represent the Seller Entitlement and provided that any such withdrawal or transfer would not cause the Agent Account to become overdrawn;

         (6) may not extend, amend, modify or waive the terms of any Purchased Receivable or amend, modify or waive any term or condition of any Contract related thereto, where such extension, amendment, modification or waiver would prejudicially affect such Purchased Receivable, unless the Operating Agent shall have otherwise consented in writing. The Seller shall deliver to the Collection Agent (if other than the Seller) all documents, instruments and records which evidence or relate to the Purchased Receivables which the Operating Agent may reasonably request;

         (7) if other than the Seller, will provide to the Seller all such information as the Seller may require for purposes of the Summary Report and will as soon as practicable following receipt pay to or to the order of the Seller the Collections of any Receivable which is not a Purchased Receivable;

         (8) if other than the Seller, will as soon as practicable upon demand make available or (if so demanded) deliver to the Seller all documents, instruments and records in its possession which evidence or relate to Receivables of the Seller other than Purchased Receivables, and copies of documents, instruments and records in its possession which evidence or relate to Purchased Receivables which the Operating Agent may reasonably request; and

         (9) if the Operating Agent or its designee, and notwithstanding anything to the contrary contained in this Agreement, shall have no obligation to collect, enforce or take any other action described in this Agreement with respect to any Receivable that is not a Purchased Receivable other than to turn over, make available or deliver to the Seller the Collections and documents with respect to any such Receivable as described in
                 (4) and (5) above.

 (C) Advance Payments: The Seller may, from time to time on any Local Business Day prior to the Termination Date, unless and until the Operating Agent directs otherwise in the event that there is an Early Amortisation Event or an Agent Account Event, withdraw, by way of advance payment on account of such Purchase Price as will or may be payable to the Seller on the next following Purchase Date, any amount or amounts standing to the credit of the Agent Account. Any amount so withdrawn (an "Advance Payment") shall be set off pro tanto in accordance with Clause 4(C) against the Buyer's obligation to pay any Purchase Price payable on the next following Purchase Date and, to the extent the amount of the Advance Payment exceeds the amount of the Purchase Price, be refunded by the Seller in full by the transfer of cleared funds to the Agent Account not later than 12:00 noon on the next following Settlement Date; provided always that any Advance Payment shall be refunded by the Seller by the transfer of cleared funds to the Agent Account immediately upon the demand of the Operating Agent in the event that there is an Early Amortisation Event or a Agent Account Event. The Seller shall not be obliged to pay interest on any Advance Payment unless and to the extent that it is not refunded as required under this Clause. Any overdue amounts shall bear default interest in accordance with Clause 6(D).

(D) Failure to Report: If there is a failure at any time by the Collection Agent to report and quantify the amount of Collections received or the amounts of any Advance Payments and/or the funds standing to the credit of the Agent Account in respect of any Settlement Period such that the amounts due by the Seller and the Buyer pursuant to Clauses 4(B) and
         (C) cannot be accurately determined (in the Operating Agent's reasonable opinion), there will fall due from the Seller to the Buyer on the Settlement Date at the end of such Settlement Period (on account of repayment of Advance Payments) an amount equal to the anticipated Collections in respect of such Settlement Period as determined by the Operating Agent, acting reasonably. For the purposes of this Clause 12(D), it shall be considered reasonable for the Operating Agent to anticipate that all Collections due during such Settlement Period were received by the Collection Agent during such Settlement Period. The Buyer shall deposit such amount into the Temporary Adjustment Account. Upon the Operating Agent becoming satisfied that a proper assessment of the amounts due by way of repayment of Advance Payments has been made, there shall be an adjustment in accordance with such assessment, by way of repayment from the Buyer or (provided no Early Amortisation Event has occurred) by way of further payment by the Seller, as required, and such adjusted sum shall be treated for all purposes under this Agreement as the Collections received during such Settlement Period. Provided that such failure by the Collection Agent does not last longer than two consecutive Settlement Periods and the provisions of this Clause 12(D) are complied with, such failure shall not by itself constitute an Early Amortisation Event.

(E) In consideration of the Agent acting as such under this Agreement, the Seller shall pay to the Agent until the Termination Date the Agent Fee of Pesetas 45.000 plus VAT (if any), such fee to be payable quarterly in advance on the first Settlement Date and three monthly thereafter.

13.      PROTECTION OF THE BUYER'S RIGHTS


(A) Notice of Sale: At any time after the occurrence of an Early Amortisation Event, the Operating Agent may (and the Seller following the Operating Agent's request shall) notify the Account Debtors, or any of them, of Purchased Receivables of the Buyer's ownership of the Purchased Receivables and the Collections of the Purchased Receivables and direct (or cause the Seller to direct) all the Account Debtors of Purchased Receivables, or any of them, that payment of all amounts payable under any such Purchased Receivable be made directly to the Operating Agent or its designee.

(B) Reconstruction of Accounts Receivable Trial Balance: If at any time the Seller does not generate an Accounts Receivable Trial Balance in relation to any Purchase Date (whether or not it is obliged to do so) or (ii) provide the information to Exide Europe enumerated in Clause 9(L),,the Operating Agent will have the right to reconstruct that Accounts Receivable Trial Balance or such information so that a determination of the Purchased Receivables can be made, and such reconstruction will be conclusive (in the absence of manifest error) for the purposes of determining Purchased Receivables.

(C) Operating Agent's Right to Perform: If the Originator fails to perform any of its agreements or obligations under this Agreement, the Operating Agent may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation.

(D) Power of Attorney (Poderes Notariales): Without prejudice to the provisions of Clauses 13(A) to (D), the Originator irrevocably constitutes and appoints the Operating Agent, with full power of substitution, as its true and lawful attorney and agent, with full power and authority in its name or otherwise, and in its place and stead, and for its use and benefit at any time after the occurrence of an Early Amortisation Event to take such action as the Operating Agent may deem necessary or desirable in order to protect the interests of the Buyer, Eureka and/or the Operating Agent and/or the Liquidity Banks and/or to perfect title to any of the Purchased Receivables, or Related Security, including the redirection of mail and endorse drafts, cheques and other payment media, to perform any agreement or obligation of the Originator under or in connection with this Agreement and/or under the Account Bank Mandate(s), and to exercise all other remedies of the Originator under this Agreement or existing at law. In furtherance of the power herein granted, the Originator will assist and co-operate with the Operating Agent and provide such facilities as the Operating Agent may request. The power of attorney hereby granted is given by way of security, is coupled with an interest, and is irrevocable and will extend to and be binding upon the successors and assigns of the Originator and is in substance on the terms expressed in Schedule 9 to this Agreement.

14.      RESPONSIBILITIES OF THE SELLER


         Anything herein to the contrary notwithstanding:

         (A) Perform Contracts: The Seller will perform all its obligations under the Contracts related to the Purchased Receivables to the same extent as if such Purchased Receivables had not been sold pursuant to this Agreement and the exercise by either the Operating Agent or the Buyer of its rights hereunder will not relieve the Seller from such obligations.

         (B) Exoneration of Buyer, Agent and Operating Agent: None of the Buyer, Agent, Eureka nor the Operating Agent will have any obligation or liability with respect to any Purchased Receivables or related Contracts, nor will the Buyer, Agent, Eureka or the Operating Agent be obliged to perform any of the obligations of the Seller thereunder.

         (C) Until the Operating Agent requests otherwise, the Seller will hold in the interest of and for the sole benefit of the Buyer the Contracts and other documentary items relating to the uncollected Purchased Receivables at its address specified in this Agreement. To the extent that the Contracts or other documentary items also relate to Receivables that are not Purchased Receivables, the Seller will hold them in such interests for both the Buyer and the Seller to the extent of the respective rights of the Buyer and the Seller therein unless possession thereof is required by the Buyer to enforce its ownership rights. The Seller will deliver such Purchased Receivables, Contracts and documents to the Operating Agent (or as it may direct), if so directed by the Operating Agent following an Early Amortisation Event, and the Operating Agent will make them available to the Seller to the extent that they contain material or information that does not relate to Purchased Receivables and to the extent that the Buyer's interests are not thereby compromised.

(D) Marking: The Seller will mark clearly and unambiguously its ordinary business records, including without limitation its master data processing records, relating to the Purchased Receivables with a legend acceptable to the Operating Agent indicating that such Purchased Receivables are owned by the Buyer. The Seller agrees that from time to time it will promptly execute and deliver all instruments and documents, and take all further action that the Operating Agent may reasonably request in order to perfect (except in so far as perfection may entail notifying the Account Debtors of the Buyer's ownership of the Purchased Receivables and the Collections of the Purchased Receivables, which shall only be undertaken in accordance with Clause 13(A) after an Early Amortisation Event), protect or more fully evidence the Buyer's ownership interest in the Purchased Receivables, the Collections and the Related Security and pending such time will keep an up to date record of all Purchased Receivables.

(E) Third Party Collection Agent: At any time following the designation of a Collection Agent other than the Seller:

         (1) The Seller will, at the Operating Agent's request, (a) assemble all the documents, instruments and other records (including, without limitation, computer tapes and disks) which evidence the Purchased Receivables, and the related Contracts and Related Security, or which are otherwise necessary or desirable to collect such Purchased Receivables, and will make the same available to the Operating Agent at a place selected by the Operating Agent or its designee or (if so requested) deliver the same to the Operating Agent (or as it may direct), and (b) segregate all cash, cheques and other instruments received by it from time to time constituting Collections of Purchased Receivables in a manner acceptable to the Operating Agent and will, promptly upon receipt, remit all such cash, cheques and instruments, duly endorsed or with duly executed instruments of transfer, to the Operating Agent or its designee.

         (2) The Seller authorises the Operating Agent to take any and all steps in the Seller's name and on behalf of the Seller necessary or desirable, in the determination of the Operating Agent, to collect all amounts due under any and all Purchased Receivables, including, without limitation, endorsing the Seller's name on cheques and other instruments representing Collections and enforcing such Purchased Receivables and the related Contracts.

(F) Value Added Tax: For the purpose of ensuring recoupment of any value added tax forming part of a Purchased Receivable:

         (1) all or part of which remains unpaid after the statutory period for purposes of claiming bad debt relief has elapsed; or

         (2) (without prejudice to Clause 5(D)) which or the Outstanding Balance of which is, or would be, reduced, adjusted or cancelled by the Seller and/or any other Person whether as a result of the matters in Clause 5(D) or for any other reason;

                 the Seller will use its reasonable endeavours to recover such value added tax (or the appropriate part thereof) from the appropriate tax authorities, as agent of the Buyer, and promptly remit it to the Buyer and, until so remitted, will hold for the Buyer any dividend received or value added tax recovered by the Seller in respect thereof (and any such dividend or recovery will be and be treated as a Collection). The Seller will make such accounting write-offs and transfers and raise such credit notes as may be necessary or desirable for this purpose, and take all such other steps as may be reasonably requested by the Operating Agent. In particular, the Seller will, at the request of the Operating Agent, accept a re-assignment of any such Purchased Receivable (for a nil consideration) solely for the purpose of facilitating recoupment of such value added tax.

15.      AGENCY AND INDEMNITIES

(A) Agency: In acting under this Agreement the Operating Agent shall have only such duties, obligations and responsibilities as are expressly set out in this Agreement (and such other duties, obligations and responsibilities as are reasonably incidental) and acts solely as agent of Eureka. However, without prejudice to the generality of the foregoing, only the Operating Agent shall be entitled to receive and retain fees and other amounts (including indemnification under this Clause 15) payable to the Operating Agent for its own account.

(B) Indemnities by Seller: The Seller agrees to indemnify the Buyer, the Agent, the Operating Agent and their respective Affiliates and the Collection Agent from and against any and all damages, losses, claims, liabilities and related reasonable costs and expenses, including attorneys' fees and disbursements together with VAT thereon (all of the foregoing being collectively referred to as "Indemnified Amounts") awarded against or incurred by any of them arising out of or relating to this Agreement or the ownership of Purchased Receivables, excluding, however, (a) such amounts resulting from gross negligence or wilful misconduct on the part of the Person who would otherwise be entitled to claim such indemnification or (b) in the case of the Agent, the Operating Agent and their respective Affiliates and the Collection Agent recourse (except as otherwise specifically provided in this Agreement) for uncollectible Purchased Receivables or for losses arising out of late Collections. Without limiting the foregoing, Indemnified Amounts include amounts relating to or resulting from:

         (1) reliance on any representation or warranty made or deemed made by the Seller under or in connection with this Agreement, or any other information or report delivered by the Seller or the Collection Agent pursuant to this Agreement, which shall have been false or incorrect in any material respect when made or deemed made or delivered (to the extent that such amounts have not already been recovered by the applicable indemnified party pursuant to Clause 5(D));

         (2) the failure by the Seller to comply with any term, provision or covenant contained in this Agreement or with any applicable law, rule or regulation with respect to any Receivable, the related Contract or the Related Security, or the nonconformity of any Receivable or the related Contract or the Related Security with any such applicable law, rule or regulation;

         (3) the failure to vest and maintain vested in the Buyer ownership of each Purchased Receivable, free and clear of any Adverse Claim whether existing at the time of the Purchase of such Receivable or at any time thereafter, excluding any such Adverse Claim created by the Buyer;

         (4) any dispute, claim, offset or defence (other than discharge in bankruptcy or winding up by reason of insolvency or analogous event of the Account Debtor) of the Account Debtor to the payment of any Receivable which is, or is purported to be, a Purchase Receivable (including, without limitation, a defence based on such Receivable or the related Contract not being a legal, valid, binding and enforceable obligation of such Account Debtor), or any other claim resulting from the sale of the goods or services related to such Receivable or the furnishing or failure to furnish such goods or services;

         (5) any failure of the Seller, as Collection Agent or otherwise, to perform its duties or obligations in accordance with the provisions of this Agreement;

         (6) the Buyer, at the request or with the approval of the Seller, contracting for or arranging foreign exchange transactions and/or funding in connection with any anticipated Purchase and such Purchase does not in fact take place as a result of the Seller. not delivering a Notice of Sale, the operation of Clause 3(B) or any other provision of this Agreement, or a sale of Receivables not being effected in relation to a Notice of Sale by reason of any event described in Clause 11(D)(1), (2),
                 (3) and (4) or any breach by the Seller (in whatever capacity) of any of its obligations under or in connection with this Agreement;

         (7) any products liability claim, or personal injury or property damage claim, or other similar or related claim or action of whatever sort arising out of or in connection with goods, merchandise or services which are the subject of any Receivable or Contract, and

         (8) the transfer of an ownership interest in any Receivable other than an Eligible Receivable (to the extent that such amounts have not already been recovered by the applicable indemnified party pursuant to Clause 5(D).

         The Operating Agent will provide the Seller with a certificate or certificates showing in reasonable detail the basis for the calculation of Indemnified Amounts claimed under this Clause 15(B) provided, for the avoidance of doubt, that the provision of such certificate or certificates shall not be a condition for the making of any claim under this Clause 15(B).

(C) Increased Costs: If the Operating Agent determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) coming into force after the Effective Date affects or would affect the amount of capital required or expected to be maintained by the Buyer, the Agent, the Operating Agent, Citibank or any Person controlling the Buyer, the Agent, the Operating Agent or Citibank, and the Operating Agent determines that the amount of such capital is increased by or based upon the existence of the Buyer's agreement, in its disconnection, to make or maintain purchases under or pursuant to this Agreement and other similar agreements or facilities (or any agreement entered into in accordance with Clause 19(C)), or if the Operating Agent reasonably determines that any amount is to be paid for liquidity agreements by the Buyer on account of capital required or expected to be maintained by the provider thereof, then, upon written demand by the Operating Agent, the Seller shall immediately pay to the Operating Agent for the account of the Buyer or Citibank or the Agent or, as the case may be, for its own account from to time, additional amounts as specified by the Operating Agent, sufficient to compensate, in light of such circumstances, to the extent that the Operating Agent reasonably determines such increase in capital or, as the case may be, such amount to be allocable to the existence of the Buyer's agreement as referred to above. A certificate as to such amount submitted to the Seller by the Operating Agent shall, in the absence of manifest error, be conclusive and binding for all purposes.

(D) Increased Costs in Respect of Taxation: If the Operating Agent determines that as a result of any change in or in the interpretation of or of the introduction of any law, regulation or regulatory requirement relating to taxation coming into force after the Effective Date, or as a result of any act or omission of the Seller, any of the Buyer, the Agent, the Operating Agent, Citibank or any Person controlling the Buyer, the Agent, Citibank or the Operating Agent, incurs or will incur an increased cost in respect of purchase or agreements to purchase made under or pursuant to this Agreement (or any agreement entered into pursuant to Clause 19(C)) other than an increased cost arising solely as a result of a change in the nate of taxation on the overall net income of the relevant indemnified party, the Seller shall immediately pay to the Operating Agent for the account of the Buyer, the Agent or Citibank or, as the case may be, for its own account from time to time, additional amounts as specified by the Operating Agent, equal to such cost. A certificate as to such amount submitted to the Seller by the Operating Agent shall, in the absence of manifest error, be conclusive and binding for all purposes.

(E) Judgment Currency: Each reference in this Agreement to a specific currency is of the essence. The obligation of the Seller (individually, or as the Collection Agent) in respect of any sum due from it to the Operating Agent or the Buyer under this Agreement will, notwithstanding any judgment in any other currency, or any bankruptcy or winding up by reason of insolvency or analogous event of the Seller, be discharged only to the extent that on the Local Business Day following receipt by the Operating Agent or the Buyer of any sum adjudged or determined to be so due in such other currency, the Operating Agent could in accordance with normal banking procedures purchase the currency specified in this Agreement with such other currency. If the amount of currency so purchased is less than the amount of the specified currency originally due to the Operating Agent or the Buyer, the Seller agrees, as a separate obligation and notwithstanding any such judgment, bankruptcy, winding up or analogous event, to indemnify the Operating Agent and the Buyer against such loss.

(F) Payment: Any amounts subject to the indemnification provisions of Clause 15(B), (C), (D) or (E) shall be paid by the Seller to the Operating Agent within two Programme Business Days following the Operating Agent's demand therefor.

(G) After Tax Amount: In the event that any taxing authority seeks to charge to tax any sum paid to the Buyer or the Operating Agent or any of their respective Affiliates as a result of the indemnities or other obligations contained herein, then the amount so payable shall be grossed up by such amount as will ensure that after payment of the tax so charged there shall be left a sum equal to the amount that would otherwise be payable under such indemnity or obligation.

16.      AMENDMENTS, ETC.

(A) Amendments and Waivers: No amendment or waiver of any provision of this Agreement nor consent to any departure by the Seller therefrom shall in any event be effective unless the same shall be in writing and signed by (1) the Seller, the Agent, the Buyer and the Operating Agent with respect to an amendment, or (2) the Seller, the Agent the Buyer or the Operating Agent, as the case may be, with respect to a waiver or consent by it, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(B) Entire Agreement: This Agreement contains a final and complete integration of all prior expressions by the parties with respect to the subject matter of this Agreement and constitutes the entire agreement among the parties with respect to the subject matter of this Agreement, superseding all prior oral or written understandings.

17.      NOTICES

         All notices and other communications provided for under this Agreement shall, unless otherwise stated in this Agreement, be in writing in the English language (including telex and fax communication) and mailed (first class, postage paid) or delivered to each party at its address set out under its name on the execution pages of this Agreement or at such other telex or fax number or address as may be designated by such party in a written notice to the other parties. All such notices and communications will be effective, (i) in the case of written notice, five days after being deposited in the post, or (ii) in the case of notice by telex, when telexed against receipt of answer back, or (iii) in the case of notice by fax, at the time of transmission unless served on a day which is not a Local Business Day or after 5:00pm at the place in which the recipient is located, in which case it will be effective at 9:00am at the place in which the recipient is located on the following Local Business Day. In each case notice must be addressed as aforesaid:

18.      NO WAIVER: REMEDIES

(A) No Waiver: No failure on the part of the Agent, the Buyer, the Seller or the Operating Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any night or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The remedies in this Agreement are cumulative and not exclusive of any remedies provided by law.

(B) Set Off: Without limiting the provisions of Clause 18(A) the Buyer, the Agent, and the Operating Agent are hereby authorised by the Seller at any time after the Seller is in default of its obligations under this Agreement or an Early Amortisation Event has occurred and to set off and apply, and/or to instruct Citibank or any of Citibank's Affiliates to set off and apply, any and all deposits at any time held and other indebtedness at any time owing (whether general or special, time or demand, provisional or final and in whatever currency) by the Buyer, the Agent, the Operating Agent or, as the case may be, any such Affiliate to or for the credit or the account of the Seller against any and all of the obligations of the Seller (as such, as Collection Agent, or otherwise), now or hereafter existing under this Agreement, to the Buyer, the Agent, or the Operating Agent or their respective successors and assigns on, as the case may be, now or hereafter due or owing on any account to Citibank or any of Citibank's Affiliates (and for this purpose to convert one currency into another).

19.      BINDING EFFECT: ASSIGNABILITY

(A) Successors and Assigns: This Agreement is binding upon and enures to the benefit of (1) the Seller and its successors and permitted assignees in accordance with Clause 19(B); (2) the Buyer and also in relation to the benefit, but not the burden of this Agreement, each Person to whom the Buyer has for the time being in accordance with Clause 19(C) (2) or (3) granted or assigned (or agreed to grant or assign) all or part of any Purchased Receivable (or any participation or interest, whether proprietary or contractual, in or in respect of all or part of any Purchased Receivable) and/or all or any of its rights, benefits and interest in or under this Agreement and their respective successors and assignees; (3) the Agent and its successors and (4) Citibank and its successors as Operating Agent (and the terms "Seller", "Buyer" and "Operating Agent" shall be construed accordingly).

(B) The Seller: No Seller may assign any of its rights, benefits or interest in or under this Agreement except with the prior consent of the Operating Agent.

(C) The Buyer: The Buyer may grant or assign all or part of any Purchased Receivable (or any participation or interest, whether proprietary or contractual, in or in respect of all of any part of any Purchased Receivable) and/or all or any of its rights, benefits and interest in or under this Agreement (1) as provided in this Agreement, (2) to Eureka or any Affiliate of Eureka or any vehicle managed by Eureka or an Affiliate of Eureka (3) to Citibank or any Affiliate of Citibank or any vehicle managed by Citibank or an Affiliate of Citibank, or (4) (after first offering to make such grant or assignment on substantially similar terms to the Seller, and the Seller not accepting such offer within 10 Programme Business Days of the date of the offer) to any other Person which engages in the business of purchasing or accepting grants or assignments of, or making loans in respect of, accounts receivable or other debts or intangibles or participations or interests, whether proprietary or contractual, therein or in respect thereof, and has entered into an agreement with the Buyer. Any such grant or assignment as referred to in (2), (3) and
         (4) above shall be upon such terms and conditions as the parties thereto may mutually agree. Upon the assignment of all or part of any' Purchased Receivable, rights, benefits and/or interests from an assignor as described above, the respective assignee receiving such assignment shall have all the rights of such assignor hereunder with respect to such Purchased Receivable (or part thereof), rights, benefits and/or interests. An assignor of any Purchased Receivable (or part thereof), rights, benefits and/or interests under this Agreement will provide notice to the Seller of any such assignment, unless notice is waived by the Seller.

(D) Additional Seller: The Operating Agent may, in its sole and absolute discretion, at the request of Exide Europe, admit DETA-Iberica S.A. as a Seller under this Agreement (for the purposes of this Clause 19(D), such party or parties shall be referred to as the "Additional Seller")]. In addition to the discretion of the Operating Agent, the admission the Additional Seller shall also be subject to the following conditions precedent:

         (1) the Operating Agent receives the documents and information specified in Schedule 5 in respect of the Additional Seller, each in form and substance satisfactory to the Operating Agent;

         (2) the Additional Seller, the Seller and the Buyer have delivered to the Operating Agent a duly completed and executed Admission of Additional Seller in the form attached as Schedule 2 (together with confirmation of due execution and delivery, in form and substance satisfactory to the Operating Agent) and the Operating Agent has indicated its consent by execution of the Admission of Additional Seller; and

         (3) Exide Europe shall have confirmed in writing to the Operating Agent that the Letter of Undertaking shall apply, on the terms stated therein, to all of the obligations of the Additional Seller under the Programme;

         upon which time the Additional Seller shall be deemed to be a party to this Agreement from and after the next Settlement Date subsequent to the execution of the Admission of Additional Seller by the Operating Agent, and the Additional Seller shall be under the same obligations towards each of the other parties to this Agreement as if it had been an original party hereto as a "Seller".

20.      TERMINATION

         This Agreement will create and constitute the continuing obligations of the parties in accordance with its terms, and will remain in full force and effect until such time, after the Termination Date, as all Capital of all Groups of Receivables has been reduced to zero and all Yield, Programme Costs and other fees due under this Agreement or Fees Letter have been paid; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made by the Seller in or pursuant to this Agreement, the provisions of Clause 21 and the indemnification and payment provisions of this Agreement will be continuing and will survive any termination of this Agreement. The Operating Agent will notify the Rating Agencies promptly upon the occurrence of:

         (A)     the Termination Date; and/or

         (B)     any material amendment to this Agreement.

21.      NO PROCEEDINGS

(A) Buyer: The Seller and the Operating Agent each hereby agree that they will not institute against the Buyer any bankruptcy, insolvency or similar proceeding so long as any commercial paper issued by Eureka or any of its Affiliates is outstanding or one year plus one day has not elapsed since the last day on which any such commercial paper was outstanding.

(B) Eureka: The Seller, the Buyer and the Operating Agent each hereby agree that they will not institute against Eureka or any of its Affiliates any bankruptcy, insolvency or similar proceeding so long as any commercial paper issued by Eureka or any of its Affiliates is outstanding or one year plus one day has not elapsed since the last day on which any such commercial paper was outstanding.

22.      EXECUTION IN COUNTERPARTS: SEVERABILITY

(A) Counterparts: This Agreement may be executed in any number of counterparts--and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

(B) Severability: If any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations under this Agreement, or of such provision or obligation in any other jurisdiction, shall not be affected or impaired thereby.

23.      CONFIDENTIALITY

         Unless otherwise required by applicable law or regulation, or as requested by any regulator or tribunal with competent jurisdiction over, or over any business of, the relevant party, each of the parties agrees to maintain the confidentiality of this Agreement in its communications with third parties and otherwise.

24.      GOVERNING LAW AND JURISDICTION

(A) Governing Law: This Agreement shall be governed by, and construed in accordance with, the laws of Spain.

(B) Consent to Jurisdiction: The parties hereto hereby irrevocably and for the benefit of each other submit to the jurisdiction of the courts of Madrid in any action or proceeding arising out of or relating to this Agreement, and hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such courts. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defence of an inconvenient forum to the maintenance of such action or proceeding. As an alternative method of service, the Seller and the Buyer also irrevocably consent to the service of any and all process in any such action or proceeding by the delivery of copies of such process to the Seller or the Buyer, as applicable, at the address designated for notices under this Agreement. The Seller and the Buyer agree that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing shall affect the right to serve process in any other manner permitted by law.

IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

SOCIEDAD ESPANOLA DEL ACUMULADOR, S.A.
as Seller



By: /s/ Baldomero Sanchez Falcon
   -------------------------------------
   Name: BALDOMERO SANCHEZ FALCON
   Title: EMPOWERED
   Date: 10.06.1997


EXIDE EUROPE FUNDING Ltd.
as Buyer



By: /s/ PAUL EGERTON-VERNON
   -------------------------------------
   Name: PAUL EGERTON-VERNON
   Title: DIRECTOR
   Date: 13.06.97


TUDOR COLLECTIONS LTD.
as Agent



By: /s/ PAUL EGERTON-VERNON
   -------------------------------------
   Name: PAUL EGERTON-VERNON
   Title: DIRECTOR
   Date: 13.06.97


CITIBANK, N.A.
as Operating Agent



By: /s/ Michael Storm
   -------------------------------------
   Name: Michael Storm
   Title: VP
   Date: 17.06.97

                                                                EXECUTION COPY




                      GERMAN RECEIVABLES SALE AGREEMENT




                              dated 5 June, 1997





                    ACCUMULATORENFABRIK SONNENSCHEIN GmbH

                        EXIDE AUTOMOTIVE BATTERIE GmbH

                               HAGEN BATTERIE AG

               collectively, as Sellers and as Collection Agents





                           EXIDE EUROPE FUNDING LTD.

                                   as Buyer





                                CITIBANK, N.A.

                              as Operating Agent









                                Clifford Chance

                                   Frankfurt

                                   CONTENTS


1.       DEFINITIONS AND CONSTRUCTION......................................  1

2.       FACILITY.......................................................... 22

3.       CONDITIONS PRECEDENT.............................................. 22

4.       PURCHASES......................................................... 24

5.       COLLECTIONS AND SETTLEMENT........................................ 26

6.       FEES, COSTS AND STAMP DUTY........................................ 29

7.       PAYMENTS AND COMPUTATIONS, ETC.................................... 30

8.       REPRESENTATIONS AND WARRANTIES OF THE SELLERS..................... 31

9.       AFFIRMATIVE COVENANTS OF THE SELLERS.............................. 35

10.      NEGATIVE COVENANTS OF THE SELLERS................................. 37

11.      REPORTING REQUIREMENTS OF THE SELLERS............................. 38

12.      COLLECTION AGENTS, COLLECTIONS AND BUYER ACCOUNTS................. 40

13.      PROTECTION OF THE BUYER'S RIGHTS.................................. 45

14.      RESPONSIBILITIES OF THE SELLERS................................... 46

15.      AGENCY AND INDEMNITIES............................................ 48

16.      AMENDMENTS, ETC................................................... 51

17.      NOTICES........................................................... 52

18.      NO WAIVER: REMEDIES............................................... 52

19.      BINDING EFFECT: ASSIGNABILITY..................................... 53

20.      TERMINATION....................................................... 54

21.      NO PROCEEDINGS.................................................... 55

22.      RESTRUCTURING..................................................... 55

23.      RELEASE OF EXCESS RELATED SECURITY................................ 56

24.      EXECUTION IN COUNTERPARTS: SEVERABILITY........................... 56

25.      CONFIDENTIALITY................................................... 56

26.      GOVERNING LAW AND JURISDICTION.................................... 56


THE SCHEDULES

Schedule 1       Part 1 - Offices of the Sellers

                 Part 2 - Collection Accounts

                 Part 3 - Seller Non-Transaction Accounts

                 Part 4 - Buyer Accounts

Schedule 2       Form of Admission of Additional Seller

Schedule 3       Form of Settlement Statement

Schedule 4       Form of Summary Report

Schedule 5       Initial Conditions Precedent

Schedule 6       Form of Notice of Sale

Schedule 7       Forms of Contract

Schedule 8       Part 1           -   Information to be provided to Exide Europe

                 Part 2           -   Form of Monthly Summary

Schedule 9       Part 1           -   Form of ASGmbH Account Pledge Agreement

                 Part 2          -    Form of EABGmbH Account Pledge Agreement

                 Part 3          -    Form of HBAG Account Pledge Agreement

                 Part 4          -    Form of Buyer Account Pledge Agreement

THIS RECEIVABLES SALE AGREEMENT, dated 5 June, 1997, is made among:


(1) ACCUMULATORENFABRIK SONNENSCHEIN GmbH, a company registered under HRB 107 at Amtsgericht Budingen ("ASGmbH");


(2) EXIDE AUTOMOTIVE BATTERIE GmbH, a company registered under HRB 6408 at Amtsgericht Kassel ("EABGmbH");


(3) HAGEN BATTERIE AG, a company registered under HRB 1087 at Amtsgericht Soest ("HBAG" and, together with ASGmbH and EABGmbH, the "Sellers" and "Seller" means any of them);


(4) EXIDE EUROPE FUNDING LTD., a company with its registered office at 22 Grenville Street, St. Helier, Jersey JE4 8PX, Channel Islands (the "Buyer");


(5) CITIBANK, N.A., a United States national banking association acting through its London branch at 336 Strand, London WC2R lHB (the "Operating Agent");



Preliminary Statements


 A. Each of the Sellers desires to sell, from time to time, all of its rights and title to and interest in certain of its Receivables, and the Buyer desires to purchase, from time to time, such Receivables from such Seller on or after the Effective Date; and


 B. The Operating Agent has been requested and is willing to act as Operating Agent as set out in this Agreement and, in particular, in Clause 15(A), subject to the ability of the Operating Agent to delegate its obligations pursuant to the terms of this Agreement, in particular, Clause 4(G).


NOW, THEREFORE, the parties agree as follows:


1.       DEFINITIONS AND CONSTRUCTION


In this Agreement (including the Preliminary Statements):


(A) Accounting Terms: All accounting terms not specifically defined in this Agreement shall be construed in accordance with generally accepted accounting principles as in effect on the date hereof in the Federal Republic of Germany.

(B) Defined Terms: The following terms shall have the meanings indicated:


"Account Debtor" means a Person obliged to make payment(s) pursuant to a Contract.


"Account Pledge Agreements" means the account pledge agreements substantially in the forms of Schedule 9 hereto.

"Accounts Receivable Listing" means a list, by invoice number, of all of the Contracts which are shown on a Seller's general ledger as outstanding at the time the list is compiled together with such other information concerning each Contract, and in such format, as the Operating Agent may specify.

"Accounts Receivable Trial Balance" means a Seller's accounts receivable trial balance computer printout, containing a list of Account Debtors together with the aged Outstanding Balance of the Receivables.

"Accruals" means, as of any time, the aggregate amount by which the face value of Purchased Receivables have been reduced by virtue of any prompt payment discounts, accruals for volume rebates, warranty claims by the applicable Account Debtor(s), and other credit notes (including, without limitation, credit notes issued to Account Debtors as a result of disputes, claims and invoicing errors by the relevant Seller).

"Admission of Additional Seller" means an agreement substantially in the form set out in Schedule 2.


"Advance Payment" means, at any time, the aggregate amount of any withdrawals from the Buyer Account made by the Seller under Clause 12(C) to the extent they are outstanding and not repaid.


"Adverse Claim" means any claim of ownership, lien, security interest, mortgage, charge, or encumbrance, or other right or claim of any Person.


"Affiliate" when used with respect to (i) any company incorporated in the Federal Republic of Germany means any related company or corporation in accordance with Section 15 of the German Stock Corporation Act ("Akriengesetz") and (ii) any other Person means any other Person controlling, controlled by or under common control with, in each case, directly or indirectly that Person and includes a Subsidiary (as defined below) or a company or corporation of which that Person is a Subsidiary and any other Subsidiary of such company or corporation; provided however, that, Persons which are not part of the Exide Group shall not be considered to be Affiliates of any Person which is part of the Exide Group except for the purposes of paragraph (i) above, paragraph (2) of the definition of "Eligible Receivable" and Clause 6(A).

"Approved Jurisdiction" means each of (i) the Federal Republic of Germany or
(ii) France, Italy, England, Wales, Scotland or Northern Ireland, Spain, The Netherlands or Belgium, or (iii) another jurisdiction in respect of which the Seller has obtained as security from the applicable Account Debtor a clear and unconditional demand letter of credit (governed by the Uniform Customs and Practice for Documentary Credits) from a bank whose short-term debt is rated at least A-l and P-l by the Rating Agencies, the term of which is in form and substance satisfactory to the Operating Agent (acting reasonably) and the conditions of which are in form and substance satisfactory to the Operating Agent (acting reasonably), and which letter of credit has been fully assigned to the Operating Agent (which assignment shall include full notice to the applicable bank issuing the letter of credit), requiring payment to be made directly to the Operating Agent.


"Available Collections" means, at any time, an amount equal to the aggregate of all Collections standing to the credit of the Buyer Accounts in respect of Purchased Receivables less all accrued Yield and Programme Costs (whether or not incurred or paid by the Buyer) together with any other amounts owing from the Collection Agents to the Buyer or the Operating Agent under this Agreement.


"Bank Facility Rate" means either: (a) in the event Eureka shall not at any time, fund its purchase under the RPA with the issuance of commercial paper or purchases are being made under the PPA, due solely to an Early Amortisation Event, a per annum rate equal to Dollar LIBOR plus 1.75%, or (b) in the event Eureka shall not at any time fund its purchase under the RPA with the issuance of commercial paper or purchases are being made under the PPA, for any reason other than due to an Early Amortisation Event, a per annum rate equal to Dollar LIBOR plus 0.125%.


"Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:


(a) the rate of interest announced publicly by Citibank in New York, from time to time, as Citibank's base rate:


(b) the sum (adjusted to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, to the next highest 1/16 of 1%) of (i) 1/2 of 1% per annum, plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a Programme Business Day, on the next succeeding Programme Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by

         Citibank from three New York certificate of deposit dealers of recognised standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) three-month Dollar non-personal time deposits in the United States plus (iii) the average during such three-week period of the annual assessment rates estimnated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring Dollar deposits of Citibank in the United States; and


(c)      1/2 of one per cent. per annum above the Federal Funds Rate.


"Buyer Account" means each of the accounts specified in Part 4 of Schedule 1 in the name of the Buyer with the Collection Account Banks or such other account at such bank as the Buyer may utilise for the purposes of this Agreement and designate as a Buyer Account.


"Buyer Entitlement" means all amounts standing to the credit of the Seller Non-Transaction Accounts which are not Seller Entitlement.


"Capital" equals, at any time, the Deutsch Mark Equivalent of the Sellers' Proportionate Share of Programme Capital.


"Citibank" means Citibank, N.A., a national banking association under the laws of the United States of America.


"Collection Account" means, in respect of each Seller, each of the accounts set opposite such Seller's name in Part 2 of Schedule 1 pursuant to the Collection Account Bank Mandates and operated by the relevant Collection Agent or such other account or accounts of each Seller with the Collection Account Banks as may, with the prior written consent of the Operating Agent, be utilised for the purposes of this Agreement and designated as a Collection Account.


"Collection Account Banks" means each of the banks listed in Part 2 of Schedule 1 with which a Collection Account is held or such other branch or bank at which a Collection Account is, with the prior written consent of the Operating Agent, opened or maintained from time to time.


"Collection Account Bank Mandates" means the resolutions, instructions and signature authorities given by each Seller to the Collection Account Banks in form and substance satisfactory to the

Operating Agent (as evidenced by its execution thereof), as they may be amended from time to time with the prior written consent of the Operating Agent.


"Collection Account Event" shall be deemed to have occurred if Exide Europe fails to maintain a Debt Service Cover Ratio of greater than 1.10 :1.00.


"Collection Agent" means at any time the Person then authorised pursuant to this Agreement to service, administer and collect Purchased Receivables.


"Collections" means, with respect to any Purchased Receivable, all cash collections and other cash proceeds of that Purchased Receivable (including Uberweisungen, bank transfers, wire-transfers, checks, bills of exchange, direct debits, but excluding any cash proceeds arising under any transaction as referred to in Clause 19(C)) and of any Related Security with respect to that Purchased Receivable.


"Commitment" means the commitment of the Buyer under Clause 2 hereof.


"Concentration Amount" means as of any date, with respect to each Account Debtor, the product of (a) the Concentration Limit applicable to such Account Debtor and (b) the Dollar Equivalent of the Outstanding Balance of Purchased Receivables aggregated among all Origination Agreements.


"Concentration Limit" means, in relation to the aggregate Receivables for each Account Debtor: (a) for any single Account Debtor rated at least A-I or P-l or its equivalent by the Rating Agencies, 17%;
(b) for any single Account Debtor rated A-2 or P-2 or its equivalent by the Rating Agencies, 8.5%;
(c) for any single Account Debtor rated A-3 or P-3 or its equivalent by the Rating Agencies, 5.66%;
(d) for any single Account Debtor rated below A-3 or P-3 or not rated on its short term debt, 3.4% (to the extent an Account Debtor does not have a short term rating but has an actual or implied senior long-term debt rating, the applicable percentage will be determined based on equivalent senior long-term debt ratings (as determined by the Operating Agent) for the short term ratings specified above).


"Contract" means a written agreement between a Seller and an Account Debtor pursuant to which the Account Debtor is obliged to pay for goods or services sold or provided by such Seller (including any value added tax in respect thereof) from time to time.


"Country Limit" means the DM Equivalent of $37,000,000.


"Credit and Collection Policy" means in respect of a Seller, its policies, practices and procedures relating to Contracts and Receivables in form and content satisfactory to the Operating Agent in accordance with paragraph (j) of
Schedule 5, as modified from time to time with the consent of the Operating
Agent.

"Currency Exchange Agreement" means, as of any time, the Currency Exchange Agreement (as that term is defined in the RPA or the PPA, as applicable) that may be entered into by the Buyer from time to time in accordance with the provisions of the RPA or the PPA, as applicable.


"Debt" means any indebtedness, present or future, actual or contingent in respect of moneys borrowed or raised or any financial accommodation whatever and, without limitation, shall include:


(1) indebtedness under or in respect of a negotiable or other financial instrument, Guarantee, interest, gold or currency exchange, hedge or arrangement of any kind, redeemable share, share the subject of a Guarantee, discounting arrangement, finance lease or hire purchase agreement;


(2) the deferred purchase price (for more than 90 days) of an asset or service; and


(3) any obligation to deliver goods or other property or provide services paid for in advance by a financier or in relation to another financing transaction.


"Debt Service Cover Ratio" means the Debt Service Cover Ratio as that term is defined and calculated pursuant to the Syndicated Facility; provided however, if the Syndicated Facility is terminated for any reason, the definition and calculation of Debt Service Cover Ratio for the purposes of this Agreement will survive such termination.


"Default Ratio" as of any date, is equal to the ratio (expressed as a percentage) for the most recent month for which such ratio is available of (i) aggregate Purchased Receivables that were 91-120 days past due at the end of each such month plus Purchased Receivables that were charged off (or, without duplication, which should have been charged off) as uncollectible during each such month which, if they had not been charged off (or, without duplication, which should have been charged off) would have been less than 90 days past due during such month to (ii) aggregate sales giving rise to Receivables that were generated during the calendar month immediately preceding the commencement of the Loss Horizon preceding such date.


"Defaulted Receivable" means a Receivable:


(1) which, after the original due date, remains unpaid in whole or in part for more than 90 days;


(2) in respect of which the Account Debtor has taken any action, or suffered any event to occur, of the type described in Clause 11(D)(2); or

(3) which has been, or should be, written off or provided for in a Seller's books as uncollectible in accordance with the Credit and Collection Policy.


"Designated Account Debtor" means, at any time, all Account Debtors unless the Operating Agent has advised a Seller that an Account Debtor shall not be considered a Designated Account Debtor.


"Deutsche Mark" and "DM" each mean the lawful currency of the Federal Republic of Germany;


"Determination Date" means initially, the Effective Date and thereafter, each following Tuesday; provided however, if such day is not a Programme Business Day, the applicable Determination Date shall be the next succeeding Programme Business Day.


"Diluted Receivable" means that portion of any Purchased Receivable which is either (a) reduced or cancelled as a result of (i) any defective or rejected goods or services, or any failure by a Seller to deliver any goods or services or otherwise to perform under the underlying Contract or invoice, or (ii) any change in the terms of or cancellation of any Contract or invoice or any other adjustment by a Seller which reduces the amount payable by the Account Debtor on the related Purchased Receivable or (iii) any set-off in respect of any claim by the Account Debtor on the related Purchased Receivable or (b) subject to any specific dispute, offset, counterclaim or defence whatsoever (except the discharge in bankruptcy of the Account Debtor thereof).


"Dilution Horizon" means, at any time, the estimated weighted average period in days between the issuance of invoices and the related credit note, if any, by the Programme Sellers, as such period is calculated by the Operating Agent from time to time.


"Dilution Horizon Ratio" equals the higher of (a) the Dollar Equivalent of total sales giving rise to Programme Receivables for the Programme Sellers for the past Dilution Horizon divided by the Dollar Equivalent of the outstanding balance of Eligible Receivables (whether or not they are Purchased Receivables) aggregated among all Origination Agreements as of the end of the most recent month and (b) 0.5.


"Dilution Ratio" as of any date, is equal to the ratio (expressed as a percentage) for the most recently ended month of (i) the aggregate amount of Receivables that become Diluted Receivables during each such month to (ii) the aggregate sales giving rise to Receivables that were originated during the preceding month.


"Dilution Volatility Factor" means as of any date, a percentage equal to the product of (i) the amount by which (A) the highest two month average Programme Dilution Ratio during the most recently ended twelve month period exceeds (B) the average of the Programme Dilution Ratios during such twelve month period and (ii) (A) the highest two month average Programme Dilution Ratio during such twelve month period divided by (B) the average of the Programme Dilution Ratios during such twelve month period.


"Discount" means with respect to a Group of Receivables on the relevant Purchase Date the sum of applicable Programme Costs, applicable Accruals and applicable Reserves.


"DM Equivalent" or "Deutsche Mark Equivalent" of any sum and at any time means the amount of Deutsche Mark that would be purchased under the Currency Exchange Agreement at the Spot Rate determined for such sum at such time.


"Dollar Equivalent" of any sum and at any time means the amount of Dollar that would be purchased under the Currency Exchange Agreement at the Spot Rate determined for such sum the most recent Settlement Date.


"Dollars" and the sign "$" each mean the lawful currency of the United States of America.


"Early Amortisation Event" means the first to occur of:


 (1) any Originator defaults in the payment on the due date of any payment due and payable by it under or relating to this Agreement or any of the other Relevant Documents and such default continues unremedied for a period of five (5) Local Business Days after the earlier of such Originator becoming aware of such default and the receipt by such Originator of written notice by the Operating Agent requiring the same to be remedied;


 (2) subject to Clause 12(D), any Originator defaults in the performance or observance of any of its other covenants and obligations, or breaches any representation or warranty (other than a breach of the representation and warranty in Clause 8(T)), under this Agreement or any of the other Relevant Documents, which in the reasonable opinion of the Operating Agent is materially prejudicial to the interests of the Buyer and/or Eureka and/or the Liquidity Banks and/or the Operating Agent, and such default is not remedied to the satisfaction of the Operating Agent within five Local Business Days of the earlier of such Originator becoming aware of such default and receipt by such Originator of written notice by the Operating Agent requiring the same to be remedied (for the avoidance of doubt, for the purposes of this paragraph (2), if an Originator satisfies its obligations pursuant to Clause 5(D) within such five Local Business Day period, such default or breach shall not be considered to be an Early Amortisation Event);


 (3)       an effective resolution is passed for winding up any Originator;

 (4) any Originator ceases or threatens to cease to carry on its business or ceases to carry on the whole or a substantial part of its business, or stops payment or threatens to stop payment of its debts, (which cessation or threat thereof would, in the opinion of the Operating Agent be likely to materially and adversely affect such Originator's ability to perform its obligations under the Relevant Documents, or any of them) or any Originator becomes unable to pay its debts (Zahlungsunfahigkeit), or is deemed unable to pay its debts, within the meaning of German law on insolvency, including within the meaning of the Konkursordnung or the Vergleichsordnung or becomes unable to pay its debts as they fall due, or the value of its assets falls to less than the amount of its liabilities (taking into account for both these purposes its contingent and prospective liabilities) or otherwise becomes insolvent or over-indebted (uberschuldet);


 (5) Exide Europe ceases at any time to own, directly or indirectly, a minimum of 80% of each class of the outstanding capital stock of any Seller;


 (6)       Exide Europe breaches the 1:1 Debt Service Cover Ratio;


 (7) any Debt of a member of the Exide Group in excess (in the aggregate) of the DM Equivalent of $5,000,000 becoming prematurely due and payable or is placed on demand as a result of an event of default (howsoever described) under the document relating to that Debt;


 (8) any sale of Eligible Receivables under this Agreement ceases to create a valid and perfected unencumbered first priority interest or security interest in such Eligible Receivables;


 (9) proceedings are initiated against any Originator in respect of its liquidation, winding-up, administration, insolvency, composition, reorganisation (other than a reorganisation the terms of which have been approved by the Operating Agent and where such Originator is solvent) under any applicable liquidation, administration, insolvency, composition, reorganisation or other similar laws save where such proceedings are being contested in good faith by such Originator, or an administrative or other receiver, servicer or other similar official is appointed in relation to any Originator or in relation to the whole or any substantial part of the undertaking or assets of any Originator or an encumbrancer shall take possession of the whole or any substantial part of the undertaking or assets of any Originator, or a distress or execution or other process shall be levied or enforced upon or sued out against the whole or any substantial part of the undertaking or assets of any Originator and in any of the foregoing cases it shall not be discharged within 15 days;

 (10) if any Originator shall initiate or consent to judicial proceedings relating to itself under any applicable liquidation, administration, insolvency, composition, reorganisation or other similar laws or shall make a conveyance or assignment for the benefit of its creditors generally,


 (11)      for any three month period, the average Default Ratio exceeds 5%;


 (12)      for any three month period, the average Dilution Ratio exceeds 7%;


 (13) for any three month period, the average Loss to Liquidation Ratio exceeds 0.5%;


 (14) the Buyer is unable to obtain appropriate funds from its currency swap counterparty under the Currency Exchange Agreement; or


 (15) an Early Amortisation Event as that term is defined under the RPA or the PPA or a Programme Amortisation Event under any other Origination Agreement.


"Effective Date" means the date upon which the initial conditions precedent set forth in Schedule 5 have been satisfied and which has been designated as such by the Operating Agent, which day shall be a Thursday which is a Programme Business Day.


"Eligible Receivable" means a Receivable:


 (1) the Account Debtor of which is a company or commercial partnership or registered cooperative or any other body corporate which is (according to the address specified in the related invoice) organised under the laws of and resident in an Approved Jurisdiction;


 (2) the Account Debtor of which is a Designated Account Debtor and is not an Affiliate of any party to this Agreement;


 (3) the Account Debtor of which is not the Account Debtor of any Defaulted Receivables the aggregate Outstanding Balance of which equals or exceeds 10% of the aggregate Outstanding Balance of all Receivables of such Account Debtor;


 (4) in respect of the Account Debtor of which no delivery or shipment has been cancelled or suspended for credit reasons and no credit line or accommodation has been cancelled or suspended for credit reasons, in either case at any time in the 2 years preceding the date that the invoice relating thereto is despatched;


 (5)       which is not a Defaulted Receivable at the date of Purchase;

 (6) which, according to the Contract related thereto, is required to be paid in full on a date which falls (i) not earlier than the Purchase Date and (ii) within 120 days in respect of ASBmbH and HBAG or 180 days in respect of EABGmbH after the earlier of the original billing date and the date that the invoice relating thereto is despatched;


 (7) the Dollar Equivalent of the Outstanding Balance of which, when added to the Dollar Equivalent Outstanding Balance (as that term is defined under each Origination Agreement) of all other Purchased Receivables owing by the same Account Debtor or any of its Affiliates under all Origination Agreements, does not exceed the Concentration Amount;


 (8)       which is denominated and payable only in Deutsche Mark;


 (9) which (A) arises under a form of Contract set out in Schedule 7 (or which otherwise has been duly authorised by the Operating Agent), which is stated to be, and is, governed (for the purposes of applicable conflict of laws principles in the Federal Republic of Germany) by the laws of the Federal Republic of Germany and which is in existence and in full force and effect and constitutes the legal, valid and binding obligation of the Account Debtor, (B) is an obligation which is freely assignable in the manner contemplated in this Agreement and, for the avoidance of doubt, is not subject to any restriction on assignment and (C) is not subject to any Adverse Claim or dispute, set off, counterclaim or defence whatsoever;


 (10) which, together with the Contract related thereto, does not contravene in any material respect any applicable laws, rules or regulations and with respect to which the relevant Seller is not in violation of any such law, rule or regulation in any material respect;


 (11) which (A) satisfies all applicable requirements of the Credit and Collection Policy and (B) complies with such other criteria and requirements (other than those relating to the collectability of such Receivable) as the Operating Agent may from time to time specify to the relevant Seller and which are based on a criterion or requirement of any one or more of the Rating Agencies;


 (12) which is not subject to withholding taxes on payments from the Account Debtors in respect thereof;


 (13) which represents all or part of the sales price in respect of the supply of goods or services in the Approved Jurisdiction in question;

 (14) the Account Debtor of which is not a government agency or local authority unless, the Account Debtor of which is considered a separate corporate entity under applicable law that is owned, directly or indirectly by a government agency or local authority;


 (15)      which has not been prepaid in whole or in part; and


 (16) for which all goods and services to which it relates have been delivered and performed, and all requirements of such Contract concerning the nature, amount, quality, condition or delivery of the goods or services, or upon which payment of such Receivable may be dependent, have been fulfilled in all material respects.


"Eureka" means Eureka Securitisation, Plc., a company incorporated under the laws of England and Wales.


"Exide Europe" means Exide Holdings Europe S.A., a French societe anonyme.


"Exide Group" means Exide Europe and all of its Subsidiaries.


"Facility Fee" means the Sellers' Proportionate Share of 0.30% per annum of the Facility Limit calculated monthly in arrears and applied on each Settlement Date.


"Facility Limit" means $ 175,000,000.


"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Programme Business Day, for the next preceding Programme Business
Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Programme Business Day, the average of the quotations for such day on such transactions received by the Operating Agent from three Federal funds brokers of recognised standing selected by it.


"Fees Letter" means the Fees Agreement dated as of the date hereof between, inter alia the Originators, the Buyer, Exide Europe and the Operating Agent in respect of the calculation and payment of certain fees.


"Final Payment Date" means the date on which payment is made by the Operating Agent to a Seller pursuant to Clause 5(C).

"Foreign Currency Reserve" as of any Settlement Date will equal 5.5% of the Loss and Dilution Reserve for such Settlement Date, or such other amount as determined by the Operating Agent (and notified in writing to the Sellers), acting reasonably (upon the written request of the Seller after any redetermination of the level of the Foreign Currency Reserve, the Operating Agent agrees to provide the Seller with information relating to the basis of such redetermination).


"Funding Agreement" means any agreement whereby the Buyer acquires or may acquire funds for the purpose of financing (in whole or in part) the purchase of Receivables hereunder.


"Group of Receivables" means, at any time, all Receivables purchased or to be purchased by the Buyer on a Purchase Date or, as appropriate, the Group of Receivables specified in a Notice of Sale.


"Guarantee" means any guarantee, indemnity, letter of credit or any other obligation or irrevocable offer (whatever called and of whatever nature):


(1)        to pay or to purchase;


(2) to provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets, rights or services, or otherwise) for the payment or discharge of;


(3)        to indemnify against the consequences of default in the payment of;
           or


(4)        to be responsible otherwise for,


an obligation or indebtedness of another person, a dividend, distribution, capital or premium on shares, stock or other interests, or the insolvency or financial condition of another person.


"Initial Purchase" means the first Purchase completed under this Agreement.


"Interest Period" means initially, the period commencing on the Effective Date and ending on the following Settlement Date and thereafter, each period beginning on the day following the last day of the immediately preceding Interest Period and ending on the following Settlement Date; provided however, if such day is not a Programme Business Day, the applicable Interest Period shall end on the next succeeding Programme Business Day.


"Letter of Undertaking" means the Letter of Undertaking given by Exide Europe substantially in the form set out in Schedule 2 to the RPA.

"LIBOR" means the rate per month determined by the Operating Agent to be equal to the arithmetic mean (rounded upwards, if not already such a multiple, to the nearest whole multiple of one-sixteenth of one per cent) of the offered quotations for Dollars which appear on page 3750 of the Telerate screen or, if such page or service shall cease to be available, such other page or such other service (as the case may be) as the Operating Agent may select. If less than two quotations for the relevant rate and the relevant period are displayed and the Operating Agent has not selected an alternative service on which two or more such quotations are displayed "LIBOR" shall mean the Base Rate.


"Liquidity Bank" means any financial institution which may from time to time become a party to the PPA as a Liquidity Bank thereunder.


"Local Business Day" means any day (other than a Saturday or Sunday) on which banks and foreign exchange markets are open for business in Frankfurt am Main. Where an obligation is expressed in this Agreement to be performed on a Local Business Day and such Local Business Day is not also a Programme Business Day, the applicable Local Business Day shall be the immediately-preceding Local Business Day which is also a Programme Business Day.


"Loss and Dilution Reserve'" as of any Settlement Date will equal:


[C + YR] x [max(DYN,FLOOR)/1 -(max(DYN,FLOOR))]


where:


DYN = [(SF2 x ED) + DVF] x DHR + (SF1 x LR x LHR)

FLOOR = CF + (ED x DHR), with a minimum amount of $12,000,000 where:


C = Programme Capital

YR = the Sellers' Proportionate Share of Yield Reserve

SF1 = Stress Factor One = 2.25

SF2 = Stress Factor Two = 2.25

ED = Average Programme Dilution Ratio during the preceding 12 months

DVF = Dilution Volatility Factor

DHR = Dilution Horizon Ratio

LHR = Loss Horizon Ratio

CF = Concentration Floor = 17%

LR = Loss Ratio

"Loss Horizon" equals the sum of 90 days plus the Weighted Average Term calculated among all Origination Agreements as of the Settlement Date.


"Loss Horizon Ratio" equals the total sales giving rise to Programme Receivables for the Programme Sellers for the Loss Horizon divided by the outstanding balance of Programme Receivables as of the end of the most recent month.


"Loss Ratio" as of any date equals the highest 3 month average Default Ratio aggregated among all Origination Agreements which has occurred in the 12 months immediately preceding such date.


"Loss to Liquidation Ratio" as of any date, is equal to the ratio (expressed as a percentage) of (i) the aggregate outstanding balance of all Receivables that were written off by the Sellers during the twelve month period most recently ended prior to such date to (ii) the aggregate amount of such total sales giving rise to Receivables less the Dollar Equivalent of the total Diluted Receivables during such twelve month period.


"Net Receivable Balance" means at any time the excess of (i) the Dollar Equivalent of the aggregate Outstanding Balance of Eligible Receivables (whether or not they are Purchased Receivables) over (ii) the sum of the Overconcentration Amount at such time, plus the aggregate Unapplied Cash at such time.


"Notice of Sale" has the meaning assigned to that term in Clause 4(A).


"Onward Sale Fee" means 0.01% per annum on the average outstanding Capital calculated monthly in arrears and applied on each Settlement Date.


"Origination Agreement" means as of any time each agreement, whereby a member of the Exide Group sells trade receivables originated in the ordinary course of business of such member company and which has been designated from time to time as such by the Operating Agent. Until and unless a designation has been made by the Operating Agent to the contrary, the Origination Agreements shall consist of
(i) for the United Kingdom, the Receivables Sale Agreement dated as of the date hereof between CMP Batteries Limited, Exide (Dagenham) Limited, Fulmen (U.K.) Limited and B.I.G. Batteries Limited as Seller, Exide Funding as Buyer and Citibank as Operating Agent, (ii) for France, the Receivables Subrogation Agreement dated as of the date hereof between CEAC, Compagnie Europeenne d'Accumulateurs S.A. and Batterie Hagen as Originators, Exide Funding as Receivables Purchaser and Citibank as Operating Agent, (iii) for Spain, the Receivables Sale Agreement dated as of the date hereof between Sociedad Espanola del Acumulador Tudor, S.A. as Seller, Exide Funding as Buyer, Tudor Collections Ltd as Agent and Citibank as Operating Agent, (iv) for Italy, (a) the Receivables Purchase Agreement dated as of the date hereof between Societa Industriale Accumulatori s.r.l. and Compagnia Generale Accumulatori S.p.A. as Seller, Archimede Securitisation s.r.i as Buyer, Citibank (London branch) as Operating Agent and Citibank (Milan branch) as Allocation Agent, and (b) the Onward Sale Agreement dated as of the date hereof between Archimede Securitisation s.r.l. as onward seller, Exide Funding as onward buyer and Citibank as Operating Agent and (v) for Germany, this Agreement.


"Originator" means each of ASGmbH, EABGmbH and HBAG, in its capacity as Seller and/or Collection Agent, as the context may require.


"Outstanding Balance" of any Receivable at any time means the then unpaid face amount thereof (including VAT) (except for purposes of determining the Default Ratio, where the unpaid face amount of any Purchased Receivable which has been, or would be, written off or provided for in a Seller's books as uncollectible in accordance with the Credit and Collection Policy shall be deemed to be zero).


"Overconcentration Amount" means at any time the Dollar Equivalent of the sum of the amounts, if any, by which the Outstanding Balance of Receivables owing by each Account Debtor on such date exceeds the Concentration Amount applicable to such Account Debtor.


"Person" means an individual, partnership, company, body corporate, corporation, trust, unincorporated association, joint venture, government, or governmental body or agency or other entity.


"PPA" means the Parallel Purchase Agreement dated as of the date hereof between the Buyer and Citibank and such other parties as may become a Buyer thereunder.


"Programme" means the revolving sale of trade receivables originated by Exide Holdings Europe S.A. and certain of its subsidiaries and the funding of such revolving sale pursuant to the funding arrangements established in relation to each Origination Agreement.


"Programme Amortisation Event" means an Early Amortisation Event of the type described in paragraphs (1), (2), (3), (4), (6), (7), (9), (10) or (15) of the
definition of "Early Amortisation Event".


"Programme Business Day"' means any day (other than a Saturday or Sunday) on which banks and foreign exchange markets are open for business in London, Paris and New York. Where an obligation is expressed in this Agreement to be performed on a Programme Business Day and such Programme Business Day is not also a Local Business Day, such obligation shall be performed on the immediately preceding Local Business Day which is also a Programme Business Day.

"Programme Capital" equals, at any time, total Capital as defined and calculated pursuant to the RPA or the PPA, as applicable.


"Programme Costs" comprise (a) the Onward Sale Fee and (b) the Sellers' Proportionate Share of (i) the Facility Fee, (ii) the Investor Fee as defined in the Fees Letter and (iii) the Programme Fee as defined in the Fees Letter.


"Programme Dilution Ratio" as of any date, is equal to the aggregate of the Dilution Ratios calculated among all Origination Agreements.


"Programme Receivables" means the aggregate Dollar Equivalent of Receivables (as that term is defined in each Origination Agreement), aggregated among all Origination Agreements.


"Programme Sellers" means, collectively, all of the Affiliates of Exide Europe designated as Sellers or Originators pursuant to any or all of the Origination Agreements.


"Proportionate Share" equals, at any time, in respect of the Sellers or any of them, the result of the formula: the Dollar Equivalent of all Purchased Receivables from the Sellers (or any of them, as applicable), divided by the Dollar Equivalent of all Purchased Receivables and Subrogated Receivables (as these terms are used in each applicable Origination Agreement), aggregated among all Origination Agreements.


"Purchase" means a purchase or purported purchase by the Buyer of a Group of Receivables from a Seller pursuant to this Agreement.


"Purchase Date" means the Effective Date and each Settlement Date after the Effective Date occurring before the Termination Date on which there is a Purchase of Receivables by the Buyer as contemplated by this Agreement.


"Purchase Price" means, in respect of a Group of Receivables, an amount in Deutsche Mark equal to the Outstanding Balance of the Group of Receivables as at the proposed Purchase Date less the Discount, as calculated by the Operating Agent.


"Purchased Receivable" means a Receivable (whether or not an Eligible Receivable) purchased or purported to be purchased by the Buyer under this Agreement.


"Rating Agencies" means Standard & Poor's Ratings Group, a division of the McGraw-Hill Companies Inc. and Moody's Investors Service, Inc.

"Receivable" means the indebtedness of any Account Debtor under a Contract arising from a sale or contract of sale of merchandise or provision or contract of provision of services by a Seller and representing part or all of the sale price of such merchandise or services and includes the right to payment of any interest or finance charges and other obligations of such Account Debtor with respect thereto.


"Records" means, in respect of any Receivable, all Contracts, correspondence, notes of dealings with other documents, books, books of account, registers, records and other information (including, without limitation, computer programmes, tapes, discs, punch cards, data processing software and related property and rights) maintained (and recreated in the event of destruction of the originals thereof) with respect to such Receivable and the related Account Debtor.


"Related Security" means with respect to any Receivable all of the relevant Seller's interest in any goods and work in progress (including returned or repossessed goods and work in progress) relating to the sale creating such Receivable, all insurance policies, security, deposits, guarantees, indemnities, letters of credit, bills of exchange, cheques, other negotiable instruments, warranties, retention of title and other agreements and arrangements not created or made by the Buyer supporting or securing payment of such Receivable, Records and all proceeds at any time arising out of the resale, redemption or other disposal (net of collection costs); or dealing with, or judgments relating to, any of the foregoing, any debts represented thereby and all rights of action against any Person in connection therewith.


"Relevant Date" means the earlier of:


(1) the date on which all Capital of all Groups of Receivables is reduced to zero; and


(2) the date on which the Outstanding Balance of all Purchased Receivables is reduced to zero.


"Relevant Documents" means this Agreement, the Collection Account Bank Mandates, the Account Pledge Agreements and the Fees Letter.


"Reserves" means, as of any date, the Sellers' Proportionate Share of the sum of the Loss and Dilution Reserve, the Yield Reserve and the Foreign Currency Reserve.


"RPA" means the Receivables Purchase Agreement dated as of the date hereof between the Buyer, Eureka and the Operating Agent.


"Security Interest" means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.

"Sellers" means, collectively, ASGmbH, EABGmbH and HBAG and any Additional Seller made party to this Agreement in accordance with Clause 19(D) provided that, for the avoidance of doubt, all covenants, indemnities, representations and warranties given or made by any party comprising the Sellers pursuant to this Agreement (whether in its capacity as Seller or as Collection Agent) shall be deemed to be given or made jointly and severally by it and the other parties comprising the Sellers, and vice versa. Where the context requires, including, for the avoidance of doubt, for the purpose of the definitions of "Early Amortisation Event" and "Collection Agent Event" each such party individually shall also be considered to be a "Seller".


"Seller Entitlement" means, at any time, in respect of the total amount standing to the credit of the Collection Accounts together with interest thereon, the portion thereof which is not attributable to or representing Collections.


"Seller Non-Transaction Account" means in respect of each Seller, each of the accounts set opposite such Seller's name in Part 3 of Schedule 1 or such other account or accounts at such branch of such bank as such Seller may from time to time specify by written notice to the Collection Account Bank with a copy to the Operating Agent.


"Settlement Date" means initially, the Effective Date and thereafter, each following Thursday; provided however, if such day is not a Programme Business Day which is also a Local Business Day under the Origination Agreement for Italy, the Settlement Date for such week shall be the next succeeding Programme Business Day which is also a Local Business Day under the Origination Agreement for Italy.


"Settlement Period" means any period beginning on (and including) a Settlement Date and ending on (but excluding) the next following Settlement Date.


"Settlement Statement" means a statement, as of any Settlement Date, prepared by the Operating Agent substantially in the form of Schedule 3 showing, (amongst other things) the amount of Receivables purchased by the Buyer during the last Settlement Period.


"Spot Rate" means, as of any Settlement Date, the spot rate utilised for the Currency Exchange Agreement as determined for such Settlement Date.


"Stamp Duty" means any stamp duty, stamp duty reserve tax, registration or other transaction or documentary tax (including without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Subsidiary" means a subsidiary within the meaning of Section 15 of the Stock Corporations Act (Aktiengesetz).


"Summary Report" means a report as of each Determination Date or more frequently if requested by the Operating Agent, substantially in the form of Schedule 4, furnished by a Seller to the Operating Agent pursuant to Clause 11(F).


"Summary Report Date" means each Determination Date or such other dates as the Operating Agent may request.


"Syndicated Facility" means the FF 2,569,000,000 Facilities Agreement dated 30th November 1995 between Compagnie Europeenne d'Accumulateurs S.A., Euro Exide Corporation Limited, Exide Holding Europe and Sociedad Espanola del Acumulador Tudor S.A. as the Lead Borrowers, Bankers Trust International Plc. as Lead Arranger, Bankers Trust Company, Bank of America National Trust and Savings Association, Bank of Montreal and Citibank International Plc. as Underwriters, Bank of America International Limited, Bank of Montreal and Citibank International Plc. as Co-Arrangers, Bankers Trust Company as Agent and Security Agent and the Lenders described therein, as that agreement may be amended or restated from time to time.


"Temporary Adjustment Account" means the sub-account held by the Buyer with Citibank, N.A., London branch, denominated in Deutsche Mark and utilised for such purpose under the account number 60918971.


"Termination Date" means the earliest to occur of (1) the Programme Business Day designated by the Seller as the Termination Date following 2 Programme Business Days' notice to the Operating Agent, (2) the Termination Date under the RPA or the PPA, (3) an Early Amortisation Event, and (4) 5 June, 2002.


"Turnover Rate" means, as of any Purchase Date, the average of each of the three most recently ended months outstanding Net Receivable Balance under the RPA or the PPA, as applicable, as of the last day of each such month, over the Dollar Equivalent of aggregate outstanding balance of Receivables sold by the Sellers and Originators under all Origination Agreements during each such month.


"Unapplied Cash" means as of any date with respect to any Receivable, the aggregate Collections which have not yet been reflected on the books and records of the Originator as a reduction to the Dollar Equivalent of the Outstanding Balance of such Receivable.

"Weighted Average Term" means the weighted average term of all Purchased Receivables, calculated on the basis of the formula: E(original stated payment term of each invoice x amount of such invoice) / Einvoice amount.


"Yield" will be calculated on the first Purchase Date and on each Settlement Date thereafter on the basis of the outstanding Capital as at such dates times the Yield Rate divided by 360 times the actual number of days elapsed in the relevant Interest Period.


"Yield Rate" will be the cost of commercial paper notes issued by Eureka to fund its purchase of Receivables, plus related dealer commissions and administration costs (such administration costs not to exceed 0.03% of Capital per annum), plus the cost of swapping Dollar proceeds of commercial paper into the currency of the Purchased Receivables, determined by the Operating Agent and expressed as a percentage of Capital. In the event Eureka shall not at any time, fund its purchases under the RPA with the issuance of commercial paper, or if purchases are being made under the PPA, the Yield Rate shall be the Bank Facility Rate.


"Yield Reserve" means as of any Settlement Date, the product of (1) two times the Turnover Rate for such date and (2) the sum of (a) fifty-two times the Yield for such date, divided by 12 (Yield calculated for this purpose using the higher of the Yield Rate and the rate shown in paragraph (a) of the definition of "Bank Facility Rate"); (b) the facility fee of 0.30% per annum of the Facility Limit calculated monthly in arrears and applied on each Settlement Date; (c) the Programme Fee as defined in the Fees Letter; and (d) the product of (i) the Dollar Equivalent of the most recently ended month's outstanding Net Receivable Balance aggregated among all Origination Agreements less the Dollar Equivalent of Defaulted Receivables aggregated among all Origination Agreements and (ii) 0.75% (substitute collection agent reserve) the resulting figure divided by 12.


(C) This Agreement: Any reference to "this Agreement" or any other agreement or document shall, unless the context otherwise requires, include this Agreement or, as the case may be, that other agreement or document as from time to time amended, supplemented or novated, and any document which amends, supplements or novates this Agreement or, as the case may be, that other agreement or document. Any reference to Clauses or paragraphs in this Agreement is, subject to any contrary indication, a reference to a Clause or paragraph in this Agreement.


(D) Origination Agreements: All references in this Agreement to terms defined in the Origination Agreements or to amounts which are aggregated among all Origination Agreements, shall, unless the contrary is indicated, be deemed to refer to the equivalent concepts in the Origination Agreements where the same defined term is not used.

(E)   Headings: Headings shall be ignored in construing this Agreement.


(F) Time: Save where the contrary is indicated, any reference in this Agreement to a time of day (including opening and closing of business hours) shall be construed as a reference to Frankfurt am Main time.


(G) Time of Essence: Time shall be of the essence in this Agreement and all documents delivered pursuant to the terms of this Agreement, subject to the prior waiver of such timing by the affected party.


2.    FACILITY


The Sellers hereby agree to sell and the Buyer hereby offers to commit to purchase at a discount from the Sellers on each Purchase Date falling on or after the Effective Date, full title and ownership in and to certain Receivables on the terms and conditions set out in this Agreement.


3.    CONDITIONS PRECEDENT


(A) To Initial Purchase: The Initial Purchase is subject to the condition precedent that the Operating Agent receive on or before the date of such Initial Purchase the documents and information specified in Schedule 5, each in form and substance satisfactory to the Operating Agent.


(B) To All Purchases: Each Purchase (including the Initial Purchase) is subject to the further following conditions precedent:


      (1) On each Purchase Date the following statements must be true and correct (and the relevant Seller will be deemed to have jointly and severally with the other Sellers so certified on such date that):


            (a) the representations and warranties of each Seller contained in this Agreement are true and correct on and as of such day as though made on such day and by reference to the then existing circumstances;


            (b) such Seller has delivered such directors' certificate as may be required by the Operating Agent as to such Seller's solvency;


            (c) after the proposed Purchase the Outstanding Balance of Purchased Receivables would be at least equal to the sum of
                  (i) aggregate outstanding

                  Capital (ii) applicable Accruals, and (iii) Reserves in relation to outstanding Capital;


            (d) there has been no Early Amortisation Event which has not been waived by the Operating Agent in writing;


            (e) there has been no sale by any Seller of any of its Receivables out of the ordinary course of its business without the prior written consent of the Operating Agent;


            (f) the aggregate Outstanding Balance of all Purchased Receivables whose Account Debtors are resident in France, Italy, England, Wales or Northern Ireland, Spain, The Netherlands or Belgium does not exceed 15% of the outstanding Capital; and


            (g) after the proposed Purchase, Capital would not exceed the Country Limit and Programme Capital would not exceed the Facility Limit.


      (2) On or prior to each Purchase Date the relevant Seller shall have delivered to the Operating Agent an Accounts Receivable Listing.


      (3) On or prior to each Purchase Date each Seller shall have complied with all of its reporting and other obligations under this Agreement unless such failure to comply has been waived by the Operating Agent in respect of such Purchase Date.


      (4)   The Commitment shall not have been cancelled.


      (5) The Operating Agent has received such other approvals, legal opinions or documents as the Operating Agent may reasonably request.


(C) The Operating Agent shall, as soon as reasonably practicable after submission to it of a form of Contract other than the form set out in
      Schedule 7, notify the relevant Seller as to whether it approves of the form for the purposes of paragraph (9) of the definition of "Eligible Receivable", such approval not to be unreasonably withheld. In considering whether to approve such other form of Contract, the Operating Agent may, as a condition of considering whether to give its approval, take such legal advice as it deems appropriate including, without limitation, advice from counsel in the Federal Republic of Germany, and all related costs, charges, and expenses (including without limitation reasonable legal fees, disbursements and VAT thereon) shall be for the joint and several account of the Sellers.

(D)   The Commitment shall be cancelled:


      (1)   on the Termination Date; or


      (2) if it becomes unlawful in any jurisdiction for the Buyer to give effect to any of its obligations as contemplated by this Agreement to fund or maintain the funding of any Purchase,


      whichever shall first occur.


4.    PURCHASES


(A) Making Purchases: Each Seller shall, prior to 10 a.m. London time on the Determination Date immediately prior to each proposed Purchase Date, deliver to the Buyer a Notice of Sale by facsimile (and shall send the original Notice of Sale to the Operating Agent by ordinary post on the day it is delivered by facsimile) substantially in the form of Schedule 6 ("Notice of Sale") identifying (inter alia) the Purchase Date, the then Outstanding Balance of Receivables (if any) and the Purchase Price for such Receivables calculated by the Operating Agent on behalf of the Buyer. The calculation of the Purchase Price by the Operating Agent shall, in the absence of manifest error, be deemed to be conclusive and binding on the parties hereto.


(B) Sale: The delivery of the Notice of Sale by facsimile will constitute notification to the Buyer of the Receivables and the Related Security, designated pursuant to Clause 4(D), which the Buyer is to purchase for the Purchase Price as set out in the Notice of Sale. The Buyer shall, subject to the terms and conditions of this Agreement (including, for the avoidance of doubt, Clause 3) pay in full the Purchase Price once the sale and assignment has been affected. Sale and assignment to the Buyer of full title and ownership in and to those Receivables and the Related Security with respect to those Receivables are effected by either (i) payment of the Purchase Price as calculated by the Operating Agent (including payment by set-off pursuant to Clause 5(B)(1) in connection with Clause 12(C)) or
      (ii) verbal acceptance of the offer. To the extent that title to Related Security cannot be transferred by mere agreement between a Seller and the Buyer as effected in the foregoing sentence of this Clause, each of the Sellers and the Buyer agree that:


      (a)   insofar as Related Security governed by German law is concerned:

            (i) any transfer of possession (Ubergabe) necessary to transfer title in a Related Security, in particular in relation to cheques, bills of exchange or Vorgehaltseigentum, is replaced by as the case may be:


                  aa) the relevant Seller holding such instruments of debt or other movables in custody for the Buyer free of charge (Verwahrung); and/or


                  bb) assigning hereby to the Buyer all claims for return against the relevant persons which are in actual possession of such instrument or movable;


            (ii) any notice to be given in order to effect transfer of title shall, however subject to Clause 14(D) immediately be given by such Seller in such form as the Operating Agent requires and each Seller hereby agrees that if such Seller fails to give such notice, the Operating Agent is hereby irrevocably authorised to give such notice on behalf of such Seller; and


            (iii) any other thing to be done or form or registration to be effected shall be immediately done and effected by such Seller at its own cost; and


      (b) insofar as Related Security governed by the law of any other jurisdiction is concerned:


            (i) the relevant Seller shall do all acts and things at its own cost which, under applicable law are necessary to be done in order to effect transfer of title; and


            (ii)  insofar as applicable law does allow, sub-paragraphs (a) (i),
                  (ii) and (iii) shall apply mutatis mutandis to such Related Security.


(C) Purchase Price: The Buyer shall pay in full the Purchase Price on the Purchase Date in the currency and funds specified in Clause 7(B) to the relevant Seller's account specified in Clause 7(C).


(D) Determination of Purchased Receivables: On or prior to each Purchase Date in respect of which a Notice of Sale is to be delivered, the relevant Seller will identify the Group of Receivables to be offered for purchase by the Buyer on such date in such format as the Operating Agent may specify.

 (E) Records: On or prior to each Purchase Date in respect of which a Notice of Sale is to be delivered, the relevant Seller will at the Seller's expense deliver to the Operating Agent (or as the Operating Agent may direct) the Accounts Receivable Trial Balance generated on or in relation to such Purchase Date, identifying the Receivables designated pursuant to this Clause 4(E).


 (F) Perfection: Subject to Clause 13, each Seller and the Buyer will take all such steps and comply with all such formalities as may be required to perfect or more fully to evidence or secure title to the Receivables and the Related Security sold and assigned (or purported to be sold and assigned) pursuant to this Clause 4.


 (G) Delegation of Powers of Operating Agent: The Operating Agent hereby delegates to the Sellers all of its obligations under this Clause 4, which delegation the Sellers irrevocably accept. Each of the Sellers shall notify the Operating Agent of all calculations made by it under this Clause 4. The Operating Agent may revoke this delegation in writing at any time.


 5.      COLLECTIONS AND SETTLEMENT


 (A) Collection of Receivables: (1) On each day the Collection Agent shall as described in Clause 12(B) set aside and hold in trust (Treuhand) for the Buyer until the following Settlement Date all Collections of Purchased Receivables on such day, and (2) the Operating Agent shall issue a Settlement Statement to the relevant Seller within two Programme Business Days after each Settlement Date in relation to the Settlement Period which ended on that Settlement Date.


 (B) Settlement Procedures prior to Termination Date: Prior to the Termination Date the procedures described in this Clause 5(B) will be applicable:


         (1) On each Purchase Date the Buyer shall, unless otherwise instructed by the Operating Agent, set off, against its obligation to pay the Purchase Price of the Group of Receivables to be purchased by the Buyer on such Purchase Date, the aggregate amount (if any) of any Advance Payments withdrawn by the relevant Collection Agent from any Buyer Account pursuant to Clause 12(C) and which has not been refunded as of close of business on the Programme Business Day immediately preceding such Purchase Date.


         (2)     On each Determination Date the Operating Agent shall calculate:

                 (a)  Capital as at the forthcoming Settlement Date; and

                 (b) Yield and Programme Costs in respect of the Capital as at the forthcoming Settlement Date.


         (3) On each Settlement Date each Collection Agent shall pay all Collections in respect of Purchased Receivables into the Buyer Accounts set out in Part 4 of Schedule 1 subject to the provisions of Clause 12(C) regarding Advance Payments.


         (4) On each Settlement Date the Operating Agent shall cause to be paid from the Buyer Accounts (without prejudice to, and subject always to, the provisions of Clause 12(C) regarding Advance Payments):


                 (a) to the Buyer, Yield and Programme Costs in respect of the Interest Period ending on that Settlement Date;


                 (b) to the Seller, the Purchase Price (if any) in respect of Purchased Receivables, to the extent the Purchase Price is not satisfied by way of set-off pursuant to Clauses 5(B)(1) and 12(C);


                 (c) to each Collection Agent, the Proportionate Share of the relevant Seller of all sums received by the Buyer pursuant to Clause 5(B)(3)(c) of the RPA or the PPA, as applicable, by way of a success fee in respect of the collection of the Purchased Receivables; and


                 (d) to the Buyer, all amounts standing to the credit of the Buyer Account after payment of the amounts set forth in
                      (a) and (b) above.


 (C) Settlement Procedures after Termination Date: On the Termination Date and each day thereafter, for all Purchased Receivables:


         (1) On each Programme Business Day, the Operating Agent shall cause to be paid from the Buyer Accounts to the Buyer all amounts standing to the credit of the Buyer Accounts.


         (2) If and to the extent that the Buyer receives funds pursuant to Clause 5(C)(2) of the RPA or the PPA, as applicable, the Operating Agent shall cause to be paid from the relevant Buyer Account to each Collection Agent, the relevant Seller's Proportionate Share of such funds, by way of a success fee in respect of all the Purchased Receivables.

 (D)     Adjustments and Allowances:


         (1) If on any day the Outstanding Balance of any Purchased Receivable is ether (a) reduced or adjusted as a result of any defective, rejected, repossessed or returned goods or services or any cash discount (whether commercial, financial or otherwise), rebate or other adjustment made by the relevant Seller or any other Person, or (b) reduced or cancelled as a result of a set off or by agreement in respect of any claim by the Account Debtor thereof against the relevant Seller or any other Person (whether such claim arises out of the same or another transaction) (including without limitation any change in the due date for payment of any Purchased Receivable otherwise than with the prior consent of the Operating Agent), the relevant Seller will be deemed to have received on such day a Collection of such Purchased Receivable in the amount of such reduction, adjustment or cancellation and shall credit such amount to the relevant Buyer Account by way of indemnity.


         (2) If on any day any of the representations or warranties in Clause 8 is no longer true with respect to a Purchased Receivable, the relevant Seller will be deemed to have received on such day a Collection of such Purchased Receivable equal to its original Outstanding Balance less any Collections previously received with respect thereto and shall credit to the relevant Buyer Account an amount equal to such deemed Collection by way of indemnity.


         (3) If any Purchased Receivable was not an Eligible Receivable at the time of Purchase, on the date such fact becomes known to a Seller, the relevant Seller will be deemed to have received a Collection of such Purchased Receivable equal to its original Outstanding Balance less any Collections previously received with respect thereto and shall pay to the Buyer an amount equal to such deemed collection by way of indemnity.


         (4) If a Seller is not acting as the Collection Agent, it will promptly pay to the Collection Agent the amount of any deemed Collection pursuant to Clause 5(D)(l), (2) or (3) above by way of indemnity.


         (5) If, following any payment in respect of a deemed Collection of a Purchased Receivable pursuant to Clause 5(D)(1), (2), (3) or
                 (4) above, the Buyer shall receive any further Collections in respect of such Purchased Receivable, the Buyer shall (provided no Early Amortisation Event has occurred) pay to the relevant Seller an amount or amounts equal to such further Collections by way of repayment of indemnity.

(E) Application of Collections: Any payment by an Account Debtor in respect of any indebtedness owed by it to the relevant Seller and any credits or cash proceeds in respect of defective, rejected, repossessed or returned goods or other non cash items of an Account Debtor will, except as otherwise specified in writing by such Account Debtor or otherwise required by contract or law and unless otherwise instructed by the Operating Agent, be applied as a Collection of Purchased Receivables of such Account Debtor, in the order of the age of such Purchased Receivables, starting with the oldest such Purchased Receivables, to the extent of any amounts then due and payable thereunder before being applied to or in respect of any other indebtedness of such Account Debtor.


 6.      FEES, COSTS AND STAMP DUTY


 (A) Collection Agent Fees: Until the later of the Termination Date and the Relevant Date, for any period during which a Seller or an Affiliate of such Seller is not the Collection Agent, the Sellers jointly and severally agree that they will pay the Buyer, upon its demand, a collection fee as determined by the Operating Agent, not exceeding 110% of the fees, costs and expenses, plus value added tax (if applicable), of the substitute Collection Agent incurred in performing such function.


 (B) Costs and Expenses: The Sellers jointly and severally agree to pay on demand of the Operating Agent all reasonable costs and expenses incurred by the Operating Agent in connection with the preparation, execution and delivery of this Agreement and the other documents to be delivered pursuant to this Agreement or in connection therewith, such costs and expenses to include, without limitation, the reasonable fees and out-of-pocket expenses of legal advisers (plus VAT thereon) to the Buyer and the Operating Agent with respect thereto and with respect to advising the Buyer and the Operating Agent as to their respective rights and remedies under this Agreement, and all costs and expenses, if any (including legal fees and expenses plus VAT thereon), in connection with the enforcement of this Agreement, the other documents to be delivered pursuant to this Agreement or in connection therewith and the Purchased Receivables. The Buyer and the Operating Agent agree to take reasonable steps, consistent with the protection of their respective interests under this Agreement, to mitigate their costs and expenses in connection with the enforcement of this Agreement, the other documents to be delivered pursuant to this Agreement and the Purchased Receivables.


 (C) Duties and Taxes: In addition, the Sellers hereby jointly and severally agree that they will pay on demand of the Operating Agent any stamp duty, sales, excise, registration and other taxes, duties and fees payable in connection with the execution, delivery, filing or recording of this Agreement or the purchase, assignment or reassignment of Receivables under or pursuant to this Agreement, or the other documents to be delivered under this Agreement or in any way connected with any transaction contemplated by this Agreement. The Sellers jointly and severally agree to indemnify the Operating Agent and the Buyer on demand of the Operating Agent against any liabilities with respect to or resulting from any delay in paying or omission to pay any such taxes, duties or fees.


 (D) Default Interest: The Sellers hereby jointly and severally agree that they shall pay to the Operating Agent or, as the case may be, the Buyer interest (as well after as before judgment) on all amounts (other than interest) not paid or repaid when due under this Agreement at 2% per annum above the Base Rate payable on demand of the Operating Agent.


 (E) Computations: All computations of interest and fees shall be made on the basis of a year of 360 days and actual number of days (including the first but excluding the last day) elapsed. In case any of the Sellers has not paid interest pursuant to this sub-clause (E) or pursuant to any other provision of applicable law when such payment of interest is due, the Sellers jointly and severally agree to pay to the Operating Agent or, as the case may be, the Buyer lump sum damages at the amount of 2% per annum above the Base Rate on demand of the Operating Agent.


 (F) Computation of Time Periods: Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".


 7.      PAYMENTS AND COMPUTATIONS, ETC.


 (A) Mechanics: All amounts to be paid to or deposited with the Operating Agent for its own account or for the account of the Buyer by any Seller and/or the Collection Agent under this Agreement shall be paid or deposited no later than 12:00 noon (local time in the place of payment) on the day when due in immediately available same day funds to the relevant account specified below.


 (B) Currency: All amounts payable by the Sellers under this Agreement to the Operating Agent for its own account or for the account of the Buyer shall be paid in Deutsche Mark. The Purchase Price amounts payable by the Buyer under this Agreement shall be paid in Deutsche Mark.


 (C) Accounts: Any amounts payable under this Agreement shall, unless provided otherwise by this Agreement, be remitted to the following accounts:

         (1)     if to a Seller, the appropriate Seller Non-Transaction Account;


         (2) if to the Buyer (otherwise than to any Buyer Account), Account No. 8319731 (Sort Code 18-50-08) with Citibank, 336 Strand, London WC2R 1HB; and


         (3) if to the Operating Agent for its own account, Account No. 3064506 (Sort Code 18-50-08) with Citibank, 336 Strand, London WC2R 1HB.


 (D) Grossing Up: To the fullest extent permitted by law, each Seller will make all payments under this Agreement regardless of any defence or counterclaim. Further, if a Seller, in its individual capacity or as Collection Agent, is compelled by law to make any deductions or withholdings from any payments pursuant to this Agreement including, without limitation, payments in respect of Receivables or Collections, such Seller will pay such additional amounts as may be necessary in order that the net amount received by the Operating Agent or the Buyer after such deductions or withholdings (including any required deduction or withholding on such additional amounts) will equal the amount that the Operating Agent or the Buyer (as appropriate) would have received had no such deductions or withholdings been made. Each Seller will provide the Operating Agent with evidence satisfactory to the Operating Agent that it has paid such deductions or withholdings.


 (E) Appropriation of Payments: Regardless of any appropriation by any Seller or the Collection Agent, the Operating Agent shall determine the appropriation of any payment to it for the account of the Buyer to any amount to be paid to or deposited with it for the account of the Buyer by the Seller and/or the Collection Agent under this Agreement.


 8.      REPRESENTATIONS AND WARRANTIES OF THE SELLERS


         Each Seller jointly and severally with the other Sellers represents and warrants, as of the Effective Date, as follows:


         (A) Incorporation: Each Seller and Exide Europe is a company duly incorporated and validly existing under the laws of its jurisdiction of incorporation or organisation.


         (B) Seller Power and Authority: Each Seller has full power and authority to effect, and has taken all necessary action to authorise, the execution, delivery and performance by it of this Agreement and all other instruments and documents to be delivered under this Agreement, and the transactions contemplated by this Agreement.

         (C) Exide Europe Power and Authority: Exide Europe has full power and authority to effect, and has taken all necessary action to authorise, the execution, delivery and performance by it of the Letter of Undertaking and all other instruments or documents to be delivered under the Letter of Undertaking, and the transactions contemplated by the Letter of Undertaking.


         (D) Non-Violation: The execution, delivery and performance by each Seller of this Agreement and all other instruments and documents to be delivered pursuant to this Agreement and all transactions contemplated by this Agreement, and the execution, delivery and performance by Exide Europe of the Letter of Undertaking and all transactions contemplated thereby:


                 (1) do not contravene (a) any Seller's or Exide Europe's memorandum or articles of association (or analogous constitutive documents), (b) any law, rule or regulation applicable to any Seller or Exide Europe,
                          (c) any material contractual restriction contained in any agreement or instrument binding on or affecting any party comprising the Sellers, Exide Europe or the Exide Europe's assets, or (d) any order, writ, judgment, award, injunction or decree binding on or affecting any Seller or any of such Seller's assets or Exide Europe or Exide Europe's assets;


                 (2) do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of the Seller's or Exide Europe's assets or undertaking; and


                 (3) will not constitute a breach of, nor give rise to any actual or potential event of default under, any Debt of any member of the Exide Group, or under any document relating to such Debt.


         (E) Consents: No consent, authorisation, approval, notice or filing is required (or, if required, which has not been obtained on a timely basis) for the due execution, delivery or performance by each Seller of this Agreement or any other document to be delivered in connection with this Agreement or for the transactions contemplated by this Agreement or for the due execution, delivery or performance by Exide Europe of the Letter of Undertaking or any other document to be delivered in connection with the Letter of Undertaking or for the transactions contemplated by the Letter of Undertaking.

         (F) Obligations Binding: (1) This Agreement constitutes the legal, valid, binding and enforceable obligation of each Seller; and
                 (2) the Letter of Undertaking constitutes the legal, valid, binding and enforceable obligation of Exide Europe.


         (G) Accounts: The most recent audited annual accounts of each Seller and Exide Europe, copies of which have been furnished to the Operating Agent, present a true and fair view of the financial condition of such Seller and its consolidated Subsidiaries (if any) or Exide Europe, as applicable, as at that date and the results of the operations of such Seller and those subsidiaries, or Exide Europe, as applicable, for the period ended on that date, all in accordance with generally accepted accounting principles consistently applied.


         (H) No Material Adverse Change to any Seller: Since 31 March 1996, being the date of each of the Sellers' most recent audited annual accounts, there has been no change in the business or financial condition of any Seller which may materially adversely affect the ability of any Seller to perform its obligations under this Agreement.


         (I) No Material Adverse Change to Exide Group: Since 31 March 1996, being the date of the Exide Group's most recent audited consolidated annual accounts, there has been no change in the business or financial condition of the Group which is reasonably likely to materially adversely affect the ability of Exide Europe to perform its obligations under the Letter of Undertaking.


         (J) No Litigation: There are no actions, suits or proceedings current or pending, or to the knowledge of any Seller threatened, against or affecting any Seller or its Subsidiaries (if any) or any of its respective assets, or Exide Europe or Exide Europe's assets in any court, or before any arbitrator of any kind, or before or by any governmental body, which may materially adversely affect the financial condition of any Seller and its Subsidiaries taken as a whole or Exide Europe, or materially adversely affect the ability of any Seller to perform its obligations under this Agreement or the ability of Exide Europe to perform its obligations under the Letter of Undertaking.


         (K) No Default: No Seller nor any of its Affiliates, nor Exide Europe, is in default with respect to any order of any court, arbitrator or governmental body, excluding defaults with respect to orders of governmental agencies which are not material to the business or operations of any Seller or any of its Affiliates, or Exide Europe, and would not materially adversely affect the ability of such Seller to perform its obligations under this Agreement or the ability of Exide Europe to perform its obligations under the Letter of Undertaking.


         (L) No Adverse Claim: Each Receivable will, together with the Contract related thereto, at all times be owned by the relevant Seller free and clear of any Adverse Claim except as provided in this Agreement, and upon each Purchase the Buyer will acquire full title to and of each Purchased Receivable, the Collections and the Related Security then existing or thereafter arising free and clear of any Adverse Claim except as provided in this Agreement.


         (M) Performance of Contracts: All goods and services to which each Purchased Receivable relates have been delivered and performed, and all requirements of such Contract concerning the nature, amount, quality, condition or delivery of the goods or services, or upon which payment of the Purchased Receivable may be dependent, have been fulfilled in all material respects.


         (N) Information: None of the information and reports (including but not limited to each portfolio profile and each Summary Report) furnished or to be furnished (whether by way of computerised data or otherwise) by any Seller (in its individual capacity or as Collection Agent) or Exide Europe, to the Operating Agent or Exide Europe, as applicable, is inaccurate in any material respect (except as otherwise disclosed to the Operating Agent at the time of delivery) as of the date so furnished, or contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

         (O) Place of Business: The principal place of business and registered office of each Seller is as set forth in Part 1 of
                 Schedule 1 or at such other location(s) approved by the Operating Agent (such approval not to be unreasonably withheld or delayed).


         (P) Location of Books: The offices where each Seller keeps all its books, records and documents evidencing Receivables or the related Contracts are at the locations set forth in Schedule 1 or at such other location(s) approved by the Operating Agent (such approval not to be unreasonably withheld or delayed).


         (Q) Location of Bank Accounts: The bank accounts to which each Seller has directed the Account Debtors to remit payments for the Receivables are the Collection Accounts (or such other account(s) at such location(s) as may have been previously approved by the Operating Agent and in relation to each of which a Collection Account Bank Mandate has been (or will be as of the Effective Date) duly executed by any Seller (in its individual capacity and/or as Collection Agent) and the Operating Agent) and in respect of which the relevant bank has agreed, in relation to at least the Buyer Entitlement, not to exercise any right of set-off, net-off, combination or consolidation of accounts or counterclaim whatsoever.


         (R) No Winding-Up: No step has been taken or is intended by any Seller or, so far as it is aware, by any other Person for any Seller's winding-up, liquidation, dissolution, administration, merger or consolidation or for the appointment of an administrator of any Seller or all or any of its assets.


         (S) No Breach: There has been no breach by any Seller of any of its obligations under the Relevant Documents or by Exide Europe of any of its obligations under the Letter of Undertaking.


         (T) Eligibility: Each Receivable the subject of a Notice of Sale is an Eligible Receivable as at the time of Purchase.


         Each Seller further jointly and severally with the other Sellers represents and warrants that the representations and warranties in this Clause 8 shall be true and correct on and as of each Purchase Date as though made on each such date and by reference to the then-existing circumstances.


9.       AFFIRMATIVE COVENANTS OF THE SELLERS


         Until the later of the Termination Date and the Relevant Date, each Seller will jointly and severally with the other Sellers, unless the Operating Agent otherwise consents:


         (A) Compliance with Law: Comply in all material respects with all applicable laws, rules, regulations and orders binding on it, its business and assets and all Receivables and related Contracts, except where non-compliance would not have, and would not be reasonably likely to have, a material adverse effect on its ability to perform its obligations hereunder.


         (B) Maintain Existence: Preserve and maintain its corporate existence.


         (C) Access: Upon reasonable prior notice, permit the Operating Agent, or its agents or representatives, to visit the offices of such Seller during normal office hours and examine and make and take away copies of all books, records and documents relating to the Receivables and to discuss matters relating to the Receivables or any Seller's performance hereunder with any of the officers or employees of such Seller having knowledge of such matters and co-operate in the reconstruction of the Accounts Receivable Trial Balance pursuant to Clause 13(B).


         (D) Maintain Records: Maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records in the event of their destruction), and keep and maintain, all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the identification on each Purchase Date of each new Purchased Receivable and the daily identification of all Collections of and adjustments to each existing Purchased Receivable).


         (E) Perform Contracts: Timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts relating to the Purchased Receivables.


         (F) Priority: Ensure that at all times the claims against it under this Agreement rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency or other similar laws of general application.


         (G) Credit and Collection Policy: Comply in all material respects with its Credit and Collection Policy with respect to each Receivable purchased or to be offered for purchase pursuant to this Agreement and the related Contract.


         (H) Value Added Tax: Make all relevant value added tax or other applicable tax payments in respect of supplies of goods or services pursuant to a Contract or which otherwise relate to Purchased Receivables, and pay all value added tax (if any) payable in respect of any value added tax supply made, or input value added tax suffered, by the Buyer, the Operating Agent or any of the Operating Agent's Affiliates with respect to supplies of goods or services by any Seller pursuant to a Contract or which otherwise relates to Purchased Receivables.


         (I)     Collections: If any Seller is not acting as Collection Agent,
                 (1) give all reasonable assistance (including the provision of information) to any third party replacing such Seller as Collection Agent in accordance with the provisions of this Agreement, and (2) remit any Collections on Purchased Receivables to the Collection Agent on the Business Day of the receipt or deemed receipt thereof.

         (J) Bank Accounts: Pay or cause to be paid all Collections of Receivables directly into the bank account or accounts referred to in Clause 8(Q) or such other account(s) approved by the Operating Agent.


         (K) Audit Costs: Pay the reasonable fees and expenses for one audit by the Operating Agent in each financial year of each Seller plus the costs of one additional audit to be conducted within 4 months after the execution of this Agreement. Except for such additional audit, any further additional audit(s) that may be required by the Operating Agent during any such financial year shall be for the Operating Agent's own account.


         (L) Provision of Information to Exide Europe: The Sellers shall promptly provide Exide Europe with computerised information regarding the Purchased Receivables on the dates shown, and containing the information set forth in Schedule 8, and all such different or other information as the Operating Agent may reasonably determine from time to time to properly allow Exide Europe and/or the Operating Agent to identify all required information in respect of Account Debtors and Receivables.


 10.     NEGATIVE COVENANTS OF THE SELLERS


         Until the later of the Termination Date and the Relevant Date, each Seller jointly and severally with the other Sellers hereby undertakes that no Seller will, without the prior consent of the Operating Agent:


         (A) No Disposal of Receivables: Except as otherwise provided herein, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Receivable purchased or to be offered for purchase under this Agreement or the related Contract, or assign any right to receive income in respect thereof.


         (B) No Transfer of Business: Transfer all or substantially all of its assets and undertaking to any person including without the prior written consent of the Operating Agent, such consent not to be unreasonably withheld unless such transfer would have no adverse effect on the ability of any Seller to collect and sell Receivables as contemplated by this Agreement.


         (C) No Security Interest over Receivables: (a) create or permit to subsist any Security Interest on any of its Receivables, and
                 (b) any Seller creates or permits to subsist any Security Interest on any of its Receivables contrary to (a) above, such Seller shall procure that all the obligations of the Sellers under this Agreement shall automatically and immediately be secured upon the same assets, ranking at least pari passu with the other obligations secured on those assets.


         (D) No Amendment to Receivables: Extend, amend or otherwise modify the terms of any Purchased Receivable, or amend, modify or waive any term or condition of any Contract related thereto, or commence or settle any legal action to enforce collection of any Purchased Receivable.


         (E) No Change to Credit and Collection Policy: Make any change in the character of its business or in the Credit and Collection Policy, which change would or might, in either case, materially impair the collectability of any Receivable purchased or to be offered for purchase under this Agreement or the enforcement of any related Contract against the Account Debtor or the operation of this Agreement without the prior written consent of the Operating Agent.


         (F) Cross Indemnity: The Seller shall not amend or otherwise change the Deed of Cross-Indemnity dated as of the date hereof between Exide Europe and the Programme Sellers, except in respect of amendments or changes of a purely technical or immaterial nature which do not affect either: (i) the title of the Buyer to the Receivables assigned (or purported to be assigned) pursuant to Clause 4 or (ii) the effectiveness of the assignment (or purported assignment) pursuant to Clause 4.


 11.     REPORTING REQUIREMENTS OF THE SELLERS


         Until the later of the Termination Date and the Relevant Date, each Seller hereby jointly and severally with the other Sellers agrees that it will, unless the Operating Agent otherwise consents, furnish to the Operating Agent in the English language or translated into English accompanied by a certificate certifying that the translation is true and full.


         (A) Annual Accounts of Sellers: As soon as available and in any event within 180 days after the end of each of such Seller's financial years, a copy of such Seller's annual accounts and (if they are prepared) consolidated accounts in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding financial year.


         (B) Annual Accounts of Exide Europe: As soon as available and in any event within 180 days after the end of each of Exide Europe's financial years, a copy of Exide Europe's annual accounts, prepared (as appropriate) on a consolidated basis in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding financial year.


         (C) Other Financial Information: Upon request of the Operating Agent, such financial information, accounts and records with respect to such Seller or Exide Europe which are relevant to the Programme, as the Operating Agent may from time to time reasonably request.


         (D) Defaults and other Events: Forthwith on becoming aware of any of the events described in (1), (2), (3) or (4) below or any event which, with the giving of notice or lapse of time or both, would constitute one of such events, the statement of the chief financial officer or chief accounting officer of a Seller setting out details of that event and the action which such Seller proposes to take with respect to that event:


                 (1) any Seller fails to pay any principal of or premium or interest on any Debt, in excess (in the aggregate) of the DM Equivalent of $5,000,000 when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, or any other default under any agreement or instrument relating to any Debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate or to permit the acceleration of the maturity of such Debt, or any such Debt shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof, or any present or future mortgage, charge or other security interest on or over any assets of any Seller becomes enforceable;


                 (2) a resolution is passed or a petition is presented or an order made for the winding up, liquidation, dissolution, merger or consolidation of any Seller (except for the purposes of a bona fide reconstruction or amalgamation with the consent of the Operating Agent), or a petition is presented or an order made for the appointment of an administrator in relation to any Seller or an administrative receiver is appointed over any part of the assets or undertaking of any Seller or any event analogous, to any of the foregoing occurs (except, in the case where a petition is presented (i) the proceeding is frivolous or vexatious and (ii) any Originator is solvent and is contesting the proceeding in good faith); or

                 (3)     a Collection Account Event occurs; or


                 (4)     an Early Amortisation Event occurs.


         (E) Debt Service Cover Ratio: Within 45 days after the end of every Accounting Quarter (as that term is defined under the Syndicated Facility), a report showing the current Debt Service Cover Ratio of Exide Europe.


         (F) Summary Report: Promptly, from time to time, such other information, documents, records or reports respecting the Receivables or the condition or operations, financial or otherwise, of any Seller or any of its Affiliates, as the Operating Agent may from time to time reasonably request in order to protect the interests of the Buyer or the Operating Agent, including, prior to 10.00 a.m., London time on each Summary Report Date, a Summary Report (with, among other things, the information necessary to determine the Default Ratio).


         (G) Account Debtors: Within two calendar weeks after the end of each calendar month (or such more frequent time as the Operating Agent may request in writing), each Seller shall deliver to the Operating Agent a current list of all Account Debtors in respect of Purchased Receivables and the addresses of such Account Debtors.


The obligations of the Sellers to deliver reports or similar information to the Buyer pursuant to this Agreement may be delegated by the Sellers to Exide Europe, and the performance by Exide Europe of such obligations hereunder shall be deemed to be the performance by the Sellers of such obligations; provided however, that the Sellers shall remain jointly and severally liable for any non-performance of such obligations.


 12.     COLLECTION AGENTS, COLLECTIONS AND BUYER ACCOUNTS


 (A) Designation of Collection Agents: The servicing, administering and collection of the Receivables shall be conducted by such Persons (each "Collection Agent" and together the "Collection Agents") so designated from time to time pursuant to this Clause 12(A). Until the Operating Agent gives notice to a Seller of a designation of a new Collection Agent, each Seller in respect of such Seller's Receivables, is designated as, and agrees to perform the duties and obligations of, such Collection Agent pursuant to the terms of this Agreement in relation to the Purchased Receivables originating from its business. The Operating Agent may at any time after the occurrence of an Early Amortisation Event or a Collection Account Event designate as Collection Agent any Person (including itself) to succeed such Seller or any successor Collection Agent, on the condition in each case that any such Person agrees to perform the duties and obligations of such Collection Agent pursuant to the terms of this Agreement. Such Collection Agent may, with the prior consent of the Operating Agent, subcontract with any other Person for servicing, administering or collecting the Receivables; provided, however, that such Collection Agent will remain liable for the performance of the duties and obligations of such Collection Agent under this Agreement.


 (B) Duties of Collection Agents: Each Collection Agent hereby agrees with the Buyer and the Operating Agent that it:


         (1) will take or cause to be taken and is, until further notice from the Operating Agent, allowed and empowered to take all such actions as may be necessary or advisable to collect each Purchased Receivable, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy and the instructions of the Operating Agent. Each of the Sellers and the Buyer hereby appoints the respective Collection Agents as its agents to enforce its respective rights and interests in and under the Purchased Receivables, the Related Security and the Contracts in particular, to:


                 (a) endeavour at its own expense to recover amounts due from the Account Debtor in accordance with the Credit and Collection Policy and in particular (but without prejudice to the generality of the foregoing) exercise all enforcement measures concerning amounts due from the Account Debtor. For this purpose such Collection Agent is hereby authorised to sue the Account Debtor in any court in the Federal Republic of Germany or in any other competent jurisdiction in the Collection Agent's own name and for the benefit of the Buyer
                         ("Gewillkurte Prozessstandschaft"), the Purchaser being obliged where necessary to assist such Collection Agent in exercising all rights and remedies under and in connection with the relevant Purchased Receivables and for these purposes the Collection Agent is released from the restrictions set forth in Section 181 of the German Civil Code;


                 (b) keep Records, books of account and documents in relation to the Purchased Receivables separate from all other records, books of account and documents relating to other Receivables or any receivables made or serviced by the Collection Agent otherwise;


                 (c) keep records for all taxation purposes, including for the purposes of value added tax;

            (d) hold all Records relating to the Purchased Receivables in its possession in trust for, and to the order of, the Buyer;


            (e) assist the Buyer in discharging any Related Security in respect of any Purchased Receivables which have been repaid; and


            (f) assist the Buyer's auditors and provide information to them upon request,


            and each Collection Agent hereby accepts such appointment.


      (2) will deposit in the relevant Collection Account for the order of the Buyer all Collections of Purchased Receivables in accordance with this Agreement and may, unless and until instructed otherwise by the Operating Agent following the occurrence of an Early Amortisation Event or a Collection Account Event, deposit in the Collection Account monies other than Collections. Following the occurrence of a Collection Account Event, or an Early Amortisation Event, such Collection Agent shall segregate all cash, cheques and other instruments received by it from time to time constituting Collections of Purchased Receivables as the Operating Agent may direct and deposit in a bank account designated by the Operating Agent all such cash, cheques and other instruments (together with the Buyer's Entitlement to the Collection Accounts) as soon as practicable and in any event on the first Local Business Day following receipt by such Collection Agent of such Collections and will give such payment instructions and take such other steps (whether or not contemplated by the relevant Collection Account Bank Mandate) as the Operating Agent may require;


      (3) confirms that, in accordance with the relevant Collection Account Bank Mandate, the relevant Collection Account Bank has been instructed to make available to such Collection Agent information showing amounts received on each Local Business Day and standing to the credit of such Collection Account as at the close of business on that day;


      (4) upon receipt of the information referred to in (3) above such Collection Agent shall, on behalf of the Buyer and the relevant Seller, make all such determinations and calculations as are necessary in order to determine, in respect of amounts standing to the credit of the relevant Collection Account on each Local Business Day (including each Settlement Date), the Buyer Entitlement and the Seller Entitlement respectively, and shall direct the relevant Collection Account Bank, prior to 12:00 noon on each Settlement Date, to transfer to the relevant Buyer Account the Buyer Entitlement;

      (5) other than the transfers referred to in paragraphs (3) above and (C) below such Collection Agent shall not, without the prior written consent of the Operating Agent, withdraw funds from any of its Collection Accounts or direct any Collection Account Bank to make any transfers from any of its Collection Accounts, except for withdrawals or transfers of cleared funds standing to the credit of such Collection Account in accordance with the relevant Collection Account Bank Mandates and which represent the Seller Entitlement and provided that any such withdrawal or transfer would not cause any such Collection Account to become overdrawn;


      (6) may not extend, amend, modify or waive the terms of any Purchased Receivable or amend, modify or waive any term or condition of any Contract related thereto where such extension, amendment, modification or waiver would prejudicially affect such Purchased Receivable, unless the Operating Agent shall have otherwise consented in writing. Each Seller shall deliver to the relevant Collection Agent (if other than such Seller) all documents, instruments and records which evidence or relate to the Purchased Receivables which the Operating Agent may reasonably request;


      (7) if other than a Seller, will provide to such Seller all such information as such Seller may require for purposes of the Summary Report and will as soon as practicable following receipt pay to or to the order of such Seller the Collections of any Receivable which is not a Purchased Receivable;


      (8) if other than a Seller, will as soon as practicable upon demand make available or (if so demanded) deliver to such Seller all documents, instruments and records in its possession which evidence or relate to Receivables of such Seller other than Purchased Receivables, and copies of documents, instruments and records in its possession which evidence or relate to Purchased Receivables which the Operating Agent may reasonably request; and


      (9) if the Operating Agent or its designee, and notwithstanding anything to the contrary contained in this Agreement, shall have no obligation to collect, enforce or take any other action described in this Agreement with respect to any Receivable that is not a Purchased Receivable other than to turn over, make available or deliver to the relevant Seller the Collections and documents with respect to any such Receivable as described in (4) and (5) above.

(C) Advance Payments: A Collection Agent may, from time to time on any Local Business Day prior to the Termination Date unless and until the Operating Agent directs otherwise in the event that there is an Early Amortisation Event or a Collection Account Event, withdraw any amount or amounts standing to the credit of the Buyer Accounts. Any amount so withdrawn (an "Advance Payment") which amount is required to be paid by the respective Collection Agent to the Buyer on the Settlement Date if it had not been so withdrawn shall be set off pro tanto in accordance with Clauses 4(C) and 5(B)(1) against the Buyer's obligation to pay any Purchase Price payable on the next following Purchase Date and, to the extent the amount of the Advance Payment exceeds the amount of the Purchase Price, be refunded by such Collection Agent in full by the transfer of cleared funds to the Buyer's account pursuant to Clause 7(C)(2) not later than 12:00 noon on the next following Settlement Date; provided always that any Advance Payment shall be refunded by such Collection Agent by the transfer of cleared funds to the Buyer immediately upon the demand of the Operating Agent in the event that there is an Early Amortisation Event or a Collection Account Event. A Collection Agent shall not be obliged to pay interest on any Advance Payment unless and to the extent that it is not refunded as required under this Clause. Any overdue amounts shall bear default interest in accordance with Clause 6(D).


(D) Failure to Report: If there is a failure at any time by the Collection Agent to report and quantify the amount of Collections received or the amounts of any Advance Payments and/or the funds standing to the credit of any Buyer Account in respect of any Settlement Period such that the amounts due by any Seller and the Buyer pursuant to Clauses 4(B) and (C) cannot be accurately determined (in the Operating Agent's reasonable opinion), there will fall due from the Sellers (on a joint and several basis) to the Buyer on the Settlement Date at the end of such Settlement Period (on account of repayment of Advance Payments) an amount equal to the anticipated Collections in respect of such Settlement Period as determined by the Operating Agent, acting reasonably. For the purposes of this Clause 12(D), it shall be considered reasonable for the Operating Agent to anticipate that all Collections due during such Settlement Period were received by the Collection Agent during such Settlement Period. The Buyer shall deposit such amount into the Temporary Adjustment Account. Upon the Operating Agent becoming satisfied that a proper assessment of the amounts due by way of repayment of Advance Payments has been made, there shall be an adjustment in accordance with such assessment, by way of repayment from the Buyer or by way of further payment by the Sellers, as required, and such adjusted sum shall be treated for all purposes under this Agreement as the Collections received during such Settlement Period. Provided that such failure by the Collection Agent does not last longer than two consecutive Settlement Periods and the provisions of this Clause 12(D) are complied with, such failure shall not by itself constitute an Early Amortisation Event.

13.   PROTECTION OF THE BUYER'S RIGHTS


(A) Notice of Sale: At any time after the occurrence of an Early Amortisation Event, the Operating Agent may (and each Seller following the Operating Agent's request shall) notify the Account Debtors, or any of them, of Purchased Receivables of the Buyer's ownership of the Purchased Receivables and the Collections of the Purchased Receivables and direct (or cause such Seller to direct) all the Account Debtors of Purchased Receivables, or any of them, that payment of all amounts payable under any such Purchased Receivable be made directly to the Operating Agent or its designee.


(B) Reconstruction of Accounts Receivable Trial Balance: If at any time any Seller does not (i) generate an Accounts Receivable Trial Balance in relation to any Purchase Date (whether or not it is obliged to do so) or
      (ii) provide the information to Exide Europe enumerated in Clause 9(L), the Operating Agent will have the right to reconstruct that Accounts Receivable Trial Balance or such information so that a determination of the Purchased Receivables can be made, and such reconstruction will be conclusive (in the absence of manifest error) for the purposes of determining Purchased Receivables.


(C) Operating Agent's Right to Perform: If any Originator fails to perform any of its agreements or obligations under this Agreement, the Operating Agent may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation at the cost of the Originators.


(D)   Power of Attorney: Without prejudice to the provisions of Clauses 13(A) to
      (C), each Originator irrevocably constitutes and appoints the Operating Agent, with full power of substitution, as its true and lawful attorney and agent, with full power and authority in its name or otherwise, and in its place and stead, and for its use and benefit at any time after the occurrence of an Early Amortisation Event to take such action as the Operating Agent may deem necessary or desirable in order to protect the interests of the Buyer, Eureka and/or the Operating Agent and/or the Liquidity Banks and/or to perfect title to any of the Purchased Receivables, or Related Security, including the redirection of mail and the endorsement of drafts, cheques and other payment media, to perform any agreement or obligation of such Originator under or in connection with this Agreement and/or under the Collection Account Bank Mandate(s), and to exercise all other remedies of such Originator under this Agreement or existing at law. In furtherance of the power herein granted, the Originator will assist and co-operate with the Operating Agent and provide such facilities as the Operating Agent may request. The power of attorney hereby granted is given by way of security, is coupled with an interest, and is irrevocable and will extend to and be binding upon the successors and assigns of such Originator. The Operating Agent is hereby released from the restrictions under Section 181 of the German Civil Code.


14.   RESPONSIBILITIES OF THE SELLERS


      Notwithstanding anything herein to the contrary, each Seller jointly and severally with the other Sellers hereby agrees with the Buyer and the Operating Agent that:


      (A) Perform Contracts: Each Seller will perform all its obligations under the Contracts related to the Purchased Receivables to the same extent as if such Purchased Receivables had not been sold pursuant to this Agreement and the exercise by either the Operating Agent or the Buyer of its rights hereunder will not relieve such Seller from such obligations.


      (B) Exoneration of Buyer and Operating Agent: None of the Buyer, Eureka nor the Operating Agent will have any obligation or liability with respect to any Purchased Receivables or related Contracts, nor will the Buyer, Eureka or the Operating Agent be obliged to perform any of the obligations of any Seller thereunder.


      (C) Trust (Treuhandschaft): Until the Operating Agent requests otherwise, each Seller will hold in trust (als Treuhander) for the sole benefit, and to the order of the Buyer the Contracts, Records and other documentary items relating to the uncollected Purchased Receivables at its address specified in this Agreement. To the extent that the Contracts, Records or other documentary items also relate to Receivables that are not Purchased Receivables, such Seller will hold them in trust and to the order of both the Buyer and such Seller to the extent of the respective rights of the Buyer and such Seller therein unless possession thereof is required by the Buyer to enforce its ownership rights. Each Seller will deliver such Purchased Receivables, Contracts, Records and documents to the Operating Agent (or as it may direct), if so directed by the Operating Agent following an Early Amortisation Event, and the Operating Agent will make them available to such Seller to the extent that they contain material or information that does not relate to Purchased Receivables and to the extent that the Buyer's interests are not thereby compromised.


      (D) Marking: Each Seller will mark clearly and unambiguously its ordinary business records, including without limitation its master data processing records, relating to the Purchased Receivables with a legend acceptable to the Operating Agent indicating that such Purchased Receivables are owned by the Buyer. Each Seller agrees that from time to time it will promptly execute and deliver all instruments and documents, and take all further action that the Operating Agent may reasonably request in order to perfect (except in so far as perfection may entail notifying the Account Debtors of the Buyer's ownership of the Purchased Receivables and the Collections of the Purchased Receivables, which shall only be undertaken in accordance with Clause 13(A) after an Early Amortisation Event), protect or more fully evidence the Buyer's ownership interest in the Purchased Receivables, the Collections and the Related Security and pending such time will keep an up to date record of all Purchased Receivables.


      (E) Third Party Collection Agent: At any time following the designation of a Collection Agent other than a Seller:


            (1) Each Seller will, at the Operating Agent's request, (a) assemble all Contracts and Related Security relating to the Purchased Receivables, or which are otherwise necessary or desirable to collect such Purchased Receivables, and will make the same available to the Operating Agent at a place selected by the Operating Agent or its designee or (if so requested) deliver the same to the Operating Agent (or as it may direct), and (b) segregate all cash, cheques and other instruments received by it from time to time constituting Collections of Purchased Receivables in a manner acceptable to the Operating Agent and will, promptly upon receipt, remit all such cash, cheques and instruments, duly endorsed or with duly executed instruments of transfer, to the Operating Agent or its designee.


            (2) Each Seller authorises the Operating Agent to take any and all steps in such Seller's name and on behalf of such Seller necessary or desirable, in the determination of the Operating Agent, to collect all amounts due under any and all Purchased Receivables, including, without limitation, endorsing such Seller's name on cheques and other instruments representing Collections and enforcing such Purchased Receivables and the related Contracts.


      (F) Value Added Tax: For the purpose of ensuring recoupment of any value added tax forming part of a Purchased Receivable:


            (1) all or part of which remains unpaid after the statutory period for purposes of claiming bad debt relief has elapsed; or

            (2) (without prejudice to Clause 5(D)) which or the Outstanding Balance of which is, or would be, reduced, adjusted or cancelled by any Seller and/or any other Person whether as a result of the matters in Clause 5(D) or for any other reason;


            such Seller will use its reasonable endeavours to recover such value added tax (or the appropriate part thereof) from the appropriate tax authorities, as agent and trustee of the Buyer, and promptly remit it to the Buyer and, until so remitted, will hold in trust for the Buyer any dividend received or value added tax recovered by such Seller in respect thereof (and any such dividend or recovery will be and be treated as a Collection). Such Seller will make such accounting write-offs and transfers and raise such credit notes as may be necessary or desirable for this purpose, and take all such other steps as may be reasonably requested by the Operating Agent. In particular, each Seller will, at the request of the Operating Agent, accept a re-assignment of any such Purchased Receivable (for a nil consideration) solely for the purpose of facilitating recoupment of such value added tax.


      15.   AGENCY AND INDEMNITIES


      (A) Agency: In acting under this Agreement the Operating Agent shall have only such duties, obligations and responsibilities as are expressly set out in this Agreement (and such other duties, obligations and responsibilities as are reasonably incidental) and acts solely as agent of Eureka. However, without prejudice to the generality of the foregoing, only the Operating Agent shall be entitled to receive and retain fees and other amounts (including indemnification under this Clause 15) payable to the Operating Agent for its own account.


      (B) Indemnities by the Sellers: Each Seller jointly and severally with the other Sellers agrees to indemnify the Buyer, the Operating Agent and their respective Affiliates and the Collection Agent from and against any and all damages, losses, claims, liabilities and related reasonable costs and expenses, including attorneys' fees and disbursements together with VAT thereon (all of the foregoing being collectively referred to as "Indemnified Amounts") awarded against or incurred by any of them arising out of or relating to this Agreement or the ownership of Purchased Receivables, excluding, however, (a) such amounts resulting from gross negligence or wilful misconduct on the part of the Person who would otherwise be entitled to claim such indemnification or (b) recourse (except as otherwise specifically provided in this Agreement) for uncollectible Purchased Receivables or for losses arising out of late Collections. Without limiting the foregoing, Indemnified Amounts include amounts relating to or resulting from:

      (1) reliance on any representation or warranty made or deemed made by any Seller under or in connection with this Agreement, or any other information or report delivered by any Seller or the Collection Agent pursuant to this Agreement, which shall have been false or incorrect in any material respect when made or deemed made or delivered (to the extent that such amounts have not already been recovered by the applicable indemnified party pursuant to Clause 5(D));


      (2) the failure by any Seller to comply with any term, provision or covenant contained in this Agreement or with any applicable law, rule or regulation with respect to any Receivable, the related Contract or the Related Security, or the noncomformity of any Receivable or the related Contract or the Related Security with any such applicable law, rule or regulation;


      (3) the failure to vest and maintain vested in the Buyer ownership of each Purchased Receivable, free and clear of any Adverse Claim whether existing at the time of the Purchase of such Receivable or at any time thereafter, excluding any such Adverse Claim created by the Buyer;


      (4) any dispute, claim, offset or defence (other than discharge in bankruptcy or winding up by reason of insolvency or analogous event of the Account Debtor) of the Account Debtor to the payment of any Receivable which is, or is purported to be, a Purchased Receivable (including, without limitation, a defence based on such Receivable or the related Contract nor being a legal, valid, binding and enforceable obligation of such Account Debtor), or any other claim resulting from the sale of the goods or services related to such Receivable or the furnishing or failure to furnish such goods or services;


      (5) any failure of any Seller, as Collection Agent or otherwise, to perform its duties or obligations in accordance with the provisions of this Agreement;


      (6) the Buyer, at the request or with the approval of any Seller, contracting for or arranging foreign exchange transactions and/or funding in connection with any anticipated Purchase and such Purchase does not in fact take place as a result of any Seller not delivering a Notice of Sale, the operation of Clause 3(B) or any other provision of this Agreement, or a sale of Receivables not being effected in relation to a Notice of Sale by reason of any event described in Clause 11(D)(l), (2), (3) and (4) or any breach by any Seller (in whatever capacity) of any of its obligations under or in connection with this Agreement;

      (7) any products liability claim, or personal injury or property damage claim, or other similar or related claim or action of whatever sort arising out of or in connection with goods, merchandise or services which are the subject of any Receivable or Contract; and


      (8) the transfer of an ownership interest in any Receivable other than an Eligible Receivable (to the extent that such amounts have not already been recovered by the applicable indemnified party pursuant to Clause 5(D)).


      The Operating Agent will provide any Seller with a certificate or certificates showing in reasonable detail the basis for the calculation of Indemnified Amounts claimed under this Clause 15(B) provided, for the avoidance of doubt, that the provision of such certificate or certificates shall not be a condition for the making of any claim under this Clause 15(B).


(C) Increased Costs: If the Operating Agent determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) coming into force after the Effective Date affects or would affect the amount of capital required or expected to be maintained by the Buyer, the Operating Agent, Citibank or any Person controlling the Buyer, the Operating Agent or Citibank, and the Operating Agent determines that the amount of such capital is increased by or based upon the existence of the Buyer's agreement, in its discretion, to make or maintain purchases under or pursuant to this Agreement and other similar agreements or facilities (or any agreement entered into in accordance with Clause 19(C)), or if the Operating Agent reasonably determines that any amount is to be paid for liquidity agreements by the Buyer on account of capital required or expected to be maintained by the provider thereof, then, upon written demand by the Operating Agent, each Seller shall immediately pay to the Operating Agent for the account of the Buyer or Citibank or, as the case may be, for its own account from to time, additional amounts as specified by the Operating Agent, sufficient to compensate, in light of such circumstances, to the extent that the Operating Agent reasonably determines such increase in capital or, as the case may be, such amount to be allocable to the existence of the Buyer's agreement as referred to above. A certificate as to such amount submitted to any Seller by the Operating Agent shall, in the absence of manifest error, be conclusive and binding for all purposes.


(D) Increased Costs in Respect of Taxation: If the Operating Agent determines that as a result of any change in or in the interpretation of or of the introduction of any law, regulation or regulatory requirement relating to taxation coming into force after the Effective Date, or as a result of any act or omission of any Seller, any of the Buyer, the Operating Agent, Citibank or any Person controlling the Buyer, Citibank or the Operating Agent, incurs or will incur


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

      an increased cost in respect of purchases or agreements to purchase made under or pursuant to this Agreement (or any agreement entered into pursuant to Clause 19(C)) other than an increased cost arising solely as a result of a change in the rate of taxation on the overall net income of the relevant indemnified party, each Seller shall immediately pay to the Operating Agent for the account of the Buyer or Citibank or, as the case may be, for its own account from rime to time, additional amounts as specified by the Operating Agent, equal to such cost. A certificate as to such amount submitted to any Seller by the Operating Agent shall, in the absence of manifest error, be conclusive and binding for all purposes.


(E) Judgment Currency: Each reference in this Agreement to a specific currency is of the essence. The obligation of each of the Sellers in respect of any sum due from it to the Operating Agent or the Buyer and of the Collection Agent to the Buyer under this Agreement will, notwithstanding any judgment in any other currency, or any bankruptcy or winding up by reason of insolvency or analogous event of such Seller, be discharged only to the extent that on the Local Business Day following receipt by the Operating Agent or the Buyer of any sum adjudged or determined to be so due in such other currency, the Operating Agent could in accordance with normal banking procedures purchase the currency specified in this Agreement with such other currency. If the amount of currency so purchased is less than the amount of the specified currency originally due to the Operating Agent or the Buyer, each Seller jointly and severally with the other Seller agrees, as a separate obligation and notwithstanding any such judgment, bankruptcy, winding up or analogous event, to indemnify the Operating Agent and the Buyer against such loss.

 (F) Payment: Any amounts subject to the indemnification provisions of Clause 15(B), (C), (D) or (E) shall be paid by each Seller to the Operating Agent within two Programme Business Days following the Operating Agent's demand therefor.


 (G) After Tax Amount: In the event that any taxing authority seeks to charge to tax any sum paid to the Buyer or the Operating Agent or any of their respective Affiliates as a result of the indemnities or other obligations contained herein, then the amount so payable shall be grossed up by such amount as will ensure that after payment of the tax so charged there shall be left a sum equal to the amount that would otherwise be payable under such indemnity or obligation. Clause 7(D) applies mutatis matandis.


 16.  AMENDMENTS, ETC.


 (A) Amendments and Waivers: No amendment of any provision of this Agreement including this Clause 16(A) nor consent to any departure by any Seller therefrom shall in any event be



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

      effective unless the same shall be in writing and signed by the Sellers, the Buyer and the Operating Agent.


 (B) Entire Agreement: This Agreement contains a final and complete integration of all prior expressions by the parties with respect to the subject matter of this Agreement and constitutes the entire agreement among the parties with respect to the subject matter of this Agreement, superseding all prior oral or written understandings.


 17.  NOTICES


      All notices and other communications provided for under this Agreement shall, unless otherwise stated in this Agreement, be in writing in the English language (including telex and fax communication) and mailed (first class, postage paid) or delivered to each party at its address set out under its name on the execution pages of this Agreement or at such other telex or fax number or address as may be designated by such party in a written notice to the other parties. All such notices and communications will be effective, (wiederlegbare Vermutung) (i) in the case of written notice, five days after being deposited in the post, or (ii) in the case of notice by telex, when telexed against receipt of answer back, or (iii) in the case of notice by fax, at the time of transmission unless served on a day which is not Local Business Day or after 5.00 pm at the place in which the recipient is located, in which case it will be effective at 9.00 am at the place in which the recipient is located on the following Local Business Day. In each case notice must be addressed as aforesaid.


 18.  NO WAIVER: REMEDIES


 (A) No Waiver: No failure on the part of the Buyer, any Seller or the Operating Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The remedies in this Agreement are cumulative and not exclusive of any remedies provided by law.


 (B) Set Off: Without limiting the provisions of Clause 18(A) the Buyer and the Operating Agent are hereby authorised by each of the Sellers at any time after any Seller is in default of its obligations under this Agreement or an Early Amortisation Event has occurred, and to set off and apply, and/or to instruct Citibank or any of Citibank's Affiliates to set off and apply, any and all deposits at any time held and other indebtedness at any time owing (whether general or special, time or demand, provisional or final and in whatever currency) by the Buyer, the Operating Agent, Citibank or, as the case may be, any such Affiliate to or for the credit or the account of such Seller against any and all of the obligations of such Seller (as such, as

      Collection Agent, or otherwise), now or hereafter existing under this Agreement, to the Buyer or the Operating Agent or their respective successors and assigns or, as the case may be, now or hereafter due or owing on any account to Citibank or any of Citibank's Affiliates (and for this purpose to convert one currency into another).


 19.  BINDING EFFECT: ASSIGNABILITY


 (A) Successors and Assigns: This Agreement is binding upon and enures to the benefit of (1) each Seller and its successors and permitted assignees in accordance with Clause 19(B); (2) the Buyer and also in relation to the benefit, but not the burden of this Agreement, each Person to whom the Buyer has for the time being in accordance with Clause 19(C) (2) or (3) granted or assigned (or agreed to grant or assign) all or part of any Purchased Receivable (or any participation or interest, whether proprietary or contractual, in or in respect of all or part of any Purchased Receivable) and/or all or any of its rights, benefits and interest in or under this Agreement and their respective successors and assignees; and (3) Citibank and its successors as Operating Agent (and the terms "Seller", "Buyer" and "Operating Agent" shall be construed accordingly).


 (B) The Seller: No Seller may assign any of its rights, benefits or interest in or under this Agreement except with the prior consent of the Operating Agent.

 (C) The Buyer: The Buyer may grant or assign all or part of any Purchased Receivable (or any participation or interest, whether proprietary or contractual, in or in respect of all of any part of any Purchased Receivable) and/or all or any of its rights, benefits and interest in or under this Agreement (1) as provided in this Agreement, (2) to Eureka or any Affiliate of Eureka or any vehicle managed by Eureka or an Affiliate of Eureka (3) to Citibank or any Affiliate of Citibank or any vehicle managed by Citibank or an Affiliate of Citibank, or (4) (after first offering to make such grant or assignment on substantially similar terms to each Seller, and such Seller nor accepting such offer within 10 Programme Business Days of the date of the offer) to any other Person which engages in the business of purchasing or accepting grants or assignments of, or making loans in respect of, accounts receivable or other debts or intangibles or participations or interests, whether proprietary or contractual, therein or in respect thereof, and has entered into an agreement with the Buyer. Any such grant or assignment as referred to in (2), (3) and (4) above shall be upon such terms and conditions as the parties thereto may mutually agree. Upon the assignment of all or part of any Purchased Receivable, rights, benefits and/or interests from an assignor as described above, the respective assignee receiving such assignment shall have all the rights of such assignor hereunder with respect to such Purchased Receivable (or part thereof), rights, benefits and/or interests. An assignor of any Purchased Receivable (or part thereof), rights, benefits and/or interests under this Agreement will provide notice to such Seller of any such assignment, unless notice is waived by such Seller.


 (D) Additional Sellers: The Operating Agent may, in its sole and absolute discretion, at the request of Exide Europe, admit any or all of DETA Akkumulatorenwerk GmbH, MAREG Accumulatoren GmbH, FRIWO SILBERKRAFT GmbH and/or CEAG Dominit GmbH as a Seller under this Agreement (for the purposes of this Clause 19(D), such party or parties shall be referred to as the "Additional Seller"). In addition to the discretion of the Operating Agent, the admission of the Additional Seller shall also be subject to the following conditions precedent:


      (1) the Operating Agent receives the documents and information specified in Schedule 5 in respect of the Additional Seller, each in form and substance satisfactory to the Operating Agent;


      (2) the Additional Seller, the Sellers and the Buyer have delivered to the Operating Agent a duly completed and executed Admission of Additional Seller in the from attached as Schedule 2 (together with confirmation of due execution and delivery, in form and substance satisfactory to the Operating Agent) and the Operating Agent has indicated its consent by execution of the Admission of Additional Seller; and


      (3) Exide Europe shall have confirmed in writing to the Operating Agent that the Letter of Undertaking shall apply, on the terms stated therein, to all of the obligations of the Additional Seller under the Programme, upon which time the Additional Seller shall be deemed to be a party to this Agreement from and after the next Settlement Date subsequent to the execution of the Admission of Additional Seller by the Operating Agent, and the Additional Seller shall be under the same obligations towards each of the other parties to this Agreement as if it had been an original party hereto as a "Seller" and as "Originator".


  20. TERMINATION


      This Agreement will create and constitute the continuing obligations of the parties in accordance with its terms, and will remain in full force and effect until such time, after the Termination Date, as all Capital of all Groups of Receivables has been reduced to zero and all Yield, Programme Costs and other fees due under this Agreement or the Fee Letter have been paid; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made by any Seller in or pursuant to this Agreement, the provisions of Clause 21 and the indemnification and payment provisions of this Agreement will be continuing and will survive any termination of this Agreement. The Operating Agent will notify the Rating Agencies promptly upon the occurrence of:


      (A)   the Termination Date; and/or


      (B)   any material amendment to this Agreement.


 21.  NO PROCEEDINGS


 (A) Buyer: Each of the Sellers and the Operating Agent each hereby agree that they will nor institute against the Buyer any bankruptcy, insolvency or similar proceeding so long as any commercial paper issued by Eureka or any of its Affiliates is outstanding or one year plus one day has not elapsed since the last day on which any such commercial paper was outstanding.


 (B) Eureka: Each of the Sellers, the Buyer and the Operating Agent each hereby agree that it will not institute against Eureka or any of its Affiliates any bankruptcy, insolvency or similar proceeding so long as any commercial paper issued by Eureka or any of its Affiliates is outstanding or one year plus one day has not elapsed since the last day on which any such commercial paper was outstanding.


 22.  RESTRUCTURING


      (A) The parties to this Agreement agree that if, by reason of any change in the insolvency law in the Federal Republic of Germany as a result of the coming into force of the new Insolvency Code (Insolvenzordnung) or in its interpretation or administration, Citibank or Eureka so requests, the parties will consider in good faith a restructuring of this Agreement, the other Relevant Documents, the RPA and/or the PPA and the transactions contemplated herein and/or therein Provided that any such restructuring shall be upon such terms and conditions as are acceptable to Citibank, the Operating Agent and Eureka and Provided further that the Sellers and the Collection Agents shall jointly and severally indemnify Citibank, the Operating Agent and Eureka from and against all losses, costs and expenses (including legal fees) incurred by any of them in connection with such restructuring together with VAT thereon irrespective of whether or not such restructuring is completed.


      (B) It is hereby agreed by the parties to this Agreement that the provisions herein expressed to be for the benefit of Citibank and/or Eureka are intended to, and create rights in favour of Citibank and/or Eureka as third parties, directly enforceable by each of them in accordance with the provisions hereof or under law (Verirag zugunsten Dritter).


 23.  RELEASE OF EXCESS RELATED SECURITY


      The Buyer agrees on demand of the relevant grantor of Related Security or other security (if any) to discharge such Related Security or other security (if any) or parts thereof granted to it in relation to the Purchased Receivables or otherwise in so far as the claim secured by such Related Security or other security (if any) should be exceeded otherwise than temporarily by 20% of the realisable value of such Related Security or other security (if any). In the case of a claim for money being granted as security, its realisation value shall be deemed to be 90% of its nominal outstanding amount.


 24.  EXECUTION IN COUNTERPARTS: SEVERABILITY


 (A) Counterparts: This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.


 (B) Severability: If any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations under this Agreement, or of such provision or obligation in any other jurisdiction, shall not be affected or impaired thereby. The illegal, invalid or unenforceable provision shall be replaced by the parties by a provision coming as close as legally possible to the commercial interests of the parties.


 25.  CONFIDENTIALITY


      Unless otherwise required by applicable law or regulation, or as requested by any regulator or tribunal with competent jurisdiction over, or over any business of, the relevant party, each of the parties agrees to maintain the confidentiality of this Agreement in its communications with third parties save its advisers, provided such advisers are legally bound to keep confidential the information obtained during the course of their profession and otherwise.


 26.  GOVERNING LAW AND JURISDICTION


 (A) Governing Law: This Agreement shall be governed by, and construed in accordance with, the laws of the Federal Republic of Germany.

 (B) Consent to Jurisdiction: The parties hereto hereby irrevocably and for the benefit of each other submit to the jurisdiction of the Landgericht of Frankfurt am Main in any action or proceeding arising out of or relating to this Agreement, and hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such courts. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defence of an inconvenient forum to the maintenance of such action or proceeding. Each Seller agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing shall affect the right to serve process in any manner permitted by law.


IN WITNESS WHEREOF, this Agreement has been duly executed and delivered on the day first above written.